Exhibit 10.1

EXECUTION VERSION

CUSIP Numbers:

Deal: 14745GAV7

Revolver: 14745GAW5

Term Loan: 14745GAX3

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 27, 2024,

among

CASELLA WASTE SYSTEMS, INC.,

and its Subsidiaries

(other than Excluded Subsidiaries and the Non-Borrower Subsidiaries),

as the Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and L/C Issuer,

and

The Other Lenders Party Hereto,

CAPITAL ONE, NATIONAL ASSOCIATION,

COBANK, ACB,

THE HUNTINGTON NATIONAL BANK,

U.S. BANK NATIONAL ASSOCIATION

and

M&T BANK,

as Co-Documentation Agents

and

BofA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A., CITIZENS BANK, N.A., COMERICA BANK,

TD BANK, N.A. and WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers, Joint Bookrunners and L/C Issuers

and

BofA SECURITIES, INC. and

TD SECURITIES (USA) LLC,

as Sustainability Coordinators

i

(continued)

(continued)

(continued)

SCHEDULES

1	Borrowers
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
2.21	Sustainability Table
5.02	Governmental Approvals; Other Approvals
5.08	Litigation
5.11	Tax Status
5.12(c)	ERISA
5.12(d)	Pension Plans
5.13	Subsidiaries; Equity Interests; De Minimis Subsidiaries; Excluded Subsidiaries; Non-Borrower Subsidiaries
5.16	Environmental Compliance
5.18	Certain Transactions
5.23	Labor Matters
6.19	Post-Closing Obligations
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of Term Note
C-2	Form of Revolving Credit Note
C-3	Form of Swing Line Note
D	Form of Compliance Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Administrative Questionnaire
F-1-4	Form of U.S. Tax Compliance Certificates
G	Form of Joinder Agreement
H	Form of Perfection Certificate
I	Form of Permitted Subordinated Debt Subordination Agreement
J	Form of Letter of Credit Report
K	Form of Pricing Certificate

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of September 27, 2024, by and among CASELLA WASTE SYSTEMS, INC., a Delaware corporation (the “Parent”), its Subsidiaries (other than the Excluded Subsidiaries and the Non-Borrower Subsidiaries) listed on Schedule 1 (together with the Parent, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, the other L/C Issuers party hereto, and BofA Securities, Inc. and TD Securities (USA) LLC, as Sustainability Coordinators.

PRELIMINARY STATEMENTS

The Borrowers, the lenders party thereto and the Administrative Agent have entered into that certain Amended and Restated Credit Agreement, dated as December 22, 2021 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

The Borrowers have requested and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed to amend and restate the Existing Credit Agreement and extend certain credit facilities to the Borrowers on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accountants” has the meaning set forth in Section 5.05(a).

“Accruing Dividend” has the meaning specified in the definition of “PIK Dividend.”

“Acquired Business” means a business acquired by any Borrower, whether through asset or stock purchases, merger, consolidation or otherwise, during the period reported in the most recent financial statements delivered to the Lenders pursuant to Section 6.04.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Applicable Control Percentage” means the lower of (i) 50%, and (ii) the percentage of voting power that gives rise to a “change of control” (or similar defined term) under any other Indebtedness of the Parent or any other Borrowers in excess of the Threshold Amount, provided that such “change of control” would permit the holder or holders of such Indebtedness to accelerate the maturity thereof.

“Applicable Commitment Fee Percentage” has the meaning specified in the definition of “Applicable Rate”.

“Applicable Interest Rate Percentage” has the meaning specified in the definition of “Applicable Rate”.

“Applicable Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, and with respect to each Borrower or Non-Borrower Subsidiary, such Applicable Laws as are applicable to such Borrower and Non-Borrower Subsidiary.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility, represented by (i) at on or prior to the Closing Date, such Term Lender’s Term Commitment at such time, subject to adjustment as provided in Section 2.18, and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.18. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligations of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02(a) or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender shall be determined based on the Applicable Percentage of such Revolving Credit Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption, Instrument of Accession or other instrument, as the case may be, pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the applicable percentage per annum set forth in the table below determined by reference to the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.04(c):

Applicable Rate for Revolving Credit Facility, Term Facility and Letters of Credit
Pricing Level	Consolidated Total Net Leverage Ratio	Term SOFR Loans (and Letters of Credit)	Base Rate Loans	Commitment Fee
I	< 2.25:1	1.300%	0.300%	0.200%
II	≥2.25:1 but < 2.75:1	1.550%	0.550%	0.200%
III	≥2.75:1 but < 3.25:1	1.675%	0.675%	0.200%
IV	≥ 3.25:1 but < 4.00:1	1.925%	0.925%	0.300%
V	≥ 4.00:1	2.175%	1.175%	0.400%

Initially, the Applicable Rate shall be determined based on Pricing Level IV. Thereafter, each increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.04(c); provided, however, that if a Compliance Certificate is not delivered within ten (10) days after the time periods specified in such Section 6.04(c), then Pricing Level V (as set forth in the table above) shall apply as of the first Business Day thereafter, subject to prospective adjustment upon actual receipt of such Compliance Certificate. The Applicable Rate with respect to Term SOFR Loans, Base Rate Loans and Letters of Credit is referred to herein as the “Applicable Interest Rate Percentage” and the Applicable Rate with respect to the Commitment Fee is referred to herein as the “Applicable Commitment Fee Percentage”.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) and 2.21. It is hereby understood and agreed that, (a) the Applicable Commitment Fee Percentage shall be adjusted from time to time based upon the Sustainability Fee Adjustment (to be calculated and applied as set forth in Section 2.21) and (b) the Applicable Interest Rate Percentage shall be adjusted from time to time based upon the Sustainability Rate Adjustment (to be calculated and applied as set forth in Section 2.21).

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BAS, Citizens Bank, N.A., JPMorgan Chase Bank, N.A., T.D. Bank, N.A., Wells Fargo Securities, LLC and Comerica Bank, in their capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform which binds such Eligible Assignee as a Lender under this Agreement) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligations, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2023, and the related consolidated statements of operations and cash flows for such fiscal year, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Availability Period” means, with respect to the Revolving Credit Loans, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the applicable L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Balance Sheet Date” means December 31, 2023.

“Bank of America” means Bank of America, N.A., and its successors

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“BAS” means BofA Securities, Inc., and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (b) the Federal Funds Rate plus 0.50%, (c) Term SOFR (calculated pursuant to clause (b) of the definition thereof) plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Amount” has the meaning specified in Section 10.12(f).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph.

“Borrowers’ Materials” has the meaning specified in Section 6.04.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“CAO” has the meaning specified in Section 6.04(b).

“Capitalized Lease” means any finance lease that is required to be capitalized and presented as part of indebtedness for financial reporting purposes in accordance with GAAP as in effect on December 31, 2023. For the avoidance of doubt, Capitalized Leases shall exclude all capitalized operating leases.

“Cash Collateral” means cash, and any interest or other income earned thereon, that is delivered to the Administrative Agent specifically as collateral to Cash Collateralize any Obligations.

“Cash Collateralize” means the delivery of Cash Collateral to the Administrative Agent, specifically as security for the payment of Obligations, in an amount equal to (a) with respect to L/C Obligations, 103% of the aggregate L/C Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including obligations under Secured Cash Management Agreements and Secured Hedge Agreements), Administrative Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

“Cash Equivalents” means:

(a) a marketable obligation, maturing within one year after issuance thereof, issued, guaranteed or insured by the government of the United States or Canada or an instrumentality or agency thereof;

(b) demand deposits, certificates of deposit, eurodollar time deposits, banker’s acceptances, in each case, maturing within one year after issuance thereof, and overnight bank deposits, in each case, issued by any Lender, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank having capital, surplus and undivided profits of at least $1,000,000,000 and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers’ acceptances issued by the principal offices of or branches of such non-Lender European or Japanese banks located outside the U.S. shall not at any time exceed 33 1/3% of all Investments described in this definition);

(c) open market commercial paper, maturing within 180 days after issuance thereof, which has a rating of A-1 or better by S&P or P-1 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency;

(d) repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA– or better by S&P or Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; and

(e) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of the assets of which consist of the type specified in clauses (a) through (d) above.

“Cash Management Agreement” means any agreement with a Cash Management Bank to provide cash management services or other bank products, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (a) at the time that either it or any of its Affiliates becomes a party to this Agreement as a Lender, is party to a Cash Management Agreement, or (b) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement, in the case of each of clauses (a) and (b), only for so long as such Person remains a Lender hereunder or an Affiliate of a Lender hereunder.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“CFO” has the meaning specified in Section 6.04(b).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of securities representing the Applicable Control Percentage or more of the voting power of the equity securities of the Parent entitled to vote (without regard to the occurrence of any contingency with respect to such vote or voting power) for members of the board of directors or equivalent governing body of the Parent; or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above or this clause (iii) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (such approval by a specific vote or by approval of the Parent’s proxy statement); or

(c) any Person or two or more Persons acting in concert shall have entered into a contract or agreement with the Parent (or Affiliate of the Parent) that, upon consummation thereof, will result in its or their acquisition of 50% or more of the voting power of the equity securities of the Parent entitled to vote (without regard to the occurrence of any contingency with respect to such vote or voting power) for all members of the board of directors or equivalent governing body of the Parent (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) if such contract or agreement does not provide for the Full Payment of the Obligations simultaneously with the consummation of the transactions contemplated by such contract or agreement.

“Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (18 U.S.C. Sections 983 et seq.), as amended from time to time, and any successor statute.

“Class” means, (a) when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans, Incremental Term Loans or Swing Line Loans; (b) when used in reference to any Commitment, whether such Commitment is an Incremental Commitment, a Revolving Credit Commitment or a Term Commitment; and (c) when used with respect to Lenders, whether such Lender are Revolving Credit Lenders or Term Lenders.

“Closing Date” means the first date all the conditions precedent set forth in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property, rights and interests of the Borrowers that are or become subject to the security interests and mortgages created by the Security Documents or in which the Borrowers are required, pursuant to the terms of the Loan Documents, to grant a security interest or mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties; provided that Collateral shall not include Excluded Collateral (as defined in the Security Agreement).

“Commitment” means a Revolving Credit Commitment, an Incremental Commitment or a Term Commitment (as the context requires).

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Derivatives Obligations” has the meaning specified in Section 7.03(f).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s), and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted Net Income” means, for any period, Consolidated Net Income (or Loss) plus, (a) to the extent deducted in calculating Consolidated Net Income (or Loss) and without duplication, (i) the non-recurring, non-cash write-off of debt issuance expenses and unamortized discounts related to the issuance or refinancing of Indebtedness, (ii) reasonable and customary expenses incurred in connection with acquisition activities, including legal, consulting, travel and other temporary costs associated with the due diligence and acquisition of acquired businesses, (iii) non-cash losses in connection with asset sales, asset impairment charges, the abandonment of assets or the closure or discontinuation of operations in an aggregate amount not to exceed $50,000,000 from and after the Closing Date, (iv) non-cash stock-based compensation expenses under employee share-based compensation plans, (v) non-cash charges in connection with the declaration or payment of PIK Dividends, (vi) non-cash charges associated with interest rate derivatives deemed to be ineffective, (vii) cash and non-cash charges associated with terminating derivatives, (viii) all other non-recurring acquisition integration costs and other non-cash items reasonably acceptable to the Administrative Agent, (ix) the non-recurring, non-cash write off of debt issuance expenses and unamortized discounts related to the early redemption, remarketing or refinancing of IRBs, (x) cash and non-cash charges in connection with severance and reorganization in an aggregate amount not to exceed $10,000,000 from and after the Closing Date, and (xi) non-recurring out of pocket fees and costs (1) incurred by the Parent or any Subsidiary in connection with any Permitted Acquisition (including fees of any consultant engaged by the Parent or such Subsidiary in connection with any Permitted Acquisition) or any Indebtedness or equity issuance issued or permitted hereunder (including fees of any banker, arranger, underwriter, lender or similar financial institution in connection with any of the foregoing) and (2) related to the Disposition of a Person, business or asset incurred by the Parent or any Subsidiary that is permitted under the Loan Documents (including fees of any consultant engaged by the Parent or such Subsidiary in connection therewith) and minus (b) to the extent included in the calculation of Consolidated Net Income (or Loss) and without duplication: (i) non-cash extraordinary gains on the sale of assets including non-cash gains on the sale of assets outside the ordinary course of business, (ii) non-cash gains associated with interest rate derivatives deemed to be ineffective and (iii) cash and non-cash gains associated with terminating derivatives.

“Consolidated Cash Interest Charges” means, for any period, the aggregate amount of interest expense required to be paid or accrued in accordance with GAAP by the Borrowers during such period on all Indebtedness of the Borrowers outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease Obligation, and including commitment fees, letter of credit fees, agency fees, balance deficiency fees and similar fees or expenses for such period in connection with the borrowing of money, but excluding therefrom, without duplication, (a) the non-cash amortization of debt issuance costs, including original issue discount and premium, if any, (b) the write-off of deferred financing fees and charges in connection with the repayment of any Indebtedness that are classified as interest under GAAP, (c) cash interest payable on IRBs during any period such IRBs are held by a Borrower, (d) to the extent financed or refinanced in connection with any refinancing of Indebtedness, any call, tender or similar premium expressly required to be paid in cash under the existing terms (and not by way of amendment or supplement in contemplation of such refinancing) of the Indebtedness being refinanced in connection with such refinancing and the interest component of any remaining original issue discount on the Indebtedness so refinanced, and (e) dividends on preferred stock (if any) paid by the Borrowers which are required by GAAP to be treated as interest expense.

“Consolidated EBITDA” means, for any period, Consolidated Adjusted Net Income plus, to the extent that such charge was deducted in determining Consolidated Adjusted Net Income in the relevant period and without duplication, (a) interest expense (including accretion expense, original issue discount and costs in connection with the early extinguishment of debt) for such period; (b) income taxes for such period; (c) amortization expense for such period; and (d) depreciation expense and depletion expense for such period, all as determined on a consolidated basis in accordance with GAAP. Consolidated EBITDA for any period may include EBITDA of any Acquired Business that is acquired (or deemed acquired for purposes of pro forma calculations called for under this Agreement in connection with Permitted Acquisitions and related incurrences of Indebtedness) during such period or subsequent to such period and prior to or simultaneously with the event for which such calculation is being made calculated on a pro forma basis as if such Acquired Business was acquired at the beginning of the applicable period (without duplication with respect to the adjustments set forth above but giving effect to any reasonably expected synergies in an amount not to exceed 15% of the Consolidated EBITDA of the Parent and its Subsidiaries (other than Excluded Subsidiaries), or such other amount as may be agreed between Parent and Administrative Agent), only if (A) the financial statements of such Acquired Business or new Subsidiary have been audited, for the period sought to be included, by an independent accounting firm satisfactory to the Administrative Agent, unless the financial statements are not required pursuant to any applicable term loan to finance a Limited Condition Agreement Acquisition or (B) the Administrative Agent consents to such inclusion after being furnished with other acceptable financial statements (provided that it is understood and agreed that financial statements for (1) Permitted Acquisitions consummated on or prior to the Closing Date and (2) the entities acquired as part of the Royal Acquisition are satisfactory for the inclusion of EBITDA on a pro forma basis from such Permitted Acquisitions). Furthermore, the Consolidated EBITDA may be further adjusted (other than when calculating the financial covenant set forth in Section 7.11(a)) to add-back non-recurring private company expenses which are discontinued upon such acquisition (such as owner’s compensation), as approved by the Administrative Agent. Simultaneously with the delivery of the financial statements referred to in clause (A) and clause (B) above, a Responsible Officer of the Parent shall deliver to the Administrative Agent a Compliance Certificate and appropriate documentation and certificates with respect to the historical operating results, adjustments and balance sheet of the Acquired Business.

“Consolidated Funded Debt” means, at any time of determination with respect to the Borrowers, collectively, whether classified as Indebtedness or otherwise on the consolidated balance sheet of the Parent and its Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness for (i) borrowed money (including (x) the principal obligations under the Permitted Subordinated Debt, (y) the amount of Capitalized Leases in accordance with the definition thereof and (z) any unpaid reimbursement obligations with respect to letters of credit; but excluding any contingent obligations with respect to letters of credit outstanding), (ii) all obligations evidenced by notes, bonds, debentures or other similar debt instruments (other than Performance Bonds and Surety Arrangements), (iii) the deferred purchase price of property or services (other than trade payables and accrued liabilities incurred in the ordinary course of business and holdbacks), (iv) all Attributable Indebtedness, and (v) (x) Equity Related Purchase Obligations in respect of Non-Qualified Preferred Stock (including, for avoidance of doubt, Grandfathered Non-Qualified Preferred Stock) and (y) commencing on the date that is twelve months prior to the maturity of such Equity Related Purchase Obligations (assuming for this purpose the demand or exercise, if applicable, by the requisite holder or holders on the earliest date provided therefor), Equity Related Purchase Obligations in respect of Qualified Preferred Stock and (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by any of the Parent or any of its Subsidiaries. Notwithstanding the foregoing, Consolidated Funded Debt shall not include any IRB or guarantee thereof during any period such IRB is held by a Borrower. For the avoidance of doubt, “Consolidated Funded Debt” shall exclude all capitalized operating leases.

“Consolidated Net Income (or Loss)” means, for any period of calculation thereof, the consolidated net income (or loss) of the Parent and its Subsidiaries other than Excluded Subsidiaries for such period after deduction of all expenses, taxes, and other proper charges, minus (or plus, in the case of losses), to the extent included therein, without duplication, (i) gains (or loss) from extraordinary items, (ii) any income (or loss) from discontinued operations, and (iii) income (or loss) attributable to any Investment in any Excluded Subsidiaries; provided, however, that consolidated net income shall not be reduced pursuant to this clause (iii) by actual cash dividends or distributions received from any Excluded Subsidiary, or by Net Cash Proceeds (to the extent included in income) in connection with the Disposition of any such Investment, so long as (and to the extent that) such cash dividends and distributions or Net Cash Proceeds have not been subsequently reinvested in an Excluded Subsidiary during the applicable period, all determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, Consolidated Net Income (or Loss) shall be calculated without giving effect to any interest income or expense attributable any IRBs that are held by a Borrower so long as such income or expense is generated while a Borrower holds such IRBs.

“Consolidated Secured Net Leverage Ratio” means, for any period of calculation thereof, the ratio of (a) Consolidated Funded Debt (excluding any Consolidated Funded Debt not secured by a Lien on any asset of the Parent or any Subsidiary thereof) net of unencumbered cash and Cash Equivalents of the Parent and its Domestic Subsidiaries (up to $100,000,000 in the aggregate) as of the end of such period to (b)

Consolidated EBITDA for such period. For the purpose of such calculation, Liens in favor of the Administrative Agent or any Secured Party securing the Obligations (other than any Liens with respect to Excluded Interim Debt) shall not constitute encumbrances of such cash or Cash Equivalents. For purposes of the calculation of the first parenthetical in clause (a), IRBs that are secured only with respect to Excluded Trust Accounts ((as defined in the Security Agreement) pursuant to clause (b) of that definition) shall be deemed not secured by a Lien except that the IRBs shall be treated as secured only with respect to (and only with respect to Consolidated Funded Debt equal to) the amount of cash of any Borrower in the Excluded Trust Account.

“Consolidated Total Net Leverage Ratio” means, for any period of calculation thereof, the ratio of (a) Consolidated Funded Debt, net of unencumbered cash and Cash Equivalents of the Parent and its Domestic Subsidiaries (up to $100,000,000 in the aggregate) as of the end of such period to (b) Consolidated EBITDA for such period. For the purpose of such calculations, Liens in favor of the Administrative Agent or any Secured Party securing the Obligations (other than any Liens with respect to Excluded Interim Debt) shall not constitute encumbrances of such cash or Cash Equivalents.

“Consolidated Total Assets” means the sum of all assets of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, exclusive, without duplication, of Equity Interests in and the assets of Excluded Subsidiaries.

“Consulting Engineer” means an environmental consulting firm reasonably acceptable to the Administrative Agent.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Substances Act” means the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute.

“Covered Entity” has the meaning specified in Section 10.24(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” means the L/C Issuer, the Swing Line Lender, and each Lender.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“De Minimis Subsidiary” means any Subsidiary of the Parent (other than an Excluded Subsidiary) whose assets and annual gross revenues do not, in each case, exceed $1,000,000; provided that (i) the aggregate assets of all such Subsidiaries taken as a whole shall not exceed $2,000,000, (ii) the aggregate annual gross revenues of all such Subsidiaries taken as a whole shall not exceed $2,000,000, and (iii) any Subsidiary that would otherwise constitute a De Minimis Subsidiary hereunder that has been designated and joined as a Borrower pursuant to Section 6.20 shall be deemed not to be a “De Minimis Subsidiary” hereunder. Schedule 5.13 lists all of the De Minimis Subsidiaries as of the end of the last fiscal quarter ending at least 45 days prior to the Closing Date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amount” has the meaning specified in Section 2.05(b)(vi).

“Deemed Liquidation Event” means, with respect to any Preferred Stock of any Person, a merger, consolidation, share exchange, reorganization, sale, license or other disposition of assets, sale of Equity Interests or other transaction, event or series of transactions or events, in each case, that, by the terms of such Preferred Stock, is deemed to be a liquidation or dissolution of such Person or constitutes a “change of control” or comparable term.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Loan, the interest rate otherwise applicable to such Loan plus 2% per annum, (b) with respect to the Letter of Credit Fee, the Letter of Credit Percentage used in determining such Letter of Credit Fee plus 2% per annum, and (c) with respect to all other Obligations under this Agreement, an interest rate equal to the Base Rate plus the Applicable Rate otherwise applicable to Base Rate Loans under the Revolving Credit Facility determined at Pricing Level V plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and such Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and such Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise and including any sale and leaseback transaction) of any property (including an Equity Interest), or part thereof, by any Person (or the grant of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means (a) the declaration or payment of any dividend or other distribution (whether in cash, securities or other property) on or in respect of any Equity Interest of any Person; (b) the purchase, redemption, defeasance, retirement or other acquisition, cancellation or termination of any Equity Interests of such Person, directly or indirectly through a Subsidiary of such Person or otherwise and whether in the form of increases in the liquidation value of such Equity Interests or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); or (c) the return of capital by any Person to its shareholders, partners or members (or the equivalent thereof) as such, in the case of each of clauses (a) through (c) excluding (i) increases in the liquidation value of Qualified Preferred Stock pursuant to the accrual of dividends thereon in accordance with the terms thereof, (ii) Qualified PIK Dividends, (iii) dividends payable solely in shares of common stock of such Person, (iv) the repurchase of restricted stock from employees or directors at the lower of cost or fair market value upon the termination of their relationship with a Borrower, (v) the surrender to a Borrower of shares of company stock subject to an equity award (or rights therefor) in satisfaction of the holder’s tax withholding obligations with respect to the equity award or pursuant to “net exercise” provisions of such award, and (vi) conversions of Preferred Stock of the Parent in accordance with the terms thereof into other classes of Qualified Preferred Stock or common stock of the Parent.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning set forth in Section 10.20.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Elevated TNL Ratio Period” has the meaning set forth in Section 7.11(b).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06 (subject to such consents, if any, as may be required under Section 10.06(b)).

“Environmental Laws” has the meaning set forth in Section 5.16(a).

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

“Equipment Financing Indebtedness” has the meaning specified in Section 7.03(e).

“Equity Interests” means the equity interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest, in each case excluding convertible debt.

“Equity Related Purchase Obligation” is defined in clause (g) of the definition of Indebtedness.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status under the Code or ERISA; or (g) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (h) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or ERISA Affiliate; or (i) failure by a Borrower or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

“ESG Implementation Date” means February 9, 2023.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” has the meaning specified in the definition of “Securities Law”.

“Excluded Asset Disposition” means (i) the sale of inventory (as defined in the UCC) and, to the extent sold in the ordinary course of business consistent with past practice, solid waste, recyclables and other by-products of the wastestream collected by the Borrowers and the Non-Borrower Subsidiaries, (ii) the licensing of intellectual property, (iii) the disposition or replacement of equipment of the Borrowers or the Non-Borrower Subsidiaries that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Borrowers and the Non-Borrower Subsidiaries, as applicable, in each case in the ordinary course of business consistent with past practices, (iv) Permitted Investments, (v) Permitted Liens, (vi) solely in connection with Equipment Financing Indebtedness permitted under Section 7.03(e), assignments of equipment and other related rights to lessors or other counterparties under contracts evidencing such Equipment Financing Indebtedness, in each case (other than the foregoing clauses (iv) and (v)) in the ordinary course of business consistent with past practices.

“Excluded Interim Debt” has the meaning set forth in Section 7.03.

“Excluded Subsidiaries” means any Subsidiary (other than a De Minimis Subsidiary), and any joint venture, partnership or other Person in which the Parent or a Subsidiary has a fifty percent or minority ownership interest, which in each case is designated by the Parent as an “Excluded Subsidiary” on Schedule 5.13, and any other Person from time to time designated by the Parent as an “Excluded Subsidiary;” provided, that the Parent may not designate a Person as an “Excluded Subsidiary” if (a) the Investment made in such Person by the Borrowers and the Non-Borrower Subsidiaries, together with all Investments made in other Excluded Subsidiaries by the Borrowers and the Non-Borrower Subsidiaries, would exceed that permitted by Section 7.02(i), (b) such Person is required to be a guarantor of (i) any Permitted Subordinated Debt in excess of the Threshold Amount or (ii) any Indebtedness incurred pursuant to Section 7.03(j) in excess of the Threshold Amount, or (c) a Default or Event of Default exists or would result therefrom. For the avoidance of doubt, in the event that (x) the Parent causes any Excluded Subsidiary to be joined as a Borrower under this Agreement and the other Loan Documents in accordance with Section 6.20 hereof, such Subsidiary shall immediately cease to be an Excluded Subsidiary hereunder upon the effectiveness of such Subsidiary becoming a Borrower, and (y) the Parent designates a Borrower as an Excluded Subsidiary in accordance with this Agreement, such Borrower shall be released from its obligations under this Agreement and the other Loan Documents, the Liens on any assets owned by, and any Equity Interests issued by, such Excluded Subsidiary shall be released.

“Excluded Swap Obligation” means, with respect to any Borrower, any Swap Obligation if, and to the extent that, all or a portion of the guarantee by such Borrower of, or the grant by such Borrower of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.16 and any other “keepwell, support or other agreement” for the benefit of such Borrower and any and all guarantees of such Borrower’s Swap Obligations by other Borrowers) at the time the guarantee of such Borrower, or a grant by such Borrower of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 10.14) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” means all “Letters of Credit” (as defined in the Existing Credit Agreement) set forth in Schedule 2.03.

“Extended Revolving Credit Commitment” means any Class of Revolving Credit Commitments the maturity of which shall have been extended pursuant to Section 2.20.

“Extended Revolving Loans” means any Revolving Credit Loans made pursuant to the Extended Revolving Credit Commitments.

“Extended Term Loans” means any Class of Term Loans the maturity of which shall have been extended pursuant to Section 2.20.

“Extension” has the meaning set forth in Section 2.20(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrowers, be in the form of an amendment and restatement of this Agreement) among the Borrowers, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 2.20, the L/C Issuers and Swing Line Lender implementing an Extension in accordance with Section 2.20.

“Extension Offer” has the meaning set forth in Section 2.20.

“External Impacting Event” means any of the following events: (a) any amendment to, or change in, any applicable laws, regulations, rules, guidelines, standards and policies (or any amendment, change or inability to renew with consistent terms or obtain, any permits or licenses issued thereunder) or (b) any force majeure or extraordinary or exceptional events or circumstances; provided that, in each case of clauses (a) and (b), such amendment, change, event or circumstance (i) has had, or is reasonably expected to have, a significant impact on the business, operations or properties of the Parent and its Subsidiaries (as agreed in writing in the good faith discretion of the Parent and the Sustainability Coordinators) and (ii) would have increased or decreased the Resource Solutions Amount or Total Recordable Incident Rate, as applicable, by 5.0% or more for the immediately preceding fiscal year of the Parent (as determined in good faith by the Parent and Sustainability Coordinators).

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Fee Letters” means, collectively, (a) the letter agreement, dated August 30, 2024, among the Parent, the Administrative Agent and BAS, as amended from time to time and (b) those certain letter agreements dated in September 2024 between the Company and the other Arrangers.

“Foreign Lender” means (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means each Subsidiary of any Borrower (whether direct or indirect, existing on the date hereof or acquired or formed hereafter in accordance with the provisions hereof) which is incorporated under the laws of a jurisdiction other than the United States, a state thereof, or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit Lender (a) with respect to the L/C Issuers, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Full Payment” or “Full Payment of the Obligations” means (a) the full cash payment of the Obligations (other than unasserted contingent indemnity claims or unasserted claims based on provisions in the Loan Documents that survive the repayment of the Obligations or other Obligations that are Cash Collateralized pursuant to clause (b) below) including any interest, fees and other charges that accrue after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding (whether or not allowed in the proceeding), and (b) if such Obligations are (i) L/C Obligations or (ii) inchoate or contingent in nature (other than unasserted contingent indemnity claims or unasserted claims based on provisions in the Loan Documents that survive the repayment of the Obligations) or (iii) to the extent acceptable to the holder thereof, other Obligations (including Obligations under Secured Cash Management Agreements and Secured Hedge Agreements), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Administrative Agent in its discretion or, with respect to Obligations under Secured Cash Management Agreements and Secured Hedge Agreements, such holder, as applicable, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have expired or been terminated. “Fully Paid” has a correlative meaning.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grandfathered Non-Qualified Preferred Stock” means any Preferred Stock of the Parent constituting Qualified Preferred Stock upon the earlier of the issuance of any shares thereof or the fixing of the terms thereof, that subsequently ceases to constitute Qualified Preferred Stock solely as a result of the extension of the Maturity Date.

“Hazardous Materials” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including, without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedge Bank” means any Person that, (a) at the time that either it or any of its Affiliates or Approved Funds becomes a party to this Agreement as a Lender, is party to a Swap Contract required or permitted under Article VI or VII, or (b) at the time it enters into or becomes party to a Swap Contract required or permitted under Article VI or VII, is a Lender or an Affiliate or Approved Fund of a Lender, in the case of each of clauses (a) and (b), only for so long as such Person remains a Lender hereunder or an Affiliate or Approved Fund of a Lender hereunder.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increase Effective Date” has the meaning specified in Section 2.14(a).

“Increase Joinder” has the meaning specified in Section 2.14(c).

“Incremental Commitments” means Incremental Revolving Commitments and/or the Incremental Term Commitments.

“Incremental Facility” means either an Incremental Revolving Commitment or Incremental Term Commitment, as applicable.

“Incremental Revolving Commitment” has the meaning specified in Section 2.14(a).

“Incremental Term Commitment” has the meaning specified in Section 2.14(a).

“Incremental Term Loan Maturity Date” has the meaning specified in Section 2.14(c).

“Incremental Term Loans” means any loans pursuant to any Incremental Term Commitment.

“Indebtedness” means, as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) every obligation of such Person for money borrowed,

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments issued by such Person, including such obligations incurred in connection with the acquisition of property, assets or businesses,

(c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding (x) trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue by more than 90 days in accordance with their terms, or are paid in accordance with such Person’s normal or ordinary business practices, or which are being contested in good faith, and holdbacks, and (y) guaranteed or contingent royalty payments made in connection with the purchase or operation of landfills and other types of solid waste facilities),

(e) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person,

(f) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively, “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto, a disposition of defaulted receivables for collection and not as a financing arrangement or a disposition of a claim of such Person against another Person in connection with a proceeding under Debtor Relief Laws of such other Person, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(g) every obligation of such Person (an “Equity Related Purchase Obligation”) to purchase, redeem, retire or otherwise acquire for value or make any other payment in respect of any Equity Interests of any class issued by such Person, or any rights measured by the value of such Equity Interest,

(h) every obligation of such Person under Swap Contracts,

(i) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under Applicable Law,

(j) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (i) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (v) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall, except as otherwise expressly set forth herein, be the amount of the liability in respect thereof determined in accordance with GAAP, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrowers or any of their wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any Swap Contract on any date shall be the Swap Termination Value thereof as of such date, (y) any Equity Related Purchase Obligation shall be (i) in the case of any obligation to purchase, redeem, retire or otherwise acquire for value, the maximum fixed redemption or purchase price thereof that is payable upon a mandatory redemption or purchase of such equity, or a redemption or purchase of such equity at the option of the holder or holders, inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, and (ii) in the case of any other payment obligation, the stated or determinable amount thereof or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith based upon the principles set forth in this paragraph and (z) any guarantee or other contingent liability referred to in clause (j) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith based upon the principles set forth in this paragraph. Notwithstanding the foregoing, for the avoidance of doubt, “Indebtedness” shall exclude all capitalized operating leases.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 (as in effect on the Closing Date) under the caption “Initial Term Commitment,” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments is $800,000,000.

“Initial Term Loan” and “Initial Term Loans” have the meanings specified in Section 2.01(a).

“Insurance Subsidiary” means any wholly-owned Subsidiary of the Parent organized and operated as a captive insurance subsidiary under the laws of any state or jurisdiction of the United States.

“Intellectual Property Security Agreements” means the (i) Patent Security Agreement, dated as of May 14, 2018, executed by the Parent in favor of the Administrative Agent, for the benefit of the Secured Parties, (ii) the Trademark Security Agreement, dated as of May 14, 2018, executed by the Parent, Casella Waste Management, Inc. and New England Waste Services of ME, Inc. in favor of the Administrative Agent, for the benefit of the Secured Parties, (iii) the Trademark Security Agreement, dated as of December 22, 2021 among the Parent in favor of the Administrative Agent, for the benefit of the Secured Parties, and (iv) each other Patent Security Agreement, Trademark Security Agreement, Copyright Security Agreement or any other intellectual property security agreement entered into in connection with this Agreement.

“Interest Payment Date” means (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the first Business Day after the end of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrowers in their Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period with respect to any Borrowing shall extend beyond the Maturity Date applicable to the Facility under which such Borrowing is made.

“Investment” means an acquisition of record or beneficial ownership of any Equity Interests of a Person, or any loan, advance, capital contribution or transfer of property to, or guaranty in respect of any Indebtedness or obligations of, any Person.

“IRB LOC” means any Letter of Credit providing credit support for an IRB, which may be a so-called “direct pay” Letter of Credit.

“IRBs” means industrial revenue bonds or solid waste bonds issued by or at the request of one or more of the Borrowers.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and any Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” has the meaning specified in Section 6.20.

“Joinder Subsidiary” means any newly-created or newly-acquired Subsidiary that is required to and does become a Borrower in accordance with, and within the time period set forth in, Section 6.20.

“KPI Metrics” means each of the (a) Resource Solutions Amount and (b) Total Recordable Incident Rate.

“KPI Metrics Auditor” means any qualified auditing or consulting firm designated from time to time by the Parent (or any replacement auditor or consulting firm as designated from time to time by the Parent in respect thereof); provided that any such KPI Metrics Auditor shall be reasonably acceptable to the Sustainability Coordinators.

“L/C Advance” means, with respect to any Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, with respect to the Revolving Credit Facility, (i) Bank of America; (ii) JPMorgan Chase Bank, N.A.; (iii) Comerica Bank (iv) Citizens Bank, N.A., (v) Wells Fargo Bank, National Association, (vi) TD Bank, N.A. and (vii) any other Revolving Credit Lender that becomes an L/C Issuer in accordance with Section 2.03(k) hereof, in each case in its capacity as issuer of Letters of Credit hereunder, together with any successor issuer or issuers of Letters of Credit hereunder, in each case subject to any new or increased sublimit as such L/C Issuer may establish from time to time for the issuance of Letters of Credit by such L/C Issuer, which shall initially be $30,000,000 in the case of Bank of America, $25,000,000 in the case of JPMorgan Chase Bank, N.A., $25,000,000 in the case of Comerica Bank, $25,000,000, in the case of Citizens Bank, N.A., $25,000,000 in the case of Wells Fargo Bank, National Association, and $25,000,000 in the case of TD Bank, N.A. and in all cases shall, in the aggregate, be less than or equal to the Letter of Credit Sublimit then in effect. For the avoidance of doubt, any sublimit that an L/C Issuer may establish for Letters of Credit to be issued by it shall be part of and not in addition to the Letter of Credit Sublimit.

“L/C Obligations” means, as at any date of determination, the Maximum Drawing Amount plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“L/C Supported IRBs” means IRBs backed by IRB LOCs.

“Latest Maturity Date” means the latest of the Maturity Date for the Revolving Credit Facility, the Maturity Date for the Term Facility and any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include all IRB LOCs and the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Revolving Credit Facility or, if such day is not a Business Day, the next preceding Business Day.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Percentage” means the percentage per annum equal to the Applicable Rate, as in effect from time to time, as set forth in the column “Term SOFR Loans (and Letters of Credit)” in the table set forth in the definition of “Applicable Rate” above.

“Letter of Credit Report” means a report in the form of Exhibit J hereto (appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer).

“Letter of Credit Sublimit” means, subject to Section 2.03(k), at any time, an amount equal to the lesser of (a) $155,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement in the nature of a pledged account, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any Permitted Acquisition by one or more of the Parent or any of its Subsidiaries (a) that is or otherwise would be permitted hereunder, (b) that may be financed in whole or in part with the proceeds of a substantially concurrent advance under any Incremental Term Loans, any other term loan made available under this Agreement or any Indebtedness incurred pursuant to Section 7.03(j), (c) the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, and (d) the consummation of which shall occur on or prior to the date that is 120 days following the execution of the applicable acquisition or other agreement applicable to such acquisition.

“Limited Condition Acquisition Debt” means any Incremental Term Loans, any other term loan made available under this Agreement or any Indebtedness incurred pursuant to Section 7.03(j), in each case to the extent the proceeds of such Indebtedness are to be used, substantially concurrently with the incurrence thereof, to finance, in whole or in part, a Limited Condition Acquisition.

“Limited Condition Acquisition Lenders” means, as to any Limited Condition Acquisition, the applicable lenders providing the Limited Condition Acquisition Debt incurred to finance, in whole or in part, such Limited Condition Acquisition.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Revolving Credit Loan, a Swing Line Loan or any Term Loan or other loan advanced hereunder from time to time pursuant to Article II (including pursuant to Section 2.14) and “Loans” shall mean all of such extensions of credit collectively.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Letters of Credit, the Security Documents, the Reaffirmation Agreements, and any documents, instruments or agreements executed in connection with any of the foregoing, each as amended, modified, supplemented, or replaced from time to time. For the avoidance of doubt, a Swap Contract is not a Loan Document.

“Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system, as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrowers.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, properties or financial condition of the Borrowers taken as a whole; (b) a material adverse impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrowers, taken as a whole, to repay the Obligations; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of any Loan Document to which it is a party.

“Maturity Date” means, subject to any extensions pursuant to Section 2.20, (a) with respect to the Revolving Credit Facility, September 27, 2029, and (b) with respect to the Initial Term Loans, September 27, 2029; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Drawing Amount” means the maximum drawing amount that beneficiaries may at any time draw under Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of such Letters of Credit. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Maximum Increase Amount” means an amount not to exceed the greater of (i) the sum of (A) $200,000,000 plus (B) the aggregate amount of all voluntary prepayments of Term Loans under the Term Facility and voluntary permanent reductions of commitments under the Revolving Credit Facility (including any voluntary prepayments of Term Loans under the Term Facility and voluntary permanent reductions of commitments under the Revolving Credit Facility being made contemporaneously with Loans advanced under Incremental Commitments funded pursuant to Section 2.14 under clause (i) of this definition or with Loans advanced under Incremental Commitments funded pursuant to Section 2.14 under clause (ii) of this definition) and (ii) any additional amount so that, after giving pro forma effect to such proposed Incremental Facility (measured assuming any Incremental Revolving Commitment is fully drawn), any repayment of indebtedness in connection therewith and any other acquisition, disposition, debt incurrence, debt retirement and all appropriate pro forma adjustment events (including events occurring subsequent to the end of the applicable test period and on or prior to the date of such incurrence), (x) prior to the Secured Leverage Covenant Election, the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered hereunder is not greater than 4.00 to 1.00 or (y) on and after a Secured Leverage Covenant Election, the Consolidated Secured Net Leverage Ratio as of the last day of the most recently ended four consecutive fiscal quarter period for which financial statements have been delivered hereunder is not greater than 3.50 to 1.00.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means an employee benefit plan that has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to a Disposition or Recovery Event, (1) the aggregate cash proceeds received by any Borrower or Non-Borrower Subsidiary in respect of any Disposition or Recovery Event, net of, as applicable, (a) the direct costs relating to such Disposition or Recovery Event, including, without limitation, (i) legal, accounting and investment banking fees, and sales commissions, (ii) any relocation expenses incurred as a result thereof, and (iii) taxes paid or payable as a result thereof, (b) amounts applied to the repayment of Indebtedness secured by a prior or senior Lien on the specific asset or assets being financed that were the subject of the Disposition or Recovery Event, which Lien is permitted hereunder, (c) if the assets subject to the Disposition or Recovery Event were financed by IRBs, amounts required to be applied to the redemption or other repayment of such IRBs (or to the redemption or repayment of Indebtedness incurred in connection with such IRBs) with the proceeds of such Disposition or Recovery Event by the terms of such IRBs or such Indebtedness and (d) appropriate amounts to be provided by any Borrower or Non-Borrower Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Disposition or Recovery Event, or otherwise, and retained by any Borrower or Non-Borrower Subsidiary, as the case may be, after such Disposition or Recovery Event, including, without limitation, pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Disposition, all as reflected in an Officers’ Certificate delivered to the Administrative Agent, provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds; and (2) with respect to the incurrence or issuance of any Indebtedness by any Borrower or any Non-Borrower Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket fees, costs and expenses, incurred by such Borrower or such Non-Borrower Subsidiary in connection therewith.

“Non-Borrower Indebtedness of Borrowers” has the meaning specified in Section 7.03.

“Non-Borrower Subsidiary” means the De Minimis Subsidiaries and the Foreign Subsidiaries, all of which as of the last fiscal quarter ending at least 45 days prior to the Closing Date are listed on Schedule 5.13, and any Insurance Subsidiary formed or acquired after the Closing Date and which is disclosed to the Administrative Agent in writing; provided, that (i) Parent may designate any De Minimis Subsidiary that is a Domestic Subsidiary as a Borrower and cause such Person to execute and deliver applicable joinder documents (including documentation required pursuant to Section 6.20), and from and after such date, such Person is no longer a De Minimis Subsidiary; and (ii) if any Non-Borrower Subsidiary becomes, or is required to become, a guarantor of any Permitted Subordinated Debt in excess of the Threshold Amount or any Indebtedness incurred under Section 7.03(j) in excess of the Threshold Amount it shall cease to be a Non-Borrower Subsidiary hereunder.

“Non-Consenting Lender” has the meaning specified in Section 10.01.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Qualified Preferred Stock” means (i) any Preferred Stock of the Parent (x) that by its terms or otherwise is mandatorily redeemable, redeemable at the option of the holder or holders thereof or subject to any other payment obligation (upon acceleration or otherwise, and including any obligation to pay dividends or other distributions) prior to the date that is six months following the Latest Maturity Date, in each case, whether in cash, securities or other property, other than (1) Qualified PIK Dividends thereon or (2) subject to clause (y) below, payments or distributions thereon upon a liquidation or dissolution of the Parent or a Deemed Liquidation Event, or (y) the terms of which, as set forth in the Parent’s certificate of incorporation, fail to provide that (1) any redemption thereof, in whole or in part, whether such redemption is at the Parent’s option or at the option of the holder or holders thereof or upon the happening of a specified event, or (2) any payment or distribution thereon upon a liquidation or dissolution of the Parent or a Deemed Liquidation Event is, in each case, subject to the terms of this Agreement and the Parent’s other senior credit facilities (including, unless otherwise provided in this Agreement or such other senior credit facilities, the Full Payment of the obligations thereunder prior to or simultaneous with, and as a condition precedent to, any such redemption, payment or distribution); or (ii) any Preferred Stock of a Borrower other than the Parent.

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

“Note” means a Revolving Credit Note, a Swing Line Note or a Term Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by an Assignment and Assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and all obligations of any Borrower under any Secured Cash Management Agreement and any Secured Hedge Agreement; provided that the Obligations shall, as to any Borrower, exclude any Excluded Swap Obligations of such Borrower.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization, including any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.21.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), including a Multiple Employer Plan or a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or ERISA Affiliate or to which a Borrower or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Performance Bonds” has the meaning specified in Section 7.03(d).

“Permitted Acquisitions” has the meaning specified in Section 7.04(a).

“Permitted Investments” has the meaning specified in Section 7.02.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Subordinated Debt” means Indebtedness of any of the Borrowers which has been subordinated and made junior to the Full Payment of the Obligations, and evidenced as such by a subordination agreement containing subordination provisions substantially in the form of Exhibit I, or otherwise in form and substance reasonably satisfactory to the Administrative Agent; provided that (a) at the time such Permitted Subordinated Debt is incurred, no Default or Event of Default has occurred or would occur as a result of such incurrence, and (b) the documentation evidencing such Permitted Subordinated Debt shall have been delivered to the Administrative Agent and shall contain all of the following characteristics: (i) it shall be unsecured, (ii) it shall bear interest at a rate not to exceed the market rate as determined in good faith by the applicable Borrower, (iii) it shall not require scheduled principal repayments thereof prior to the maturity date of such debt, (iv) if it has any covenants, such covenants (including covenants relating to incurrence of indebtedness) shall be less restrictive than those set forth herein, (v) it shall have no restrictions on the Borrowers’ ability to grant liens securing indebtedness ranking senior to such Permitted Subordinated Debt, (vi) it shall permit the incurrence of senior indebtedness under this Agreement, (vii) it may be cross-accelerated with the Obligations and other senior indebtedness of the Borrowers (but shall not be cross-defaulted except for payment defaults which the senior lenders have not waived) and may be accelerated upon bankruptcy, and (viii) it shall provide for the complete, automatic and unconditional release of any and all guarantees of such Permitted Subordinated Debt granted by any Borrower in the event of the sale by any Person of such Borrower or the sale by any Person of all or substantially all of such Borrower’s assets (including in the case of a foreclosure).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Dividend” means, with respect to any Preferred Stock of any Person, any dividend or other distribution accrued, declared or paid on or in respect of such Preferred Stock in accordance with its terms, which dividend or other distribution (i) consists entirely of Equity Interests of such Person or (ii) accrues but does not become payable unless and until the occurrence of (x) the liquidation or dissolution of such Person or a Deemed Liquidation Event or (y) a redemption of such Preferred Stock (such dividend or distribution described in this clause (ii) being an “Accruing Dividend”).

“Platform” has the meaning specified in Section 6.04.

“Pledge Agreement” means the Pledge Agreement, dated as of May 14, 2018, among the Parent, the Borrowers party thereto and the Administrative Agent, for the benefit of the Secured Parties, as supplemented by each joinder agreement thereto and the Reaffirmation Agreements.

“Preferred Stock” means. with respect to the Equity Interests of any Person, all of the shares of capital stock of any class of such Person other than common stock (i) that is denominated as “preferred stock” or the like, (ii) that otherwise is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person, or (iii) that is subject to redemption by such Person at its option or at the option of the holder or holders thereof or is mandatorily redeemable upon the happening of a specified event.

“Pricing Certificate” means a certificate substantially in the form of Exhibit K executed by a Responsible Officer of the Parent and attaching true and correct copies of the Sustainability Report for the most recently ended fiscal year and the verification report from the KPI Metrics Auditor with respect thereto and setting forth a calculation of the Sustainability Fee Adjustment and the Sustainability Rate Adjustment for the applicable fiscal year.

“Pricing Certificate Inaccuracy” has the meaning specified in Section 2.21.

“Property” means interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.04.

“Qualified ECP Guarantor” means, at any time, each Borrower with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified PIK Dividend” means a PIK Dividend (x) consisting entirely of (i) Qualified Preferred Stock, Grandfathered Non-Qualified Preferred Stock or common stock of the Parent, (ii) warrants for any of the foregoing or (iii) any combination of any of the foregoing, or (y) in the form of an Accruing Dividend.

“Qualified Preferred Stock” means any Preferred Stock issued by the Parent that is not Non-Qualified Preferred Stock.

“Reaffirmation Agreement (2021)” means that certain Reaffirmation Agreement dated as of December 22, 2021 made by Parent and each Borrower party thereto in favor of the Administrative Agent for the benefit of the Secured Parties.

“Reaffirmation Agreement (2024)” means that certain Reaffirmation Agreement dated as of the Closing Date made by Parent and each Borrower party thereto in favor of the Administrative Agent for the benefit of the Secured Parties.

“Reaffirmation Agreements” means, collectively, the Reaffirmation Agreement (Pink Trash), the Reaffirmation Agreement (2021) and the Reaffirmation Agreement (2024).

“Reaffirmation Agreement (Pink Trash)” means that certain Reaffirmation Agreement dated as of July 5, 2023 made by Pink Trash Company, LLC in favor of the Administrative Agent for the benefit of the Secured Parties.

“Real Property” means all real property heretofore, now, or hereafter owned in fee by the Borrowers.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any taking or condemnation proceeding relating to any asset of the Borrowers.

“Register” has the meaning specified in Section 10.06(c).

“Rejection Notice” has the meaning specified in Section 2.05(b)(vi).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice delivered in connection with any term loan advanced hereunder from time to time pursuant to Article II (including pursuant to Section 2.14), as the case may be, (b) with respect to an L/C Credit Extension, an L/C Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or applicable L/C Issuers, as the case may be, in making such determination.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility (including any outstanding Incremental Term Loans) on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 9.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Resource Solutions Amount” means, for any fiscal year of the Parent, the tons of solid waste materials reduced, reused, or recycled through the operations of the Parent and its Subsidiaries or with third parties in collaboration with customers of the Parent and its Subsidiaries, which shall be calculated as the sum of (a) recycling tons, (b) organic tons, (c) customer solutions tons and (d) division tons, as adjusted pursuant to Section 2.21.

“Resource Solutions Impacting Transaction” means, any acquisition, disposition, merger, facility closure or other similar transaction consummated by a Borrower or any Non-Borrower Subsidiary of an entity or business (i) whose financial information is reported within the Resource Solutions operating segment and (ii) that processes greater than or equal to 5.0% of the Resource Solutions Target for the immediately preceding fiscal year.

“Resource Solutions Applicable Rate Adjustment Amount” means, with respect to any fiscal year, (a) positive 0.020% if the Resource Solutions Amount for such fiscal year as set forth in the Sustainability Report is less than the Resource Solutions Threshold for such fiscal year, (b) 0.000% if the Resource Solutions Amount for such fiscal year as set forth in the Sustainability Report is greater than or equal to the Resource Solutions Threshold for such fiscal year but less than or equal to the Resource Solutions Target for such fiscal year and (c) negative 0.020% if the Resource Solutions Amount for such fiscal year as set forth in the Sustainability Report is greater than the Resource Solutions Target.

“Resource Solutions Commitment Fee Adjustment Amount” means, with respect to any fiscal year, (a) positive 0.005% if the Resource Solutions Amount for such fiscal year as set forth in the Sustainability Report is less than the Resource Solutions Threshold for such fiscal year, (b) 0.000% if the Resource Solutions Amount for such fiscal year as set forth in the Sustainability Report is greater than or equal to the Resource Solutions Threshold for such fiscal year but less than or equal to the Resource Solutions Target for such fiscal year and (c) negative 0.005% if the Resource Solutions Amount for such fiscal year as set forth in the Sustainability Report is greater than the Resource Solutions Target.

“Resource Solutions Target” means, with respect to any fiscal year, the Resource Solutions Target for such fiscal year as set forth in the Sustainability Table, as such Resource Solutions Target may be adjusted pursuant to Section 2.21.

“Resource Solutions Threshold” means, with respect to any fiscal year, the Resource Solutions Threshold for such fiscal year as set forth in the Sustainability Table, as such Resource Solutions Threshold may be adjusted pursuant to Section 2.21.

“Responsible Officer” means the chairman of the board, chief executive officer, president, chief financial officer, chief accounting officer, director of finance, director of financial operations, treasurer, assistant treasurer, senior vice president, vice president or controller of a Borrower and solely for purposes of (a) the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Borrower and (b) notices given pursuant to Article II, any other officer of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of any Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Loans and the aggregate Outstanding Amount of such Lender’s participation in L/C Obligations under the Revolving Credit Facility and Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, (a) so long as any Revolving Credit Commitment is in effect, any Lender that has a Revolving Credit Commitment at such time or (b) if the Revolving Credit Commitments have terminated or expired, any Lender that has a Revolving Credit Loan or a participation in L/C Obligations under the Revolving Credit Facility or Swing Line Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“Royal Acquisition” means the acquisition by Casella Waste Management of N.Y., Inc., a New York corporation (“Casella WM of NY”), of certain Equity Interests and assets in accordance with the Royal Acquisition Agreement.

“Royal Acquisition Agreement” means that certain Securities and Asset Purchase Agreement, dated as of August 31, 2024, by and among Casella WM of NY, as buyer, Royal Carting Holdings Corp., a New York corporation, Welsh Sanitation Holdings Corp., a New York corporation, Panichi Holding Corp., a New York corporation, Valley 82 Holding Corp., a New York corporation, Kejem Properties, LLC, a New York limited liability company, Hopewell Industrial Properties LLC, a New York limited liability company, Millbrook Properties LLC, a New York limited liability company, Watch Hill Holding Corp., a New York corporation, and the other Persons party thereto.

“S&P” means S&P Global Ratings, a business of S&P Global Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Borrower and any Cash Management Bank.

“Secured Leverage Covenant Election” means, at any time at or after the incurrence by a Borrower or any of its Domestic Subsidiaries of unsecured Indebtedness in an aggregate amount in excess of $250,000,000 after the Closing Date, a written election by the Parent delivered to the Administrative Agent to cease quarterly testing of the maximum Consolidated Total Net Leverage Ratio and thereafter commence quarterly testing of the maximum Consolidated Secured Net Leverage Ratio as set forth in Section 7.11.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article VI or VII that is entered into by and between any Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Swing Line Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, the Arrangers, and the other Persons the Obligations owing to which are secured by the Collateral under the terms of the Security Documents.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Security Agreement, dated as of May 14, 2018, among the Parent, the other Borrowers party thereto and the Administrative Agent, for the benefit of the Secured Parties, as amended and supplemented by each joinder thereto and the Reaffirmation Agreements.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreements, each as amended and in effect from time to time, and any additional documents creating, evidencing or perfecting the Administrative Agent’s Liens on the assets of the applicable Borrowers for the benefit of the Secured Parties (including Uniform Commercial Code financing statements).

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Specified Borrower” means any Borrower that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.16).

“Specified Event of Default” means an Event of Default under Section 8.01(a), 8.01(b), 8.01(g) or 8.01(h).

“Subsidiary” means any entity the majority of whose voting securities or Equity Interests is owned by the Parent or a Borrower or combination of the Parent and Borrowers (including indirect ownership through other entities in which the Parent or a Borrower directly or indirectly owns a majority of the voting securities or Equity Interests).

“Successor Rate” has the meaning specified in Section 3.03(b).

“Surety Arrangement” has the meaning specified in Section 7.03(k).

“Sustainability Coordinator” means each of BofA Securities, Inc. and TD Securities (USA) LLC, or such other entity appointed to such role in accordance with Section 2.21.

“Sustainability Fee Adjustment” means, with respect to any Sustainability Report for any fiscal year, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the Resource Solutions Commitment Fee Adjustment Amount plus (b) the TRIR Commitment Fee Adjustment Amount, in each case as set forth in the applicable Pricing Certificate for such fiscal year.

“Sustainability Pricing Adjustment Date” has the meaning specified in Section 2.21(a).

“Sustainability Rate Adjustment” means, with respect to any Sustainability Report for any fiscal year, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the Resource Solutions Applicable Rate Adjustment Amount plus (b) the TRIR Applicable Rate Adjustment Amount, in each case as set forth in the applicable Pricing Certificate for such fiscal year.

“Sustainability Report” means an annual report prepared by the Parent setting forth the results for each KPI Metric for any given fiscal year of the Parent and, with respect to each KPI Metric, verified by the KPI Metrics Auditor.

“Sustainability Table” means the Sustainability Table set forth on Schedule 2.21.

“Sustainability Threshold Adjustment” has the meaning specified in Section 2.21(c).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement used to document transactions of the type set forth in clause (a) hereof (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Borrower any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations for such Swap Contracts provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04(a).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrowers.

“Swing Line Note” means a promissory note made by the Borrowers in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit C-3.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means (a) a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the applicable Term Lenders pursuant to Section 2.01, (b) the making of an Incremental Term Loan by a Lender to the Borrowers pursuant to Section 2.14, and (c) the making of an Extended Term Loan by a Lender to the Borrowers pursuant to Section 2.20.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrowers, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, or (iii) an Extension Amendment. The amount of each Lender’s Initial Term Commitment as of the Closing Date is as set forth on Schedule 2.01 under the caption “Initial Term Commitment”; and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, Incremental Amendment or Extension Amendment or pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) on or prior to the funding of the Term Loans on the Closing Date, the aggregate amount of the Term Commitments at such time and (b) at any time after the funding of the Term Loans on the Closing Date, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means at any time, (a) at any time on or prior to the funding of the Term Loans on the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the funding of the Term Loans on the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means (i) the Initial Term Loans, and (ii) any Incremental Term Loan or Extended Term Loan effected pursuant to Section 2.14 or Section 2.20.

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than 0%, Term SOFR shall be deemed 0% for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means $30,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Recordable Incident Rate” means, for any given calendar year, an average of incident rates recorded per total hours worked by employees calculated as the ratio of (a) (i) the number of injuries and illnesses suffered by employees of the Parent and its Subsidiaries times (ii) 200,000 divided by (b) the total hours worked by employees of the Parent and its Subsidiaries, as adjusted pursuant to Section 2.21.

“TRIR Applicable Rate Adjustment Amount” means, with respect to any fiscal year, (a) positive 0.020% if the Total Recordable Incident Rate for such fiscal year as set forth in the Sustainability Report is greater than the TRIR Threshold for such fiscal year, (b) 0.000% if the Total Recordable Incident Rate for such fiscal year as set forth in the Sustainability Report is less than or equal to the TRIR Threshold for such fiscal year but greater than or equal to the TRIR Target A for such fiscal year, (c) negative 0.010% if the Total Recordable Incident Rate for such fiscal year as set forth in the Sustainability Report is less than the TRIR Target A for such fiscal year but greater than or equal to the TRIR Target B for such fiscal year, and (d) negative 0.020% if the Total Recordable Incident Rate for such fiscal year as set forth in the Sustainability Report is less than the TRIR Target B.

“TRIR Commitment Fee Adjustment Amount” means, with respect to any fiscal year, (a) positive 0.005% if the Total Recordable Incident Rate for such fiscal year as set forth in the Sustainability Report is greater than the TRIR Threshold for such fiscal year, (b) 0.000% if the Total Recordable Incident Rate for such fiscal year as set forth in the Sustainability Report is less than or equal to the TRIR Threshold for such fiscal year but greater than or equal to the TRIR Target A for such fiscal year, (c) negative 0.0025% if the Total Recordable Incident Rate for such fiscal year as set forth in the Sustainability Report is less than the TRIR Target A for such fiscal year but greater than or equal to the TRIR Target B for such fiscal year, and (d) negative 0.005% if the Total Recordable Incident Rate for such fiscal year as set forth in the Sustainability Report is less than the TRIR Target B.

“TRIR Impacting Transaction” means any acquisition or similar transaction whereby a Borrower or any Non-Borrower Subsidiary acquires a single entity, or all or substantially all of the assets or a business unit of another Person, with total annual revenue of equal to or greater than $50,000,000.

“TRIR Target A” means, with respect to any fiscal year, the Total Recordable Incident Rate Target A for such fiscal year as set forth in the Sustainability Table, as adjusted pursuant to Section 2.21.

“TRIR Target B” means, with respect to any fiscal year, the Total Recordable Incident Rate Target B for such fiscal year as set forth in the Sustainability Table, as adjusted pursuant to Section 2.21.

“TRIR Threshold” means, with respect to any fiscal year, Total Recordable Incident Rate Threshold for such fiscal year as set forth in the Sustainability Table, as adjusted pursuant to Section 2.21.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Transactions” means, collectively, (a) the amendment and restatement of the Existing Credit Agreement, (b) the entering into by the Borrowers and their applicable Subsidiaries of the Loan Documents to which they are a party and the incurrence of Indebtedness hereunder and thereunder on the Closing Date and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, rule and any reference to any law or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person hereunder (and each Division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing or anything in this Agreement, for purposes of determining compliance with any provision or covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing or anything in this Agreement, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the Borrowers and the Required Lenders shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Borrowers and their Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parents and its Subsidiaries required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

1.07 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.08 Limited Condition Acquisitions. In the event that the Parent or any other Borrower notifies the Administrative Agent in writing that any proposed Acquisition is a Limited Condition Acquisition and that the Borrowers wish to test the conditions to such Acquisition and the incurrence of Limited Condition Acquisition Debt used to finance such Limited Condition Acquisition in accordance with this Section 1.08, then, the following provisions shall apply:

(a) any condition to such Limited Condition Acquisition or, if agreed by the applicable Limited Condition Acquisition Lenders, any applicable Limited Condition Acquisition Debt that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Acquisition or the incurrence of such Limited Acquisition Debt shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition and (ii) no Specified Event of Default shall have occurred and be continuing both before and after giving effect to such Limited Condition Acquisition and any Limited Acquisition Debt incurred or assumed in connection therewith;

(b) any condition to a Limited Condition Acquisition or incurrence of such Limited Condition Acquisition Debt that the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct at the time of such Limited Condition Acquisition or incurrence of such Limited Acquisition Debt may be subject to customary “SunGard” or other applicable “certain funds” conditionality provisions acceptable to the applicable Limited Condition Acquisition Lenders (which may include, without limitation, a condition that the representations and warranties under the relevant agreements relating to such Limited Condition Acquisition as are material to the applicable Limited Condition Acquisition Lenders shall be true and correct, but only to the extent that Parent or its applicable Subsidiary has the right to terminate its obligations under such agreement as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct), so long as all representations and warranties contained in this Agreement and in the other Loan Documents are true and correct in all material respects at the time of execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition;

(c) any financial ratio test or other financial condition, may upon the written election of the Parent delivered to the Administrative Agent prior to the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition, be tested either (i) upon the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition or (ii) upon the consummation of such Limited Condition Acquisition and related incurrence of such Limited Acquisition Debt, in each case, after giving effect to such Limited Condition Acquisition and all Indebtedness incurred or assumed in connection therewith, on a pro forma basis; provided that the failure to deliver the notice contemplated under this clause (c) on or prior to the date of execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing any other Limited Condition Acquisition shall be deemed an election to test the applicable financial ratio under clause (c)(ii) of this Section; and

(d) except as provided in the next sentence, if the Parent has made an election with respect to any Limited Condition Acquisition to test a financial ratio test or condition at the time specified in clause (c)(i) of this Section, then in connection with any subsequent calculation of any ratio or basket on or following the relevant date of execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be required to be satisfied (x) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the inclusion of EBITDA of any Acquired Business as contemplated in the definition of Consolidated EBITDA and the incurrence or assumption of Indebtedness) have been consummated and (y) assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Rate and determining whether or not the Parent is in compliance with the requirements of Section 7.11 shall, in each case, be calculated assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated until such Limited Condition Acquisition and other transactions are actually consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is separately tested. Notwithstanding anything to the contrary herein, (a) in no event shall there be more than two Limited Condition Acquisitions at any time with respect to which Parent has outstanding LCA elections under this Section 1.08 and (b) the parties hereto agree that Parent shall be deemed to have notified the Administrative Agent in writing to treat the Royal Acquisition as a Limited Condition Acquisition and to have made an election to test any financial ratio test or condition with respect to the Royal Acquisition at the time specified in clause (c)(i) of this Section, and the Administrative Agent and the Lenders party hereto hereby consent to such Royal Acquisition being treated as a Limited Condition Acquisition in accordance with this Section 1.08 (including under clause (c)(i)).

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) Term Loans. Subject to the terms and conditions set forth herein, each Term Lender with an Initial Term Commitment severally agrees to make term loans in Dollars to the Borrowers on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment (each such term loan, an “Initial Term Loan” and collectively, the “Initial Term Loans”). Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(b) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make revolving loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the Revolving Credit Exposure of each Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment (other than as described in Section 2.04 with respect to the Swing Line Lender). Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein. The Borrowers jointly and severally promise to pay to the Administrative Agent, for the account of the Revolving Credit Lenders, all amounts due under the Revolving Credit Loans on the Maturity Date or such earlier date as required hereunder.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 12:00 p.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan in a Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Term SOFR Loan.

(b) Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Term Borrowing or Revolving

Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date a Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrowers, there are L/C Borrowings outstanding under the Revolving Credit Facility, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans of any Class may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Revolving Lenders or the Required Term Lenders, as applicable.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to the Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Revolving Credit Facility.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent, and such Lender.

(g) With respect to SOFR or Term SOFR, the Administrative Agent (in consultation with the Parent) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of

Credit Expiration Date, to issue Letters of Credit, including IRB LOCs, for the account of the Borrowers and their Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued under the Revolving Credit Facility for the account of the Borrowers and their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. This Agreement shall be the “Reimbursement Agreement” referred to in any L/C Supported IRB. All Existing Letters of Credit shall be deemed to have been issued pursuant the Revolving Credit Facility hereunder, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii) and except for IRB LOCs, the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Required Revolving Lenders and the applicable L/C Issuer have approved such expiry date (it being agreed that following the Letter of Credit Expiration Date, any outstanding Letter of Credit would be required to be cash collateralized by the Borrowers on terms and pursuant to arrangements satisfactory to such L/C Issuer).

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Applicable Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, the Letter of Credit is in an initial stated amount less than $250,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer would exceed the sublimit established by such L/C Issuer in accordance with the definition thereof (which shall in all cases be less than or equal to the Letter of Credit Sublimit and shall be part of and not in addition thereto).

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuers shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuers in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C

Issuer. Such Letter of Credit Application (other than for IRB LOCs) must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, and the timing of submission of the Letter of Credit Application with respect to an IRB LOC shall be as determined by the applicable L/C Issuer and the Borrowers. In the case of a request for an initial issuance of a Letter of Credit, the related Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrowers shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application at the address set forth in Section 10.02 for receiving L/C Applications and related correspondence, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date (which, in the case of an IRB LOC, shall be a date satisfactory to such L/C Issuer), issue a Letter of Credit for the account of the applicable Borrower or its applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrowers so request in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) If the Borrowers so request in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to the applicable L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit issued under the Revolving Credit Facility of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrowers and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (or, with respect to any IRB LOC, the time set forth therein), or within 2 hours after notice, if such notice occurs after 11:00 a.m. (each such date, an “Honor Date”), the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuers for any amount drawn under any Letter of Credit issued under the Revolving Credit Facility, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuers for amounts drawn under Letters of Credit issued under the Revolving Credit Facility, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against such L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuers any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section

2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) or (d)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrowers or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrowers;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Credit Lender and each of the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct determined by a court of competent jurisdiction by a final and non-appealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee under any Applicable Law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (viii)

of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction by a final and non-appealable judgment or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuers may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrowers for, and no L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such L/C Issuer required under any law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrowers shall pay to (i) the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage in respect of the Revolving Credit Facility or other applicable share provided for under this Agreement, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate applicable to Revolving Credit Loans maintained as Term SOFR Loans then in effect, multiplied by the daily maximum amount then available to be drawn under such Letter of Credit. Such Letter of Credit Fees shall be computed on a quarterly basis in arrears. For purposes of computing the daily maximum amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Such Letter of Credit Fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.25% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be (x) computed on a quarterly basis in arrears and (y) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily maximum amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of each L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Appointment of Additional L/C Issuers. In addition to the L/C Issuers on the Closing Date, the Borrowers may from time to time, with notice to the Revolving Credit Lenders and the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Revolving Credit Lender being so appointed, appoint additional Revolving Credit Lenders to be L/C Issuers and increase the Letter of Credit Sublimit by the aggregate amount consented to by the consenting increasing or additional L/C Issuers. Upon the appointment of a Lender as an L/C Issuer hereunder such Person shall become vested with all of the rights, powers, privileges and duties of an L/C Issuer hereunder.

(l) Action Taken by Revolving Credit Lenders. Notwithstanding anything to the contrary set forth in this Section 2.03, the Revolving Credit Commitments of, or the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of determining the percentage of Revolving Credit Lenders taking or approving any action under this Section 2.03 and such matters shall be determined as though such Defaulting Lenders’ Revolving Credit Commitments and portion of the Total Revolving Credit Outstandings held by such Defaulting Lenders did not exist.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuers hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

(n) L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report in the form of Exhibit J hereto, as set forth below:

(i) reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii) on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii) on any Business Day on which a Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v) for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Revolving Credit Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, (x) that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, (y) the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate for Base Rate Loans made under the Revolving Credit Facility. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:30 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:30 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Borrowers on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Lending Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage of such payment in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the Full Payment of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice may be in any form on an electronic platform or electronic transmission system or another form approved by the Administrative Agent or in a writing appropriately signed by a Responsible Officer and containing the information specified in this Section below and be received by the Administrative Agent not later than 12:00 p.m. (1) two Business Days prior to any date of prepayment of Term SOFR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Term SOFR Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $250,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrowers, and to the extent provided therein, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the Borrowers (provided that in the event that the Borrowers do not specify the order in which to apply prepayments, the Borrowers shall be deemed to have elected that such prepayment be applied to reduce the scheduled installments of principal of such Term Loans in reverse order of maturity), and subject to Section 2.18, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or less if less than such amount is outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrowers, and to the extent provided therein, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) [Reserved].

(ii) If any of the Borrowers or any Non-Borrower Subsidiary (other than the Insurance Subsidiary) Disposes of any property (other than sales of inventory in the ordinary course of business, and other than any Excluded Asset Disposition) which, in any such case, results in the realization by such Person of Net Cash Proceeds, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received therefrom in excess of $30,000,000 in the aggregate for the Net Cash Proceeds received from all such Dispositions during the immediately preceding twelve month period (calculated after giving effect to the proviso below) no later than 45 days after the end of the fiscal quarter during which such Disposition occurred (such prepayments to be applied as set forth in clauses (v) and (viii) below, as applicable); provided that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(ii), at the election of the Borrowers (as notified by the Borrowers to the Administrative Agent no later than 45 days after the end of the fiscal quarter during which such Disposition occurred), and so long as no Event of Default shall have occurred and be continuing, the Borrowers may reinvest all or any portion of such Net Cash Proceeds in operating assets of the Borrowers so long as (A) within 330 days after receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (or a definitive agreement to so reinvest shall have been executed), and (B) if a definitive agreement to so reinvest has been executed within such 330-day period, then such reinvestment shall have been consummated within 330 days after the date such definitive agreement was executed.

(iii) Upon the occurrence of a Recovery Event with respect to the Borrowers which, in any such case, results in the realization by such Person of Net Cash Proceeds, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received therefrom in excess of $30,000,000 in the aggregate for the Net Cash Proceeds received from all such Recovery Events during the immediately preceding twelve month period (calculated after giving effect to the proviso below) no later than 45 days after the end of the fiscal quarter during which such Recovery Event occurred (such prepayments to be applied as set forth in clauses (v) and (viii) below, as applicable); provided that, with respect to any Net Cash Proceeds realized under a Recovery Event described in this Section 2.05(b)(iii), at the election of the Borrowers (as notified by the Borrowers to the Administrative Agent no later than 45 days after the end of the fiscal quarter during which such Recovery Event occurred), and so long as no Event of Default shall have occurred and be continuing, the Borrowers may reinvest all or any portion of such Net Cash Proceeds in the replacement or restoration of any properties or assets in respect of which such Net Cash Proceeds were paid or operating assets of the Borrowers so long as (A) within 330 days after receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (or a definitive agreement to so reinvest shall have been executed), and (B) if a definitive agreement (including, without limitation, a construction agreement) to so reinvest has been executed within such 330-day period, then such reinvestment shall have been consummated within 330 days after the date such definitive agreement was executed.

(iv) Upon the incurrence or issuance by the Borrowers of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrowers (such prepayments to be applied as set forth in clauses (v) and (viii) below, as applicable).

(v) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term Facility and to the principal repayment installments thereof as directed by the Borrowers and specified in the notice of prepayment, (provided that in the event that the Borrowers do not specify the order in which to apply prepayments, the Borrowers shall be deemed to have elected that such prepayment be applied to reduce the scheduled installments of principal of such Term Loans in reverse order of maturity) and, second, to the Revolving Credit Facility without any reduction of the Revolving Credit Commitments in the manner set forth in clause (viii) of this Section 2.05(b). Subject to Section 2.18 and clause (vi) below, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.

(vi) The Borrowers shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(ii) or (iii), at least five (5) Business Days prior to the date on which such payment is due. Such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall promptly (and, in any event, within one (1) Business Day) give notice to each Appropriate Lender of the contents of the Borrowers’ prepayment notice and of such Appropriate Lender’s Applicable Percentage or other applicable share provided for under this Agreement of the prepayment. Each Appropriate Lender may elect (in its sole discretion) to decline all (but not less than all) of its Applicable Percentage or other applicable share provided for under this Agreement of the prepayment (such amounts so declined, the “Declined Amounts”) of any mandatory prepayment by giving notice of such election in writing (each, a “Rejection Notice”) to the Administrative Agent by 12:00 p.m. (New York City time), on the date that is one (1) Business Day prior to the date that such prepayment is due. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage or other applicable share provided for under this Agreement of the total amount of such mandatory prepayment of Term Loans. The aggregate amount of the Declined Amounts shall be retained by the Borrowers and/or applied by the Borrowers in any manner not inconsistent with the terms of this Agreement.

(vii) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrowers shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(viii) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, and second, shall be applied ratably to the outstanding Revolving Credit Loans without any reduction of the Revolving Credit Commitments, in each case.

2.06 Termination or Reduction of the Commitments.

(a) Voluntary. The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations with respect to Letters of Credit not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit, and (iv) if, after giving effect to any reduction or termination of the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction provided in this Section. Any reduction of any Commitments hereunder shall be applied to the applicable Commitment of each applicable Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of any applicable Facility or Commitments shall be paid on the effective date of such termination. To the extent practicable, each partial reduction in the Letter of Credit Sublimit shall be allocated ratably among the L/C Issuers in accordance with any additional sublimits they have established as L/C Issuers with respect to Letters of Credit (or as otherwise agreed among the Borrowers and the L/C Issuers).

(b) Mandatory. The Initial Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Initial Term Loans pursuant to Section 2.01 on the Closing Date. The Revolving Credit Commitments shall terminate on the applicable Maturity Date for each such Facility.

2.07 Repayment of Loans.

(a) Initial Term Loans. The Borrowers shall repay to the Term Lenders with Initial Term Loans the aggregate principal amount of the Initial Term Loans in quarterly principal installments on the last Business Day of each March, June, September and December, commencing on the last Business Day of the fiscal quarter ending March 31, 2027, equal to (i) 0.250% of the initial aggregate stated principal amount of the Initial Term Loans on the Closing Date, in the case of installments occurring on or before the last Business Day of the fiscal quarter ending December 31, 2027, and (ii) 0.625% of the initial aggregate stated principal amount of the Initial Term Loans on the Closing Date, in the case of any installments occurring after December 31, 2027, in each case, which principal amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05; provided, however, that the final principal repayment installment of the Initial Term Loans shall be repaid on the Maturity Date therefor and in any event shall be in an amount equal to the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date.

(d) Incremental Term Loans. The Borrowers shall repay to the Term Lenders with Incremental Term Loans the aggregate principal amount thereof in accordance with the terms of Section 2.14(c) and any applicable Increase Joinder; provided, however, that the final principal repayment installment of each Incremental Term Loan shall be repaid on the Incremental Term Loan Maturity Date therefor and in any event shall be in an amount equal to the aggregate principal amount of all Incremental Term Loans of like tenor outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) below, (i) each Term SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for Term SOFR Loans for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for such Facility from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans for the Revolving Credit Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods) (including, without limitation, automatically upon an Event of Default set forth in Section 8.01(g) or 8.01(h) as set forth in Section 8.02), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers in respect of a Facility is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Revolving Lenders (in the case of amounts due in respect of the Revolving Credit Facility), and the Required Term Lenders (in the case of amounts due in respect of the Term Facility), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (i) and (ii) above), the Borrowers shall pay interest on the principal amount of all applicable outstanding Obligations hereunder (and, without duplication, on any past due amount) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrowers jointly and severally in accordance with Section 10.12 agree (to the fullest extent permitted by Applicable Law) to pay to the Administrative Agent for the account of the Revolving Credit Lenders in accordance with their respective Applicable Percentages, a commitment fee (the “Commitment Fee”) calculated at the rate per annum equal to the Applicable Rate with respect to the “Commitment Fee” times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations under the Revolving Credit Facility, subject to adjustment as provided in Section 2.18. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December with a final payment on the Maturity Date or any earlier date on which the Revolving Credit Facility shall terminate. If there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrowers jointly and severally in accordance with Section 10.12 shall pay to the Arrangers, the Sustainability Coordinators and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers or the Administrative Agent determine that (i) Consolidated Total Net Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of such ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Sections 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrowers’ obligations under this Section 2.10(b) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder for the limited period ending one month following the date of the annual audited financial statements of the Parent and its Subsidiaries that include the period during which such termination and repayment occurred.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender and each L/C Issuer shall be evidenced by one or more accounts or records maintained by such Lender or L/C Issuer and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or L/C Issuer shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders and/or the L/C Issuers to or for the account of the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrowers made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) Note(s), which shall evidence such Lender’s Loans to the Borrowers, in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative

Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 or Section 2.14, as applicable (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. With respect to any payment that is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder, the Administrative Agent may assume that the Borrowers have made the payment on the date that the payment is due and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuers hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuers, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans, and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, as the case may be, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations (other than in respect of Secured Hedge Agreements and Secured Cash Management Agreements) due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (1) notify the Administrative Agent of such fact, and (2) purchase (for cash at face value) participations in the Loans and sub-participations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including, but not limited to, the application of funds arising from the existence of a Defaulting Lender and amounts paid in connection with or after giving effect to the third to final paragraph of Section 10.01), (B) the application of Cash Collateral provided for in Section 2.17, (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrowers thereof (as to which the provisions of this Section shall apply) or (D) any payment of consideration for executing any amendment, waiver or consent in connection with this Agreement so long as such consideration has been offered to all consenting Lenders.

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14 Incremental Credit Extensions.

(a) Borrower Request. The Borrowers may by written notice to the Administrative Agent elect to request (x) prior to the Maturity Date for the Revolving Credit Facility, an increase to the existing Revolving Credit Commitments (each, an “Incremental Revolving Commitment”) and/or (y) the establishment of one or more new term loan commitments (each, an “Incremental Term Commitment”), by an aggregate amount not in excess of the Maximum Increase Amount. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrowers propose that the Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (unless a shorter period is approved by the Administrative Agent), and (ii) the identity of each Eligible Assignee to whom the Borrowers propose any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment; provided, further, that (i) the principal amount for all such Incremental Commitments shall not exceed the Maximum Increase Amount; and (ii) each Incremental Commitment shall be in an aggregate amount of $5,000,000 or any whole multiple of $5,000,000 in excess thereof (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Commitments set forth in above).

(b) Conditions. The Incremental Commitments shall become effective as of the Increase Effective Date; provided that:

(i) subject to the provisions set forth in Section 1.08, each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) subject to the provisions set forth in Section 1.08, no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii) subject to the provisions set forth in Section 1.08, the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14(b), the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.04.

(iv) the Borrowers shall make any breakage payments in connection with any adjustment of Revolving Credit Loans pursuant to Section 2.14(c); and

(v) subject to the provisions set forth in Section 1.08, the Borrowers shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Closing Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to Incremental Commitments shall be as follows:

(i) terms and provisions of Incremental Term Loans shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Loans (it being understood that Incremental Term Loans may be a part of the Term Loans) and to the extent that the terms and provisions of Incremental Term Loans are not identical to the Term Loans (except to the extent permitted by clause (iii), (iv) or (v) below) they shall be reasonably satisfactory to the Administrative Agent; provided that in any event (A) the Incremental Term Loans must comply with clauses (iii), (iv), and (v) below and (B) the interest rate margin, rate floors, interest rate indexes and adjustments, upfront fees, original issue discount and, subject to clause (c)(iii) below, amortization schedule, for any such Incremental Term Loan shall be determined by the Borrowers and the lenders of the applicable Incremental Term Loan (and, with respect to any interest rate indexes and adjustments, the Administrative Agent);

(ii) the terms and provisions of Revolving Credit Loans made pursuant to new Commitments shall be identical to the Revolving Credit Loans;

(iii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the then existing Term Loans;

(iv) the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the then Latest Maturity Date; and

(v) Incremental Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary and mandatory prepayments with the other Term Loans; provided, that Incremental Term Loans may, to the extent set forth in the applicable Increase Joinder, receive additional mandatory prepayments based on excess cash flow.

The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrowers, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them. Notwithstanding the provisions of Section 10.01, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.14 (including, without limitation, such amendments as may be necessary or appropriate to structure one or more Incremental Facilities so that such Incremental Facilities have the benefit of different (but, other than as to periods outside the maturity date of the other Facilities then in effect, no more restrictive) or no financial covenants or are otherwise “covenant-lite” term loans, and such amendments as may be necessary or appropriate with respect to the interest rate and interest rate benchmark index desired by the Borrowers, the Administrative Agent and each Lender making such Incremental Commitment). In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Credit Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Credit Loans made pursuant to Incremental Revolving Commitments and Incremental Term Loans that are Term Loans, respectively, made pursuant to this Agreement. This Section 2.14 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

(d) Adjustment of Revolving Credit Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Incremental Revolving Commitments, then each Revolving Credit Lender that is acquiring an Incremental Revolving Commitment on the Increase Effective Date shall make a Revolving Credit Loan, the proceeds of which will be used to prepay the Revolving Credit Loans of the other Revolving Credit Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Credit Loans outstanding are held by the Revolving Credit Lenders pro rata based on their Revolving Credit Commitments after giving effect to such Increase Effective Date. If there is a new borrowing of Revolving Credit Loans on such Increase Effective Date, the Revolving Credit Lenders after giving effect to such Increase Effective Date shall make such Revolving Credit Loans in accordance with Section 2.01(b).

(e) Making of New Term Loans. On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to the Borrowers in an amount equal to its new Commitment.

(f) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.14 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Security Documents, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, to the extent set forth in the Increase Joinder. The Borrowers shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such class of Term Loans or any such new Commitments.

2.15 Currency of Account. All of the Loans and Letters of Credit hereunder shall be denominated and payable in Dollars. If, for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency (the “first currency”) into any other currency (the “second currency”) the conversion shall be made at a rate of exchange at which, in accordance with normal banking procedures (as conclusively determined by the Administrative Agent absent manifest error), the Administrative Agent could purchase the first currency with the second currency on the Business Day preceding the day on which the final judgment is given. If, however, on the Business Day following receipt by the Administrative Agent in the second currency of any sum adjudged to be due hereunder (or any proportion thereof) the Administrative Agent purchases the first currency with the amount of the second currency so received and the first currency so purchased falls short of the sum originally due hereunder in the first currency (or the same proportion thereof) the Borrowers, shall, as a separate obligation and notwithstanding any judgment, pay to the Administrative Agent in the first currency an amount equal to such shortfall.

2.16 [Reserved].

2.17 Cash Collateral.

(a) Certain Credit Support Events. If (i) such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) the Borrowers are required to provide Cash Collateral pursuant to Section 8.02 or (iii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the request of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person (other than the Administrative Agent as herein provided), or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05, 2.18 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s and such L/C Issuer’s good faith determination that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, (y) that Cash Collateral furnished by or on behalf of any Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03), and (z) the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of “Required Revolving Lenders” and “Required Term Lenders”.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, if such Defaulting Lender is a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, if such Defaulting Lender is a Revolving Credit Lender to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) if such Defaulting Lender is a Revolving Credit Lender, Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17, sixth, in the case of a Defaulting Lender under any Facility, to the payment of any amounts owing to the other Lenders under such Facility (in the case of the Revolving Credit Facility, including the L/C Issuers or Swing Line Lender) against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders under the applicable Facility on a pro rata basis (and ratably among all applicable Facilities computed in accordance with the Defaulting Lenders’ respective funding deficiencies) prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender under the applicable Facility until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender that is a Revolving Credit Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders which are Revolving Credit Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) no Default shall have occurred and be continuing at the time such Lender becomes a Defaulting Lender and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Parent shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.19 [Reserved].

2.20 Extension of Maturity Date.

(a) The Borrowers may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any Class of Loans and Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable Class of Revolving Credit Commitments and/or Term Loans that will be subject to the Extension (which shall be in minimum principal amount of $50,000,000 or any whole multiple of $10,000,000 in excess thereof except that such amount may be less than $50,000,000 and need not be in a whole multiple of $10,000,000 if such amount represents the remaining amount of the Class to be extended), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the relevant Class of Revolving Credit Commitments and/or Term Loans to which such Extension relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrowers. If the aggregate principal amount of Revolving Credit Commitments or Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments or Term Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Revolving Credit Commitments or Term Loans, as applicable, of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b) The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article V and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.20(b), the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.04, (iii) the L/C Issuers and the Swing Line Lender shall have consented to any Extension of the Revolving Credit Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swing Line Loans at any time during the extended period and (iv) the terms of such Extended Revolving Credit Commitments and Extended Term Loans shall comply with paragraph (c) of this Section.

(c) The terms of each Extension shall be determined by the Borrowers, the Administrative Agent and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Revolving Credit Commitment or Extended Term Loan shall be no earlier than one year after the Maturity Date of the applicable Class of Facility that is being extended, (ii)(A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Credit Commitments and (B) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of the existing Term Loans, (iii) the Extended Revolving Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Credit Loans and the existing Term Loans and the borrower and guarantors of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be the same as the Borrowers and Guarantors with respect to the existing Revolving Credit Loans or Term Loans, as applicable, (iv) the interest rate margin, rate floors, interest rate indexes and adjustments, fees, original issue discount and premium applicable to any Extended Revolving Credit Commitment (and the Extended Revolving Loans thereunder) and Extended Term Loans shall be determined by the Borrowers and the applicable extending Lenders (and, with respect to any interest rate indexes and adjustments, the Administrative Agent), (v)(A) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Term Loans and (B) borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Revolving Credit Commitments, and participation in Letters of Credit and Swing Line Loans, shall be on a pro rata basis with the other Revolving Credit Loans or Revolving Credit Commitments (other than upon the maturity of the non-extended Revolving Credit Loans and Revolving Credit Commitments) and (vi) the terms of the Extended Revolving Credit Commitments shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(d) In connection with any Extension, the Borrowers, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Credit Commitments or Extended Term Loans as a new Class or tranche of Revolving Credit Commitments or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this section. This Section 2.20 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

2.21 Sustainability Adjustments.

(a) Following the date on which the Parent provides or has provided a Pricing Certificate in respect of the most recently ended fiscal year (including the fiscal year ended December 31, 2023), (i) the Applicable Interest Rate Percentage shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Rate Adjustment as set forth in such Pricing Certificate in the manner and at the times described in this Section 2.21 (but in no event shall any adjustment result in the Applicable Interest Rate Percentage being less than 0.00%) and (ii) the Applicable Commitment Fee

Percentage shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Fee Adjustment as set forth in such Pricing Certificate in the manner and at the times described in this Section 2.21 (but in no event shall any adjustment result in the Applicable Commitment Fee Percentage being less than 0.00%). For purposes of the foregoing, (A) each of the Sustainability Rate Adjustment and the Sustainability Fee Adjustment shall be effective as of the fifth (5th) Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to Section 2.21(i) based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Sustainability Rate Adjustment and the Sustainability Fee Adjustment, as applicable, therein (such day, the “Sustainability Pricing Adjustment Date”), and (B) each change in the Applicable Interest Rate Percentage and the Applicable Commitment Fee Percentage resulting from a Pricing Certificate, and the Sustainability Rate Adjustment and the Sustainability Fee Adjustment related thereto, shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate for the immediately following period, the last day such Pricing Certificate for such following period could have been delivered pursuant to the terms of Section 2.21(i)) (any such period, an “Applicable Sustainability Pricing Adjustment Period”). Notwithstanding the foregoing, to the extent an External Impacting Event occurs after the Closing Date, there shall be no subsequent adjustment to the Applicable Interest Rate Percentage or the Applicable Commitment Fee Percentage resulting from the Resource Solutions Amount KPI Metric until the Resource Solutions Amount, Resource Solutions Threshold, Resource Solutions Target and/or the Sustainability Table with respect to the Resource Solutions Amount (or relevant provisions with respect thereto) then in effect are adjusted in accordance with Section 2.21(g) or (j) below. The parties hereto acknowledge and agree that the Pricing Certificate delivered for the fiscal year ended December 31, 2023 and the Sustainability Rate Adjustment and Sustainability Fee Adjustment set forth therein shall apply for purposes of this Agreement.

(b) For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any fiscal year of the Parent. It is further understood and agreed that, unless otherwise agreed pursuant to Section 2.21(g) or (j) below, any Sustainability Rate Adjustment or Sustainability Fee Adjustment made for any Applicable Sustainability Pricing Adjustment Period shall only be applicable for such Applicable Sustainability Pricing Adjustment Period and any increases or reductions to the Applicable Interest Rate Percentage and Applicable Commitment Fee Percentage, respectively, with respect to one or more KPI Metrics in any fiscal year shall not be cumulative year-over-year. Each applicable Sustainability Rate Adjustment or Sustainability Fee Adjustment shall only apply until the conclusion of such Applicable Sustainability Pricing Adjustment Period.

(c) It is hereby understood and agreed that if no Pricing Certificate is delivered by the Parent within the period set forth in Section 2.21(i), the Sustainability Rate Adjustment will be positive 0.040% and the Sustainability Fee Adjustment will be positive 0.010% (such positive rates, collectively, the “Sustainability Threshold Adjustment”) commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 2.21(i) and continuing until the Parent delivers a Pricing Certificate to the Administrative Agent.

(d) If (i)(A) the Parent or any Lender becomes aware of any material inaccuracy in the Sustainability Rate Adjustment, the Sustainability Fee Adjustment, or the KPI Metrics as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”), and in the case of any Lender, such Lender delivers, not later than ten (10) Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each other Lender and the Parent), or (B) the Parent and the Required Lenders agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of the Sustainability Rate Adjustment, the Sustainability Fee Adjustment or the KPI Metrics would have resulted in an increase in the Applicable Interest Rate

Percentage and the Applicable Commitment Fee Percentage for any period, the Borrowers shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), but in any event within ten (10) Business Days after the Parent has received written demand from the Administrative Agent, or within ten (10) Business Days after the Parent has agreed in writing that there was, a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period. If the Parent becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Rate Adjustment, the Sustainability Fee Adjustment or the KPI Metrics would have resulted in a decrease in the Applicable Interest Rate Percentage and the Applicable Commitment Fee Percentage for any period, then, upon receipt by the Administrative Agent of notice from the Parent of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Rate Adjustment, the Sustainability Fee Adjustment, or the KPI Metrics, as applicable), commencing on the fifth (5th) Business Day following receipt by the Administrative Agent of such notice, the Applicable Interest Rate Percentage and the Applicable Commitment Fee Percentage shall be adjusted to reflect the corrected calculations of the Sustainability Rate Adjustment, the Sustainability Fee Adjustment or the KPI Metrics, as applicable. Notwithstanding the foregoing or anything to the contrary herein, any information in a Pricing Certificate shall be deemed not to be materially inaccurate (and no Pricing Certificate Inaccuracy shall be deemed to have occurred in respect thereof), and any calculation of the Sustainability Rate Adjustment, the Sustainability Fee Adjustment or the KPI Metrics shall be deemed proper, and in each case shall not implicate this Section 2.21(d), if such information or calculation was made by the Parent in good faith based on information reasonably available to the Parent at the time such calculation was made.

(e) It is understood and agreed that any Pricing Certificate Inaccuracy (and any consequences thereof) shall not constitute a Default or Event of Default so long as the Parent complies with the terms of Section 2.21(d) and this Section 2.21(e) with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code of the United States, (i) any additional amounts required to be paid pursuant to the immediately preceding subsection (d) shall not be due and payable until the date that is ten (10) Business Days after a written demand is made for such payment by the Administrative Agent in accordance with such subsection (d), (ii) any nonpayment of such additional amounts prior to or upon the date that is ten (10) Business Days after such written demand for payment by the Administrative Agent shall not constitute a Default (whether retroactively or otherwise) and (iii) none of such additional amounts shall be deemed overdue prior to such date that is ten (10) Business Days after such written demand or shall accrue interest at the Default Rate prior to such date that is ten (10) Business Days after such written demand.

(f) Each party hereto hereby agrees that neither the Administrative Agent nor any Sustainability Coordinator shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Parent of any Sustainability Fee Adjustment or any Sustainability Rate Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate. The Administrative Agent may rely conclusively on any such Pricing Certificate, without further inquiry. Each party hereto hereby further agrees that neither the Administrative Agent nor the Sustainability Coordinators make any assurances as to (i) whether this Agreement meets any Borrower or Lender criteria or expectations with regard to environmental impact and sustainability performance, or (ii) whether the characteristics of the relevant sustainability performance targets and/or key performance indicators included in the Agreement, including any environmental and sustainability criteria or any computation methodology with respect thereto, meet any industry standards for sustainability-linked credit facilities.

(g) To the extent any Resource Solutions Impacting Transaction, any External Impacting Event or any TRIR Impacting Transaction occurs after the ESG Implementation Date, then (i) the Resource Solutions Amount, Resource Solutions Threshold, Resource Solutions Target, Total Recordable Incident Rate, TRIR Threshold, TRIR Target A, TRIR Target B and/or Sustainability Table (including relevant provisions with respect thereto), as applicable, may be adjusted in a manner reasonably acceptable to the Parent and the Sustainability Coordinators giving effect to such Resource Solutions Impacting Transaction, External Impacting Event and/or TRIR Impacting Transaction, as applicable (any such adjustments, “Impacting Event Adjustments”), and the Sustainability Coordinators, the Parent and the Administrative Agent may amend this Agreement to incorporate such Impacting Event Adjustments which amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent (who shall promptly notify the Parent) written notice that such Required Lenders object to such amendment (and, in the event Required Lenders deliver a written notice objecting to any such amendment, an alternative amendment may be effectuated with the consent of the Required Lenders, the Parent and the Sustainability Coordinators), and/or (ii) unless otherwise provided pursuant to the foregoing clause (i), with respect to any TRIR Impacting Transaction, the Total Recordable Incident Rate with respect to any entity acquired as part of a TRIR Impacting Transaction after the ESG Implementation Date shall be excluded from the calculation of Total Recordable Incident Rate hereunder for the first twelve (12) months immediately following the closing date of such TRIR Impacting Transaction. Any adjustment pursuant to this Section 2.21(g) (solely to the extent not set forth in an amendment to this Agreement) shall be described in reasonable detail in the applicable Pricing Certificate delivered with respect to the fiscal year in which the applicable transaction or event occurred. This clause (g) shall supersede any provisions in Section 10.01 to the contrary.

(h) To the extent any Sustainability Coordinator ceases to be a Lender (or, an Affiliate of a Lender), the Parent shall use commercially reasonable efforts to seek to appoint another Person that is a Lender (or an Affiliate of a Lender) to fulfill the role of such Sustainability Coordinator.

(i) The Parent shall deliver to the Administrative Agent a Pricing Certificate for the most recently ended fiscal year by no later than 150 days (or such later date agreed by the Sustainability Coordinator, but in any event not to exceed 180 days) after the end of such fiscal year (commencing, after the Closing Date, with delivery in 2025 for the fiscal year ended December 31, 2024); provided that, (i) the Parent may elect not to deliver a Pricing Certificate for any such fiscal year and (ii) the last Pricing Certificate required to be delivered hereunder shall be for the fiscal year ending December 31, 2026. Any election not to deliver a Pricing Certificate or any other failure to deliver a Pricing Certificate shall not constitute a Default or Event of Default hereunder, but shall subject the Borrowers to the Sustainability Threshold Adjustment described in Section 2.21(c) above.

(j) Notwithstanding anything to the contrary set forth herein, (i) any amendment, modification or other supplement to the Resource Solutions Amount, Resource Solutions Threshold, Resource Solutions Target, Total Recordable Incident Rate, TRIR Threshold, TRIR Target A, TRIR Target B and/or Sustainability Table (including relevant provisions with respect thereto), as applicable, in connection with any Resource Solutions Impacting Transaction, External Impacting Event and/or TRIR Impacting Transaction may be entered into in a writing executed only by the Parent, the Administrative Agent and each Sustainability Coordinator in accordance with Section 2.21(g), and (ii) any other amendment, consent, supplement or waiver with respect to any provisions relating to any KPI Metric, this Section 2.21 and any provision with respect the KPI Metrics (including any Sustainability Fee Adjustment or any Sustainability Rate Adjustment and any definitions, schedule or exhibit relating to such provisions) or the establishment of any additional KPI Metrics with respect to certain environmental, social and governance targets of the Parent and its Subsidiaries (including, but not limited to, any amendment to modify the targets set forth on Schedule 2.21 to extend beyond the fiscal year ending December 31, 2026) shall only require approval of the Required Lenders, the Parent and the Sustainability Coordinators hereunder, in each case so long as the adjustments (increase, decrease or no adjustment) to the otherwise applicable Commitment Fee, Applicable Rate for Base Rate Loans and Applicable Rate for Term SOFR Loans/Letter of Credit Fee do not exceed (x) a 0.010% increase and/or decrease in the otherwise applicable Commitment Fee and (y) a 0.040% increase and/or decrease in the otherwise applicable Applicable Rate for Term SOFR Loans and Letter of Credit Fees and the Applicable Rate for Base Rate Loans (it being understood that any such modification having the effect of reducing the Commitment Fee, Applicable Rate for Base Rate Loans or Applicable Rate for Term SOFR Loans to a level not otherwise permitted by this paragraph would require approval by all affected Lenders in accordance with Section 10.01). This clause (j) shall supersede any provisions in Section 10.01 to the contrary.

(k) Notwithstanding anything to the contrary set forth in this Section 2.21, unless otherwise amended pursuant to Section 2.21(j) above, the provisions set forth in this Section 2.21 (including any requirement to deliver a Pricing Certificate) shall only apply for the fiscal years ending on or prior to December 31, 2026.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Borrower hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Administrative Agent or a Borrower, as applicable) requires the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Borrower, then the Administrative Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made.

(iii) If any Borrower or the Administrative Agent shall be required by any Applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any such required withholding or the making of all such required deductions (including such deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) Each of the Borrowers shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand therefor for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A reasonably detailed certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. Each of the Borrowers shall, and does hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days written after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below. Upon making such payment to the Administrative Agent, the Borrowers shall be subrogated to the rights of the Administrative Agent pursuant to Section 3.01(c)(ii) below against the applicable defaulting Lender (other than the right of set off pursuant to the last sentence of Section 3.01(c)(ii)).

(ii) Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that a Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (y) the Administrative Agent and the Borrowers, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrowers, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Borrowers shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Parent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable, or any successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or W-8BEN, as applicable, or any successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable, or any successor form; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-ECI, IRS Form W-8BEN-E or W-8BEN, as applicable, or any successor form, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 3.01, “Applicable Laws” shall include “FATCA” and, solely for purposes of this clause (D) and the definition of Applicable Laws, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any

Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender reasonably determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund, charge interest or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), at the Borrowers’ option, prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that, for any reason, Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term SOFR Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Parent or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six-month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Parent may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation and administration of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers shall pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligation of any Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrowers such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04 or is unable to lend under Section 3.02, or if the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.14.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.

The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders unless otherwise specified:

(i) counterparts of this Agreement and the Reaffirmation Agreement (2024), properly executed by a Responsible Officer of each of the Borrowers and by the other parties thereto, and sufficient in number for distribution to each such party;

(ii) a Note properly executed by a Responsible Officer of each of the Borrowers in favor of each Lender requesting a Note;

(iii) evidence that the Security Documents shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first security interest and Lien upon the Collateral, including, without limitation, (A) searches of UCC filings in the jurisdiction of organization or formation of each Borrower, in each jurisdiction where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, and in each other jurisdiction requested by the Administrative Agent, (B) copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Liens permitted hereunder, and (C) proper UCC-1 financing statements in form appropriate for filing under the Uniform Commercial Code of each jurisdiction that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement, the Security Documents and the other Loan Documents to which such Borrower is a party;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) a favorable opinion of Foley & Lardner LLP, and other counsel or special counsel to the Borrowers, as applicable, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders;

(vii) a certificate of a Responsible Officer of each Borrower either (A) attaching copies of all consents, licenses and approvals required or, in the opinion of the Administrative Agent, desirable in connection with the execution, delivery and performance by the Borrowers and the validity against the Borrowers of the Loan Documents to which they are parties, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) a certificate signed by a Responsible Officer of each Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or condition since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix) (A) the unaudited consolidated financial statements of the Parent and its Subsidiaries for the fiscal quarter of the Parent ended June 30, 2024, (B) a pro forma calculation of the Consolidated Total Net Leverage Ratio (based upon the unaudited financial statements delivered to the Lenders pursuant to clause (A) above for the fiscal quarter of the Parent ended June 30, 2024) after giving effect to the Transactions, and (C) forecasts prepared by management of the Parent of income statements and certain balance sheet and cash flow line items on an annual basis for the fiscal year ending December 31, 2024 and each year thereafter through the fiscal year ending December 31, 2028, in each case after giving effect to the Transactions and in form of presentation reasonably satisfactory to the Administrative Agent and accompanied by a certification that such financial statements provided under clause (A) of this Section 4.01(a)(ix) fairly presents in all material respects the business and financial condition of the Parent and its Subsidiaries and that such forecasts provided under clause (C) of this Section 4.01(a)(ix) have been prepared in good faith based upon assumptions believed to be reasonable at the time;

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with insurance binders or certificates of insurance; and

(xi) a duly completed Perfection Certificate in substantially the form of Exhibit H for each of the Borrowers duly executed by a Responsible Officer thereof.

(b) Any fees and expenses required to be paid to the Administrative Agent, the Arrangers and/or the Lenders on or before the Closing Date shall have been paid.

(c) The Borrowers shall have paid all fees, charges and disbursements of counsel (including any local counsel) to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date.

(d) Upon the request of any Lender prior to the Closing Date, the Parent shall have provided to such Lender (i) all documentation and other information requested in order to comply with requirements of regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (ii) a Beneficial Ownership Certification in relation to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, other than any Borrower that is directly or indirectly owned by a Person that is exempt from the definition of a “legal entity customer” under such regulation.

Without limiting the generality of the provisions of the last paragraph of Section 9.03 or the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. Subject to the provisions of Section 1.08 with respect to Incremental Term Loans or other applicable term loans hereunder the proceeds of which are to be used to fund a Limited Condition Acquisition, the obligation of each Lender to honor any Request for a Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers contained in Article V or any other Loan Document shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business which singly or in the aggregate do not have a Material Adverse Effect. For purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.04(a) or (b), as applicable.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuers or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and/or (b), as applicable, have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrowers jointly and severally represent and warrant to the Lenders, the L/C Issuers and the Administrative Agent that, on and as of the date of this Agreement (any disclosure on a schedule pursuant to this Article V shall be deemed to apply to all relevant representations and warranties, regardless of whether such schedule is referenced in each relevant representation):

5.01 Corporate Authority.

(a) Incorporation; Good Standing. Each of the Borrowers (i) is a corporation (or similar business entity) duly organized, validly existing and in good standing or in current status under the laws of its respective jurisdiction of organization, (ii) has all requisite corporate (or the equivalent company or partnership) power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary except where a failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; No Contravention. The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby and thereby (i) are within the corporate (or the equivalent company or partnership) authority of each of the Borrowers, (ii) have been duly authorized by all necessary corporate (or other) proceedings, (iii) do not conflict with or result in any material breach or contravention of any Applicable Law to which any of the Borrowers is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers so as to materially adversely affect the assets, business or any activity of the Borrowers, and (iv) do not conflict with any provision of the corporate charter, articles or bylaws (or equivalent other entity or partnership documents) of the Borrowers or any material agreement or other material instrument binding upon the Borrowers.

(c) Enforceability. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrowers identified as parties thereto. The execution, delivery and performance of the Loan Documents will result in valid and legally binding obligations of the Borrowers enforceable against each in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or other Applicable Laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief or other equitable remedy is subject to the discretion of the court before which any proceeding therefor may be brought.

5.02 Governmental Approvals; Other Approvals. The execution, delivery, and performance by the Borrowers of the Loan Documents and the transactions contemplated hereby and thereby, and the exercise by the Administrative Agent or the Lenders of their respective rights and remedies thereunder, do not require any approval or consent of, or filing with, any Governmental Authority or other Person other than (i) those already obtained, and copies of which have been delivered to the Administrative Agent, (ii) those permitted to be undertaken after the Closing Date, and (iii) as described on Schedule 5.02. Each Borrower has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance or lack of standing could not reasonably be expected to have a Material Adverse Effect.

5.03 Title to Properties. Each Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and any such defects in title as could not reasonably be expected to have a Material Adverse Effect.

5.04 Use of Proceeds. The proceeds of the Loans shall be used for working capital, Permitted Acquisitions, Permitted Investments, dividend and distributions permitted hereunder and other general corporate purposes. No proceeds of the Loans are to be used, and no portion of any Letter of Credit is to be obtained, in any way that will violate Regulations U or X of the Board of Governors of the Federal Reserve System. The Borrowers will obtain Letters of Credit solely for general corporate purposes. The Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner, or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other Person participating in a transaction); or (iii) in any manner that would result in a violation of applicable anti-corruption laws.

5.05 Financial Statements; Solvency.

(a) Financial Statements. There has been furnished to the Lenders the consolidated balance sheets of the Parent and its Subsidiaries dated as of the Balance Sheet Date and consolidated statements of operations for the fiscal year then ended, certified by RSM US LLP or an independent accounting firm of national standing (the “Accountants”). Said balance sheets and statements of operations have been prepared in accordance with GAAP, fairly present in all material respects the financial condition of the Parent and its Subsidiaries, on a consolidated basis as at the close of business on the date thereof and the results of operations for the period then ended. As of the Balance Sheet Date, there are no direct or contingent liabilities of the Borrowers involving material amounts, known to the officers of the Borrowers, which have not been disclosed in said balance sheets and the related notes thereto, as the case may be, in accordance with GAAP.

(b) Solvency. The Borrowers as a whole (both before and after giving effect to the transactions contemplated by this Agreement (including the Loans made on the Closing Date)) are and will be solvent (i.e., they have assets having a fair value in excess of the amount required to pay their probable liabilities on their existing debts as they become absolute and matured) and have, and expect to have, the ability to pay their debts from time to time incurred in connection therewith as such debts mature.

5.06 No Material Changes, Etc. Since the Balance Sheet Date there have occurred no changes in the financial condition or business of the Parent and its Subsidiaries (excluding Excluded Subsidiaries) as shown on or reflected in the consolidated balance sheet of the Parent and its Subsidiaries as of the Balance Sheet Date or the consolidated statements of operations for the periods then ended, nor has there occurred any event or circumstance, either individually or in the aggregate, that have or could reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date there has not been any Distribution not otherwise permitted under this Agreement or the Existing Credit Agreement.

5.07 Permits, Franchises, Patents, Copyrights, Trademarks, Etc. Each of the Borrowers possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits (including environmental permits), and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except for such franchises, patents, copyrights, trademarks, trade names, licenses, permits and rights which the Borrowers’ failure to possess could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect and except for matters described on Schedule 5.08 and Schedule 5.16. All Intellectual Property owned by a Borrower as of the Closing Date is described in an information certificate delivered to the Administrative Agent.

5.08 Litigation. Except as set forth on Schedule 5.08 or Schedule 5.16, (i) there are no actions, suits, proceedings pending or, to the knowledge of the Borrowers, threatened against any Borrower in any court or before any arbitrator or Governmental Authority, and (ii) to the knowledge of the Borrowers there are no pending or threatened investigations of any kind against any Borrower before any governmental authority or court, in each case, which (a) questions the validity of any of the Loan Documents or any action taken or to be taken pursuant hereto or thereto or (b) could be reasonably expected to have a Material Adverse Effect.

5.09 No Materially Adverse Contracts, Etc. None of the Borrowers is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Borrower’s officers has or is expected in the future to have a Material Adverse Effect. None of the Borrowers is a party to any contract or agreement which in the judgment of the Borrowers’ officers has or is expected to have any Material Adverse Effect.

5.10 Compliance with Other Instruments, Applicable Laws, Anti-Corruption Laws, OFAC, Etc.

(a) Compliance with Laws. None of the Borrowers is violating any provision of its charter documents or by-laws (or equivalent entity documents) or any agreement or instrument by which any of them may be subject or by which any of them or any of their properties may be bound or any decree, order, judgment, license, rule or any Applicable Law, in a manner which could reasonably be expected to result in the imposition of penalties in excess of the Threshold Amount or could reasonably be expected to have a Material Adverse Effect. Each Borrower and each Subsidiary thereof is in compliance with the Controlled Substances Act and all applicable anti-money laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Borrower or any of their respective Subsidiaries or properties with respect to the Controlled Substances Act, any anti-money laundering Laws or the Civil Asset Forfeiture Reform Act is pending or, to the best knowledge of the Borrowers, threatened in writing.

(b) Anti-Corruption Laws. The Borrowers and their respective Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c) OFAC. No Borrower, nor any of their respective Subsidiaries, nor, to the knowledge of the Borrowers and their respective Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction.

5.11 Tax Status. The Borrowers have made or filed all United States federal and state income and all Canadian federal and provincial or territorial income, as applicable, and all other material Tax returns, reports and declarations required by any jurisdiction to which any of them are subject (unless and only to the extent that any Borrower has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes), and have paid all Taxes that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and except Taxes imposed by jurisdictions other than the United States and Canada or a political division thereof which in the aggregate are not material to the business or assets of any Borrower or Non-Borrower Subsidiary on an individual basis or of the Borrowers and the Non-Borrower Subsidiaries taken as a whole; and have set aside on their books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply to the extent required in accordance with GAAP. All Tax returns, report and declarations required by any jurisdiction accurately disclose (except for discrepancies which are not material) the amount of Taxes payable by the Borrowers in the relevant jurisdiction except for the amounts being contested in good faith by the Borrowers. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrowers know of no basis for any such claim. There is no proposed Tax assessment against the Borrowers or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect. Except as disclosed on Schedule 5.11, as of the Closing Date no Borrower or any Subsidiary (other than any Excluded Subsidiary) thereof is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form (or the prototype form) of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service or is not yet due. To the knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status. The representations in this Section 5.12(a) are qualified with respect to Multiemployer Plans by being to the knowledge of the Borrowers.

(b) There are no pending or, to the knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) Except as set forth on Schedule 5.12(c), no ERISA Event has occurred, and none of the Borrowers nor any ERISA Affiliate has knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained by the Borrowers or their ERISA Affiliates; (iii) as of the most recent valuation date for any Pension Plan (other than any Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and none of the Borrowers nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) none of the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) none of the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC other than when fully funded on a termination basis; and (vii) no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan (provided that clause (vii) is to the knowledge of the Borrowers with respect to any Multiemployer Plan).

(d) None of the Borrowers nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12(d), and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e) The Borrowers represent and warrant as of the Closing Date that the Borrowers are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13 Subsidiaries. Schedule 5.13 sets forth, as of the Closing Date, a complete and accurate list of the Parent’s Subsidiaries, including the name of such Subsidiary, its jurisdiction of incorporation and the address of its principal place of business, together with the number of authorized and outstanding Equity Interests of such Subsidiary as of the Closing Date. The Administrative Agent has been provided with a list of the U.S. taxpayer identification number of the Parent and each Subsidiary. Each Subsidiary (other than certain Excluded Subsidiaries) is directly or indirectly wholly-owned by the Parent and, as of the Closing Date, the Borrowers have no Equity Interests in any other Person other than those specifically disclosed on Schedule 5.13. The Parent or a Borrower Subsidiary, as applicable, has good and marketable title to all of the Equity Interests it purports to own of each Subsidiary (other than Excluded Subsidiaries), free and clear in each case of any Lien other than Liens in favor of the Administrative Agent and other Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable.

5.14 Margin Regulations; Holding Company and Investment Company Act.

(a) The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrowers taken as a whole only or of the Borrowers and their Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.04(b) or subject to any restriction contained in any agreement or instrument between a Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(f) will be margin stock.

(b) None of the Borrowers is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.15 Absence of Financing Statements, Etc. Except with respect to Permitted Liens, there is no effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office which perfects a Lien on any assets or property of any of the Borrowers.

5.16 Environmental Compliance. Except as shown on Schedule 5.16 or except as would not reasonably be expected to have a Material Adverse Effect:

(a) none of the Borrowers or Non-Borrower Subsidiaries, nor any operator of their properties, is in violation, or alleged to be in violation, of any judgment, decree, order, license, rule or any Applicable Law pertaining to environmental matters, including, without limitation, those arising under RCRA, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local or Canadian federal or provincial statute, regulation, ordinance, order or decree relating to health, safety or the environment (the “Environmental Laws”); and

(b) (i) no portion of the Real Property has been used by the Borrowers or Non-Borrower Subsidiaries for the handling, processing, storage or disposal of Hazardous Materials and no underground tank or other underground storage receptacle for Hazardous Materials is located on such properties; (ii) in the course of any activities conducted by the Borrowers or Non-Borrower Subsidiaries, or, to the Borrowers’ knowledge by any other operators of the Real Property, no Hazardous Materials have been generated or are being used on such properties; and (iii) to the Borrowers’ knowledge, there have been no unpermitted Environmental Releases or threatened Environmental Releases of Hazardous Materials on, upon, into or from the Real Property. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Borrowers and Non-Borrower Subsidiaries shall not be prohibited from handling, processing, storing, transporting or disposing of Hazardous Materials in accordance in all material respects with Applicable Law, unless a Material Adverse Effect has resulted or would reasonably be expected to result from such handling, processing, storing, transporting or disposal.

5.17 Perfection of Security Interests. The provisions of the Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01 and to Section 10.15) on all right, title and interest of the respective Borrowers in the Collateral described therein. All filings, assignments, pledges and deposits of documents or instruments have been made or will be made and all other actions have been taken or will be taken that are necessary under Applicable Law, or reasonably requested by the Administrative Agent or any of the Lenders, to establish and perfect the Administrative Agent’s security interests (as collateral agent for the Secured Parties) in the Collateral to the extent required pursuant to Section 10.15, except as otherwise agreed in this Agreement or the Security Documents. The Borrowers are the owners of the Collateral free from any Lien, except for Permitted Liens.

5.18 Certain Transactions. Except as set forth on Schedule 5.18 or as permitted in Section 7.08, and except for arm’s length transactions pursuant to which the Borrowers make payments in the ordinary course of business upon terms no less favorable than the Borrowers could obtain from third parties, none of the officers, directors, or employees of the Borrowers are presently a party to any transaction with the Borrowers (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, the value of such transaction, when aggregated with all other such transactions occurring during the term of this Agreement, exceeds the Threshold Amount.

5.19 True Copies of Charter and Other Documents. The Borrowers have furnished the Administrative Agent copies, in each case true and complete as of the Closing Date, of (a) all charter and other incorporation or constituent documents of all of the Borrowers (together with any amendments thereto) and (b) by-laws (or equivalent entity documents) of all of the Borrowers (together with any amendments thereto).

5.20 Disclosure. No report, financial statement, certificate (other than, for the avoidance of doubt, any Pricing Certificate, Sustainability Report or attachment thereto) or other written information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.21 Guarantees of Excluded Subsidiaries. Except as permitted under Section 7.03, no Borrower has guaranteed Indebtedness of any Excluded Subsidiary.

5.22 Covered Entities. No Borrower is a Covered Entity.

5.23 Labor Matters. Except as disclosed on Schedule 5.23, (a) as of the Closing Date there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrowers or any of their Subsidiaries and (b) none of the Borrowers nor any of their Subsidiaries have suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years that could reasonably be expected to have a Material Adverse Effect.

5.24 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

5.25 Affected Financial Institutions. No Borrower is an Affected Financial Institution.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrowers covenant and agree that, so long as any Obligation (other than (a) Obligations under Secured Cash Management Agreements and Secured Hedge Agreements and (b) unasserted contingent indemnity claims or unasserted claims based on provisions in the Loan Documents that survive the repayment of the Obligations) is outstanding, each Borrower shall, and shall cause each Subsidiary to:

6.01 Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all reimbursement obligations under Section 2.03(c), and all fees and other amounts provided for in this Agreement and the other Loan Documents for which they are liable, all in accordance with the terms of this Agreement and such other Loan Documents.

6.02 Maintenance of Office. The Parent will maintain its chief executive offices at the locations set forth on the Perfection Certificate delivered pursuant to Section 4.01(a)(xi), or at such other place in the United States of America as the Parent shall designate upon 30 days’ prior written notice to the Administrative Agent.

6.03 Records and Accounts. Each of the Borrowers and the Non-Borrower Subsidiaries will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and with the requirements of all regulatory authorities, (b) maintain adequate accounts and reserves for all Taxes, depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves in accordance with GAAP, and (c) at all times engage the Accountants as the independent certified public accountants of the Parent and its Subsidiaries.

6.04 Financial Statements, Certificates and Information. The Borrowers will deliver to the Administrative Agent (for posting to the Lenders), the following:

(a) as soon as practicable, but, in any event not later than ninety (90) days after the end of each fiscal year of the Parent, the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such year, statements of cash flows, and the related consolidated statements of operations, setting forth in comparative form the figures for the previous fiscal year, all such consolidated financial statements to be in reasonable detail, prepared, in accordance with GAAP and certified by the Accountants, which shall not be subject to any “going concern” or similar qualification or exception (other than any such qualification that is based solely on the Indebtedness hereunder becoming current as a result of not having refinanced such Indebtedness prior to the date which is one year before the applicable Maturity Date or Incremental Term Loan Maturity Date therefor) or any qualification or exception as to the scope of the Accountants’ audit if such qualification or exception as to scope is based upon or results from any limitations imposed by the Borrowers or any action (or inaction) of the Borrowers with respect to the applicable audit.

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of the Parent, copies of the consolidated balance sheets and statement of operations of the Parent and its Subsidiaries as at the end of such quarter, subject to year-end adjustments, and the related statement of cash flows, all in reasonable detail and prepared in accordance with GAAP with a certification by the principal financial or accounting officer of the Borrowers (the “CFO” or “CAO”) that such consolidated financial statements were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as at the close of business on the date thereof and the results of operations for the period then ended, subject to year-end adjustments and the absence of footnotes;

(c) simultaneously with the delivery of the financial statements referred to in (a) and (b) above, a Compliance Certificate certified by the CFO or CAO as of the end of the applicable period, setting forth in reasonable detail the computations required thereby, provided that, if the Borrowers shall at the time of issuance of such certificate or at any other time obtain knowledge of any Default or Event of Default, the Borrowers will include in such Compliance Certificate or otherwise deliver promptly to the Lenders a certificate specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto;

(d) promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation;

(e) as soon as practicable, but in any event not later than 30 days after the commencement of each fiscal year of the Parent, a copy of the annual budget, projections and business plan for the Parent and its Subsidiaries for such fiscal year; and

(f) from time to time such other financial data and other information (including accountants’ management letters, audit reports or recommendations regarding internal controls provided by the Accountants to the board of directors of the Parent, or any committee thereof) as the Lenders may reasonably request.

The Borrowers hereby authorize the Lenders to disclose any information obtained pursuant to this Agreement to all appropriate Governmental Authorities where required by Applicable Law; provided, however, that the Lenders shall, to the extent practicable and allowable under Applicable Law, notify the Borrowers within a reasonable period prior to the time any such disclosure is made; and provided further, this authorization shall not be deemed to be a waiver of any rights to object to the disclosure by the Lenders of any such information which any Borrower has or may have under the federal Right to Financial Privacy Act of 1978, as in effect from time to time.

Documents required to be delivered pursuant to this Section (to the extent any such documents are included in materials otherwise filed with the SEC and available in EDGAR) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such report is filed electronically with the SEC’s EDGAR system; provided that the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrowers’ Materials”) by posting the Borrowers’ Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrowers hereby agree that, if reasonably requested by the Administrative Agent, the Borrowers will use commercially reasonable efforts to identify that portion of the Borrowers’ Materials that may be distributed to Public Lenders and that (w) all Borrowers’ Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrowers’ Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrowers’ Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of Securities Laws (including state securities laws) (provided, however, that to the extent such Borrowers’ Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrowers’ Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrowers’ Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.05 Legal Existence and Conduct of Business. Except where the failure of a Borrower or Non-Borrower Subsidiary to remain so qualified would not have a Material Adverse Effect, and except as otherwise set forth in Section 7.04, each Borrower and each Non-Borrower Subsidiary will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, legal rights and franchises; effect and maintain its foreign qualifications, licensing, domestication or authorization except as terminated by its Board of Directors in the exercise of its reasonable judgment; and shall not become obligated under any contract or binding arrangement which, at the time it was entered into would have a Material Adverse Effect on the Borrowers and Non-Borrower Subsidiaries taken as a whole. Each Borrower and each Non-Borrower Subsidiary will continue to engage primarily in the business now conducted by it and in any related business.

6.06 Maintenance of Properties. The Borrowers and the Non-Borrower Subsidiaries will cause all material properties used or useful in the conduct of their businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrowers and Non-Borrower Subsidiaries may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent any Borrower or Non-Borrower Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of such Borrower or Non-Borrower Subsidiary, desirable in the conduct of its or their business and which does not in the aggregate have a Material Adverse Effect or is permitted pursuant to Section 7.04.

6.07 Maintenance of Insurance. The Borrowers and the Non-Borrower Subsidiaries will maintain with financially sound and reputable insurance companies, funds or underwriters’ insurance, including self-insurance, of the kinds, covering the risks and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Borrowers and Non-Borrower Subsidiaries. In addition, the Borrowers and the Non-Borrower Subsidiaries will furnish from time to time, upon the Administrative Agent’s request, a summary of the insurance coverage of each of the Borrowers and Non-Borrower Subsidiaries, which summary shall be in form reasonably satisfactory to the Administrative Agent. The Administrative Agent shall be named as lender’s loss payee on the Borrowers’ policies of insurance (other than liability policies), and the Administrative Agent shall be named as an additional insured on the Borrowers’ liability insurance, all in a manner reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, will furnish to the Administrative Agent copies of the applicable policies of the Borrowers naming the Administrative Agent for the benefit of the Secured Parties as a lender’s loss payee or additional insured, as the case may be, thereunder.

6.08 Taxes. The Borrowers and the Non-Borrower Subsidiaries will each duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material Taxes (other than Taxes imposed by jurisdictions other than the United States or Canada or a political division thereof which in the aggregate are not material to the business or assets of any Borrower or Non-Borrower Subsidiary on an individual basis or of the Borrowers and Non-Borrower Subsidiaries taken as a whole) imposed upon each Borrower and its Real Properties, sales and activities, or any part thereof, or upon the income or profits therefrom; provided, however, that any such Tax need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or Non-Borrower Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided, further, that such Borrower and Non-Borrower Subsidiary will pay all such Taxes forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

6.09 Inspection of Properties, Books and Contracts. The Borrowers shall permit the Lenders, the Administrative Agent or any of their designated representatives, upon reasonable notice, to visit and inspect any of the properties of the Borrowers, to examine the books of account of the Borrowers (including the making of periodic accounts receivable reviews), or contracts (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrowers with, and to be advised as to the same by, their directors, officers and Accountants, all at such times and intervals as the Lenders or the Administrative Agent may reasonably request; provided that the Lenders and the Administrative Agent and their designated representatives shall be accompanied by a representative of the Borrowers during any meeting with the Accountants pursuant to this Section 6.09 (and the Borrowers agree to cooperate with the Administrative Agent in facilitating the same) and provided, further, that it shall not be a violation of this Section 6.09 if, despite the request of the Borrowers, the Accountants decline to meet or discuss with the Lenders and the Administrative Agent.

6.10 Compliance with Applicable Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits. Each Borrower will, and will cause the Non-Borrower Subsidiaries to, except where noncompliance would not reasonably be expected to have a Material Adverse Effect (a) comply with the provisions of its charter documents, articles of incorporation, other constituent documents and by-laws and all agreements and instruments by which it or any of its properties may be bound; (b) comply with all Applicable Laws (including Environmental Laws), decrees, orders, and judgments, including all environmental permits; (c) comply in all material respects with all agreements and instruments by which it or any of its properties may be bound; (d) maintain all material operating permits for all landfills now owned or hereafter acquired; and (e) dispose of Hazardous Materials only at licensed solid waste facilities operating, to the best of such Borrower’s knowledge after reasonable inquiry, in compliance with Environmental Laws. If at any time while any Loan or Letter of Credit is outstanding or any Lender, any L/C Issuer or the Administrative Agent has any obligation to make Loans or issue Letters of Credit hereunder, any authorization, consent, approval, permit or license from any Governmental Authority shall become necessary or required in order that any Borrower may fulfill any of its obligations hereunder, such Borrower will immediately take or cause to be taken all reasonable steps within the power of such Borrower to obtain such authorization, consent, approval, permit or license and furnish the Lenders with evidence thereof. Each Borrower will, and will cause its Subsidiaries to, comply in all material respects with the Controlled Substances Act and all applicable anti-money laundering Laws.

6.11 Environmental Indemnification. The Borrowers covenant and agree that they will jointly and severally, in accordance with Section 10.12, indemnify and hold the Arrangers, the L/C Issuers, the Swing Line Lender and the Lenders, and their respective affiliates, agents, directors, officers and shareholders, harmless from and against any and all claims, expense, damage, loss or liability incurred by such indemnified parties (including all costs of legal representation incurred by such indemnified parties) relating to (a) any Environmental Release or threatened Environmental Release of Hazardous Materials on the Real Property; (b) any violation of any Environmental Laws with respect to conditions at the Real Property or the operations conducted thereon; or (c) the investigation or remediation of offsite locations at which the Borrowers, or their predecessors are alleged to have directly or indirectly Disposed of Hazardous Materials. It is expressly acknowledged by the Borrowers that this covenant of indemnification shall survive any foreclosure or any modification, release or discharge of any or all of the Security Documents or the payment of the Loans and shall inure to the benefit of the Secured Parties and their respective successors and assigns.

6.12 Further Assurances. The Borrowers will cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement or any of the Loan Documents.

6.13 Notice of Potential Claims or Litigation. The Borrowers shall deliver to the Administrative Agent, within 30 days of receipt thereof, written notice of the initiation of, or any material development in, any action, claim, complaint, or any other notice of dispute or potential litigation (including any alleged violation of any Environmental Law or ERISA and any matter that would have been required to be disclosed on Schedule 5.16 had it existed on the Closing Date (or within the last 5 years)), wherein the potential liability is in excess of the Threshold Amount, or could otherwise reasonably be expected to have a Material Adverse Effect, together with a copy of each such notice received by any Borrower.

6.14 Notice of Certain Events Concerning Insurance, Environmental Claims and Accounting Practices.

(a) The Borrowers will provide the Administrative Agent with written notice as to any material cancellation or material adverse change in any insurance of any of the Borrowers within ten (10) Business Days after such Borrower receives any written notice or otherwise becomes aware of such material cancellation or material change by any of its insurers.

(b) The Borrowers will promptly notify the Administrative Agent and, in the case of clause (vii), the Sustainability Coordinators, in writing of any of the following events:

(i) upon any Borrower obtaining knowledge of any violation of any Environmental Law which violation could reasonably be expected to have a Material Adverse Effect;

(ii) upon any Borrower obtaining knowledge of any likely or known Environmental Release, or threat of Environmental Release, of any Hazardous Materials at, from, or into the Real Property which could reasonably be expected to have a Material Adverse Effect;

(iii) upon any Borrower’s receipt of any written notice of any material violation of any Environmental Law or of any Environmental Release or threatened Environmental Release of Hazardous Materials, including a written notice or written claim of liability or potential responsibility from any third party (including any Governmental Authority) and including written notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) any Borrower’s or any Person’s operation of the Real Property, (B) the presence or Environmental Release of Hazardous Materials on, from, or into the Real Property, or (C) investigation or remediation of offsite locations at which any Borrower or its predecessors are alleged to have directly or indirectly released Hazardous Materials, and, in each case, with respect to which the liability associated therewith could be reasonably expected to exceed the Threshold Amount;

(iv) upon any Borrower obtaining knowledge that any expense or loss which individually or in the aggregate exceeds the Threshold Amount has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which any Borrower could reasonably be expected to be liable or for which a Lien could reasonably be expected to be imposed on Borrower’s Real Property;

(v) at least 30 days prior to the effectiveness thereof, any change in the fiscal year end of the Parent and its Subsidiaries (other than any Excluded Subsidiary, provided that if any Excluded Subsidiary becomes a Borrower, it shall have the same fiscal year end as the Parent and its Subsidiaries) whereupon, notwithstanding the provisions of Section 10.01, the Administrative Agent shall have the right to modify the timing of the financial covenants hereunder accordingly in order to correspond to any such change in fiscal year;

(vi) the entering into any collective bargaining agreement, Multiemployer Plan or tax sharing agreement after the Closing Date; or

(vii) any material modification to the structure or format of the Sustainability Report, the occurrence of a Resource Solutions Impacting Transaction or a TRIR Impacting Transaction or if Parent has knowledge of the occurrence of an External Impacting Event.

(c) The Borrowers will provide the Administrative Agent with written notice of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary (other than any Excluded Subsidiary, provided that if any Excluded Subsidiary becomes a Borrower, it shall have the same accounting policies and financial reporting practices as the Parent and its Subsidiaries) thereof, including any determination by the Borrowers referred to in Section 2.10(b).

6.15 Notice of Default or Material Adverse Effect. The Borrowers will promptly notify the Administrative Agent in writing of the occurrence of (a) any Default or Event of Default, (b) any event or condition that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any such event or condition resulting from any action, suit, dispute, litigation, investigation, proceeding or suspension involving any Borrower or any Subsidiary or any of their respective properties and any Governmental Authority (including, without limitation, pursuant to the Controlled Substances Act, anti-money laundering Laws or the Civil Asset Forfeiture Reform Act), or (c) any event which would give rise to an obligation of the Borrowers to prepay, redeem or repurchase any Permitted Subordinated Debt or other Indebtedness, in each case, in excess of the Threshold Amount. If any Person shall give any notice to a Borrower, or take any action to exercise remedies in respect of, a claimed default by a Borrower (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of Indebtedness, indenture or other obligation evidencing any Permitted Subordinated Debt or other Indebtedness, in each case, in excess of the Threshold Amount as to which any Borrower is a party or obligor, whether as principal or surety, the Borrowers shall forthwith give written notice thereof to the Administrative Agent, describing the notice of action and the nature of the claimed default.

6.16 Closure and Post Closure Liabilities. The Borrowers shall at all times adequately accrue, in accordance with GAAP, and fund, as required by applicable Environmental Laws, all closure and post closure liabilities with respect to the operations of the Borrowers and the Non-Borrower Subsidiaries.

6.17 Subsidiaries. The Parent shall at all times directly or indirectly through a Subsidiary own all of the Equity Interests of each Subsidiary (other than the Excluded Subsidiaries) other than as a result of a transaction otherwise permitted by the terms of this Agreement.

6.18 Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws, anti-money laundering laws and Sanctions.

6.19 Post-Closing Obligations. Execute and deliver the documents and complete the tasks set forth on Schedule 6.19, in each case within the time limits specified on such schedule (or such longer period as approved by the Administrative Agent in its sole discretion).

6.20 Additional Borrowers. Without limitation of any of the other provisions of this Agreement, (a) any newly-created or newly-acquired Subsidiary, including any Division Successor (other than Excluded Subsidiaries and Non-Borrower Subsidiaries, as identified by the Borrowers to the Administrative Agent in accordance with, and subject to, the terms hereof), (b) any Subsidiary that ceases to be an Excluded Subsidiary (but is not a Non-Borrower Subsidiary) at the election of the Parent or a Non-Borrower Subsidiary (but is not an Excluded Subsidiary) pursuant to the terms hereof (including the definitions of De Minimis Subsidiary and Non-Borrower Subsidiary) and (c) any De Minimis Subsidiary that is a Domestic Subsidiary designated by the Parent to become a Borrower hereunder, in each case shall promptly (and in any event within 30 Business Days of such event or designation or such later date as the Administrative Agent agrees) become a Borrower hereunder by entering into a joinder and affirmation to this Agreement in substantially the form of Exhibit G (a “Joinder Agreement”) providing that such Subsidiary shall be a Borrower hereunder, and providing such other documentation as the Lenders or the Administrative Agent may reasonably request including, without limitation, the U.S. taxpayer identification number of such Subsidiary and documentation with respect to conditions noted in Section 4.01 and 4.02 for the initial Borrowers. In such event, the Administrative Agent is hereby authorized by the parties to amend Schedule 1 to include such Subsidiary as a Borrower hereunder.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (a) Obligations under Secured Cash Management Agreements and Secured Hedge Agreements and (b) unasserted contingent indemnity claims or unasserted claims based on provisions in the Loan Documents that survive the repayment of the Obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Liens. None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign any accounts or other right to receive income (but excluding assignment for collection in the ordinary course of business, excluding Dispositions permitted under Section 7.04 and excluding an assignment of a claim of a Borrower or a Non-Borrower Subsidiary against another Person in connection with a proceeding under Debtor Relief Laws of such other Person), other than the following (“Permitted Liens”):

(a) Liens on property securing Indebtedness incurred pursuant to Sections 7.03(e) and, subject to the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), Section 7.03(m) and, solely with respect to guarantees of Indebtedness under Section 7.03(e) and 7.03(m), Section 7.03(n); provided that such Liens (i) shall encumber only the specific assets being financed or leased, accessions to, and proceeds of the foregoing, (ii) shall not exceed the fair market value thereof at acquisition, and (iii) secure only Indebtedness permitted to exist under such Section;

(b) Liens to secure Taxes or claims for labor, material or supplies and government Liens to secure Taxes, levies or claims, in each case, that are either (i) not yet delinquent or (ii) are being contested in good faith by appropriate proceedings if the applicable Borrower shall have set aside on its books adequate reserves with respect thereto;

(c) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations and deposits, pledges and escrows in favor of states and municipalities to support a Borrower’s performance obligations under contracts entered into in the ordinary course of business with such states and municipalities;

(d) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens, in existence less than one hundred and twenty (120) days from the date of creation thereof in respect of obligations not overdue; provided, that any such Lien may remain outstanding longer than one hundred and twenty (120) days if such Lien or the obligations secured thereby are being contested by the applicable Borrower in good faith by appropriate proceedings and such Borrower shall have set aside on its books adequate reserves with respect thereto;

(e) (i) Liens, encumbrances and other matters disclosed on the title policies delivered pursuant to the Loan and Security Agreement dated as of February 27, 2015, as amended, by and among the Borrowers, Bank of America, N.A. as administrative agent and the lenders party thereto; (ii) to the extent approved by the Administrative Agent, Liens, encumbrances and other matters described in title policies delivered hereunder, if applicable; and (iii) Liens and encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of Real Property and defects and irregularities in the title thereto, or other matters of record, landlord’s or lessor’s Liens under leases to which any Borrower or Non-Borrower Subsidiary is a party, and other minor Liens none of which in the opinion Parent interferes materially with the use of the Real Property, taken as a whole, in the ordinary conduct of the business of the Borrowers, and which encumbrances and defects do not individually or in the aggregate have a material adverse effect on the business of the Borrowers on a consolidated basis;

(f) Liens existing as of the Closing Date securing Indebtedness incurred under Section 7.03 and listed on Schedule 7.01 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(c), (iii) the direct or any contingent obligor with respect thereto is not changed other than in connection with a corporate consolidation, restructuring, liquidation or reorganization, and (iv) such Liens secure only Indebtedness permitted to exist under such Section or any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(c);

(g) Liens granted pursuant to the Security Documents to secure the Obligations (including secured Obligations hereunder with respect to Commodity Derivatives Obligations with Lenders or their Affiliates);

(h) Liens on the Equity Interests of the Excluded Subsidiaries;

(i) Liens securing secured Indebtedness incurred pursuant to Section 7.03(j), so long as (i) the required intercreditor agreement has been entered into in accordance with the terms of such Section and is in effect with respect to such Indebtedness, and (ii) such Liens secure only Indebtedness permitted to exist under such Section;

(j) (i) The filing of Uniform Commercial Code financing statements solely as a precautionary measure (and not to evidence Liens) in connection with operating leases and (ii) Liens on Excluded Trust Accounts (as defined in the Security Agreement); and

(k) Other Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $25,000,000 at any time outstanding.

7.02 Investments. None of the Borrowers or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary (if any)) shall, directly or indirectly, make or permit to exist or to remain outstanding any other Investment other than (collectively, “Permitted Investments”):

(a) Investments in cash and Cash Equivalents;

(b) Investments arising from a Borrower or a Non-Borrower Subsidiary being a co-obligor or jointly and severally liable with another Person for performance of obligations, not for payment of money (except as permitted under Section 7.03), under contracts entered into on an arm’s length basis in the ordinary course of business;

(c) Investments associated with insurance policies required or allowed by state or provincial law to be posted by any Borrower as financial assurance for landfill closure and post-closure liabilities of any Borrower;

(d) Investments by any Borrower in any other Borrower, and Investments by any Non-Borrower Subsidiary in any other Non-Borrower Subsidiary;

(e) Investments existing on the Closing Date and listed on Schedule 7.02;

(f) any money market account, short-term asset management account or similar investment account maintained with one of the Lenders or their Affiliates;

(g) loans made to employees of any of the Borrowers in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(h) (x) Investments in the form of Permitted Acquisitions permitted pursuant to Section 7.04(a), (y) Indebtedness permitted under Section 7.03 when incurred and solely to the extent that such Indebtedness continues to be permitted under Section 7.03 and (z) Excluded Asset Dispositions and other Dispositions permitted under Section 7.04(b);

(i) Investments in or for the benefit of Excluded Subsidiaries and Foreign Subsidiaries not to exceed $75,000,000 in the aggregate outstanding at any time inclusive of such Investments existing on the Closing Date and listed (in each case specifying the amount of such Investment as of the Closing Date) on Schedule 7.02 (less the aggregate amount of Indebtedness of Excluded Subsidiaries guaranteed by the Borrowers in accordance with Section 7.03(o) inclusive of such guarantees existing on the Closing Date and listed on Schedule 7.02 but only to the extent such guarantees remain outstanding); provided, that if after the Closing Date any Subsidiary that is a Borrower is designated as an Excluded Subsidiary and released from its obligations as a Borrower hereunder, the amount of the Investment in such newly designated

Excluded Subsidiary shall be deemed to be its book value at the time of such designation less intercompany balances at such time; and provided, further, that none of the Borrowers or Non-Borrower Subsidiaries shall make any Investment in any Excluded Subsidiary or Foreign Subsidiary unless, both before and after giving effect thereto, there does not exist any Default or Event of Default and no Default or Event of Default would result from the making of such Investment;

(j) Investments in one or more Insurance Subsidiaries not to exceed $25,000,000 in the aggregate at any time outstanding;

(k) temporary Investments in De Minimis Subsidiaries made solely in connection with their liquidation or dissolution;

(l) the redemption, repurchase or other acquisition for value of other Indebtedness to the extent not prohibited under Section 7.16;

(m) the repurchase or other acquisition of IRBs issued by the Borrowers or any Non-Borrower Subsidiaries at the end of term rate periods to hold pending remarketing of such IRBs in an aggregate amount not to exceed $100,000,000 at any time outstanding; and

(n) other Investments in an aggregate amount not to exceed $50,000,000 at any time outstanding.

For the purpose of this Section 7.02, (x) Investments shall be valued based on the date such Investment is made and shall not be impacted by any subsequent fluctuations in the book value or fair market thereof, and (y) to the extent that the Borrowers have received dividends or distributions in cash in connection with the return of principal or return of capital of any such Investment or have received Net Cash Proceeds in connection with the Disposition of any such Investment, such Investment shall deemed to be, as applicable, reduced or no longer “outstanding”.

7.03 Indebtedness. None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, become in any way obligated under a guarantee or become or be a surety of, or otherwise create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Indebtedness, or become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to any Indebtedness of any other Person, or incur any Indebtedness other than:

(a) Indebtedness of the Borrowers to the Lenders, the L/C Issuers and the Administrative Agent arising under this Agreement and the Loan Documents;

(b) Permitted Subordinated Debt so long as at the time such Indebtedness is incurred (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrowers are in pro forma compliance with the financial covenants contained in Sections 7.11(a) and (b) after giving effect to the incurrence of such Indebtedness and any applicable Elevated TNL Ratio Period and (iii) after the Secured Leverage Covenant Election, the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered hereunder, on a pro forma basis after giving effect to the incurrence of such Indebtedness, is not greater than 5.00 to 1.00;

(c) existing Indebtedness of the Borrowers with respect to Indebtedness, loans and Capitalized Leases listed on Schedule 7.03, on the terms and conditions in effect as of the Closing Date, together with any renewals, extensions or refinancing thereof that do not increase the principal amount of such Indebtedness in excess of the amount of reasonable premiums, fees, expenses and other customary amounts;

(d) endorsements for collection, deposit or negotiation and warranties of products or services (including unsecured performance, payment, license, permit and similar bonds (“Performance Bonds”), in each case incurred in the ordinary course of business and for performance of obligations, not for payment of Indebtedness; provided, that Performance Bonds are only permitted under this clause (d) to the extent that, and only for so long as, they are and continue to secure obligations of a Borrower or a Joinder Subsidiary);

(e) Indebtedness, if any, incurred in connection with (i) the acquisition or lease of any equipment by the Borrowers under any Synthetic Lease Obligation, Capitalized Lease or other lease arrangement or purchase money financing (“Equipment Financing Indebtedness”) or (ii) any non-equipment related lease arrangement or purchase money financing; provided that the aggregate outstanding principal amount of such Indebtedness in the foregoing clauses (i) and (ii) (together with Indebtedness outstanding under Section 7.03(c) and listed on Part B of Schedule 7.03 and renewals, extensions and refinancings thereof) shall not exceed $250,000,000 at any time;

(f) Indebtedness of the Borrowers under price swaps, price caps, and price collar or floor agreements for materials or products marketed by a Borrower, including fuel, aluminum, fiber, plastic, steel, electricity and methane gas, and similar agreements or arrangements designed to protect the Borrowers against, or manage price fluctuations with respect to, such commodities purchased in the ordinary course of business of the Borrowers (“Commodity Derivatives Obligations”); provided that the maturity of such agreements do not exceed thirty-six (36) months and the terms thereof are consistent with past practices of the Borrowers and such Commodity Derivative Obligations and are not for speculative purposes; and, provided, further, that such Commodity Derivatives Obligations are only permitted under this clause (f) to the extent that, and only for so long as, such Commodity Derivatives Obligations are held by a Borrower for its own benefit or for the benefit of another Borrower;

(g) (i) Indebtedness of the Borrowers in respect of non-speculative Swap Contracts on terms consistent with past practices of the Borrowers (other than those described in subsection (f) above); provided, that such Swap Contracts are only permitted under this clause (g) to the extent that, and only for so long as, such Swap Contracts are held by a Borrower for its own benefit or for the benefit of another Borrower; and (ii) Indebtedness under Cash Management Agreements;

(h) other unsecured Indebtedness incurred in connection with the acquisition by the Borrowers of real or personal property, including any Indebtedness incurred with respect to non-compete payments in connection with such acquisition(s) and refinancing debt with respect thereto, provided that the aggregate outstanding principal amount of such Indebtedness of the Borrowers shall not exceed $25,000,000 at any time (less the aggregate principal amount of any outstanding Indebtedness permitted under Section 7.03(b));

(i) subject in all cases to Sections 7.02(i), (j) and (k), intercompany indebtedness among the Borrowers and the Non-Borrower Subsidiaries;

(j) Indebtedness of any one or more of the Borrowers so long as (i) such Indebtedness is either (x) unsecured or (y) secured on a junior basis to the Obligations, (ii) subject to Section 1.08 with respect to any incurrence of Indebtedness the proceeds of which are to be used, in whole or in part, to fund a Limited Condition Acquisition, immediately after giving effect thereto and to the use of the proceeds thereof, no Event of Default shall exist or result therefrom giving pro forma effect to the incurrence of such Indebtedness as of the last day of the fiscal quarter most recently ended on or prior to the date of determination, (iii) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory repayment, or redemption or sinking fund obligations prior to, at the time of incurrence, the Latest Maturity

Date (other than, in each case, customary offers or obligations to repurchase upon a change of control, asset sale, or casualty or condemnation event, and customary acceleration rights after an event of default) (provided that, at the option of the Parent, this clause (iii) shall not apply with respect to unsecured Indebtedness pursuant to customary bridge facilities of the Parent or any Subsidiary not to exceed $500,000,000 in aggregate principal amount outstanding at any time, which Indebtedness may have a maturity date and may be prepaid, redeemed or discharged on a date that is prior to the Latest Maturity Date; provided, further, that such Indebtedness so excluded from this clause (iii) may not have any scheduled amortization or mandatory prepayments prior to maturity other than (x) customary mandatory prepayments as a result of equity issuances or other unsecured or junior debt subsequently incurred under this clause (j), and (y) customary acceleration rights after an event of default), (iv) the interest rate with respect to such Indebtedness shall not exceed the then applicable market terms for the type of Indebtedness issued, (v) the covenants applicable thereto shall not include any financial maintenance covenant unless such covenant is also added to this Agreement for the benefit of the Revolving Credit Lenders, (vi) if secured, (x) such Indebtedness is only secured by Collateral, (y) the Liens are subject to a customary “junior lien” intercreditor agreement among the Administrative Agent and one or more representatives for the holders of applicable Indebtedness that is secured (and permitted hereunder to be secured) on a junior basis to the Obligations in form and substance reasonably satisfactory to the Borrowers and the Administrative Agent and (z) the aggregate principal amount of such secured Indebtedness shall not exceed the aggregate principal amount such that, after giving pro forma effect to such proposed secured Indebtedness (measured assuming any revolving Indebtedness is fully drawn), any repayment of other indebtedness in connection therewith and any other acquisition, disposition, debt incurrence, debt retirement and all appropriate pro forma adjustment events (including events occurring subsequent to the end of the applicable test period and on or prior to the date of such incurrence), (1) prior to the Secured Leverage Covenant Election, the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered hereunder is not greater than 4.00 to 1.00 or (2) on and after a Secured Leverage Covenant Election, the Consolidated Secured Net Leverage Ratio as of the last day of the most recently ended four consecutive fiscal quarter period for which financial statements have been delivered hereunder is not greater than 3.50 to 1.00, and (vii) if unsecured, the aggregate principal amount of such unsecured Indebtedness shall not exceed the aggregate principal amount such that, after giving pro forma effect to such proposed unsecured Indebtedness (measured assuming any revolving Indebtedness is fully drawn), any repayment of other indebtedness in connection therewith and any other acquisition, disposition, debt incurrence, debt retirement and all appropriate pro forma adjustment events (including events occurring subsequent to the end of the applicable test period and on or prior to the date of such incurrence), the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered hereunder is not greater than (1) prior to the Secured Leverage Covenant Election, the maximum permitted Consolidated Total Net Leverage Ratio under Section 7.11(b) at such time or (2) on and after a Secured Leverage Covenant Election, 5.00 to 1.00;

(k) surety and similar bonds and completion bonds and bid guarantees with respect to the closure, final-closure and post-closure liabilities, and other solid waste liabilities, provided by or issued on behalf of the Borrowers in connection with landfills or other solid waste operations (collectively, “Surety Arrangements”); provided that Surety Arrangements are only permitted under this clause (k) to the extent that, and only for so long as, they are and continue to secure an obligation or liability of a Borrower and relate to a landfill or other solid waste operation currently or previously owned or operated by a Borrower or a Joinder Subsidiary during the pendency of its execution and delivery of a Joinder Agreement in accordance with Section 6.20); and provided, further, that the aggregate Indebtedness under all Surety Arrangements permitted under this clause (k) shall not exceed $600,000,000 at any time outstanding;

(l) obligations under indemnity provisions or related to purchase price adjustments or similar obligations to the purchaser or seller under the purchase agreement incurred in connection with the purchase or Disposition of assets or Equity Interests of any Borrower, in each case solely to the extent that (x) such obligations are incurred in connection with a Permitted Acquisition or acquisition permitted hereunder or the Disposition of Equity Interests or assets of the Borrowers otherwise permitted under this Agreement, (y) such obligations run in favor of the counterparties of such Permitted Acquisition, acquisition or Disposition, and (z) the maximum aggregate liability in respect of all such obligations shall at no time exceed the gross proceeds, including non-cash proceeds, (the fair market value of such non-cash proceeds being measured at the time received or paid and without giving effect to any subsequent changes in value) actually received or paid by the Borrowers in connection with the related Permitted Acquisition, acquisition or Disposition;

(m) Indebtedness with respect to IRBs so long as, at the time such Indebtedness is incurred, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrowers are in pro forma compliance with the financial covenants contained in Section 7.11 after giving effect to the incurrence of such Indebtedness and, if applicable, any applicable Elevated TNL Ratio Period, and (iii) if the date of any such initial incurrence is after the Secured Leverage Covenant Election, then as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered hereunder, on a pro forma basis after giving effect to the incurrence of such Indebtedness, the Consolidated Total Net Leverage Ratio is not greater than 5.00 to 1.00, together with any refinancing thereof that does not increase the principal amount of such Indebtedness in excess of the amount of reasonable premiums, fees, expenses and other customary amounts;

(n) guarantees of or similar arrangements with respect to Indebtedness permitted pursuant to this Section 7.03(a) through (m) made by any of the Borrowers for so long as the underlying obligor remains a Borrower hereunder; provided, that the amount of such guarantees does not exceed the amount of the underlying Indebtedness and that any guarantees of Permitted Subordinated Debt are equally subordinated;

(o) guarantees of or similar arrangements with respect to Indebtedness of the Excluded Subsidiaries and Foreign Subsidiaries in an amount not to exceed $50,000,000 in the aggregate outstanding at any time (less, but without duplication, the aggregate amount of all outstanding Investments in Excluded Subsidiaries and Foreign Subsidiaries in accordance with Section 7.02(i));

(p) Equity Related Purchase Obligations of the Parent in respect of Qualified Preferred Stock or Grandfathered Non-Qualified Preferred Stock; and

(q) other Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.

Notwithstanding the foregoing, if Indebtedness outstanding under Section 7.03(j) above is to be refinanced with the proceeds of an issuance of other Indebtedness under Section 7.03(j) (each such event, a “Refinancing Event”) and certain of the Indebtedness to be refinanced in such Refinancing Event has not been tendered to, discharged by or otherwise satisfied by, the Borrowers substantially simultaneously with (and, in any event within one (1) Business Day after) the issuance of such new Indebtedness, as contemplated by the Borrowers in such Refinancing Event (the aggregate outstanding principal amount of such existing Indebtedness not so tendered, discharged or satisfied, the “Interim Debt”):

(A) the Borrowers may elect to designate all or any portion of such Interim Debt as “Excluded Interim Debt” for purposes of Section 7.03(j) so long as the Deposit Conditions (defined below) are met (and continue to be met); and

(B) for a period not to exceed 90 days from the date of the Refinancing Event the aggregate outstanding principal amount of the Indebtedness permitted to be incurred pursuant to Section 7.03(j) may exceed the amount otherwise permitted thereby by up to the lesser of (x) the outstanding amount of the Excluded Interim Debt and (y) $500,000,000 (or such greater amount as agreed by the Administrative Agent);

As used above, the term “Deposit Conditions” shall mean, with respect to any Excluded Interim Debt, the satisfaction (and continued satisfaction) of each of the following conditions with respect to such Indebtedness: (x) Net Cash Proceeds of the related new issuance of Indebtedness under Section 7.03(j) in an amount equal to such Excluded Interim Debt is deposited by the Borrowers with the Administrative Agent and maintained in a blocked deposit account at Bank of America, N.A. pending the redemption, repayment, discharge or other satisfaction thereof and such deposit account is pledged to the Administrative Agent for the benefit of the Secured Parties to secure the Obligations (it being acknowledged that such funds shall be released in connection with the redemption, repayment, discharge or other satisfaction of such Excluded Interim Debt in a manner that does not violate the terms of the Excluded Interim Debt); (y) the Borrowers shall commence the redemption, repayment, discharge or other satisfaction of such Excluded Interim Debt in a manner that does not violate the terms of the Excluded Interim Debt (subject to any contractual notice periods required therein) within five (5) Business Days following the consummation of the applicable Refinancing Event resulting in such Excluded Interim Debt; and (z) such Excluded Interim Debt is in fact redeemed, repaid, discharged or otherwise satisfied as soon as practicable under the terms governing such Excluded Interim Debt and, in any event, within 90 days following the consummation of the related Refinancing Event.

Notwithstanding anything to the contrary set forth herein, no Borrower shall be permitted to create, incur, assume, guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness that is from or of a Subsidiary that is not a Borrower (such creation, incurrence, assumption or guaranty being referred to as “Non-Borrower Indebtedness of Borrowers”), to the extent that the structuring of any claims with respect to any Indebtedness created, assumed, incurred or guaranteed by such Borrowers, together with any Non-Borrower Indebtedness of Borrowers, could reasonably be expected to result in two or more bankruptcy claims against the same Borrower or a double claim for direct and indirect obligations against the same Borrower, arising from one transaction or series of transactions relating to the same underlying Non-Borrower Indebtedness of Borrowers.

7.04 Mergers; Consolidation; Asset Dispositions.

(a) Mergers and Acquisitions. None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, become a party to any merger, amalgamation, or consolidation, or agree to or effect any acquisition of all or substantially all of the stock of another Person or all or substantially all the assets or a business unit of another Person (other than the acquisition of assets in the ordinary course of business consistent with past practices or the acquisition of Excluded Subsidiaries to the extent permitted under Section 7.02(i)) except the merger, amalgamation or consolidation of, or asset or stock acquisitions between Borrowers and except as otherwise provided below in this Section 7.04(a).

The Borrowers and the Non-Borrower Subsidiaries may purchase or otherwise acquire all or substantially all of the assets or a business unit of another Person or one hundred percent (100%) of the stock or other Equity Interests of any other Person, including by merger, amalgamation or consolidation, (any transaction satisfying the requirements of this Section 7.04(a), a “Permitted Acquisition”) so long as, subject to Section 1.08 with respect to any Limited Condition Acquisition (including the Royal Acquisition):

(i) subject to Section 1.08 with respect to any Limited Condition Acquisition, the Borrowers are in pro forma compliance with the financial covenants contained in Section 7.11 (including, if applicable, any Elevated TNL Ratio Period to be elected in connection with such acquisition) after giving effect to any such acquisition and any Indebtedness incurred in connection therewith;

(ii) at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder (including by way of cross-default to any other Indebtedness that would constitute an Event of Default hereunder);

(iii) the business to be acquired is predominantly in the same lines of business as the Borrowers, or businesses reasonably related or incidental thereto (e.g., solid waste collection, transfer, hauling, recycling, disposal or organics);

(iv) the business to be acquired operates predominantly in the United States or Canada;

(v) (A) in the case of an asset acquisition, all of the assets acquired shall be acquired by an existing Borrower or a newly-created wholly-owned Subsidiary of the Parent, which, if it is a Domestic Subsidiary, shall become a Borrower hereunder in accordance with and in the time periods prescribed by Section 6.20, and 100% of the Equity Interests issued by such Domestic Subsidiary and its assets (subject to the provisions of Section 10.15 with respect to Real Property and Motor Vehicles) and shall be pledged to the Administrative Agent, for the benefit of the Secured Parties, in accordance with Borrower in accordance with and in the time periods prescribed by Sections 6.20 and Section 10.15, (B) in the case of an acquisition of Equity Interests of a U.S. company, the acquired company, shall become a Borrower in accordance with and in the time periods prescribed by Section 6.20 and 100% of its Equity Interests and its assets (to the extent it is Collateral) shall be pledged to the Administrative Agent, for the benefit of the Secured Parties, or the acquired company shall be merged or amalgamated with and into a wholly-owned Subsidiary that is a Borrower and such newly-acquired or newly-created Subsidiary shall otherwise comply with the provisions of Section 6.20; or (C) in the case of acquisition of Equity Interests of a foreign Person that, in connection therewith, becomes a Foreign Subsidiary, the acquiring Borrower shall pledge the capital stock or other Equity Interests of such Foreign Subsidiary to the Administrative Agent, for the benefit of the Secured Parties (provided that not more than 65% of the total voting power of all outstanding capital stock or other Equity Interest of any such first-tier Foreign Subsidiary shall be required to be so pledged and no Equity Interests of any non-first-tier Foreign Subsidiary shall be required to be pledged) in accordance with and in the time periods prescribed by Section 6.20;

(vi) if the total consideration in connection with any such acquisition, including the aggregate amount of all liabilities assumed, but excluding the payment of all fees and expenses relating to such purchase, exceeds $100,000,000, then not later than seven (7) days prior to the proposed acquisition date (or such later date as the Administrative Agent may agree and, in each case of sub-clauses (i) through (vii) below of this clause (vi) unless the Administrative Agent shall otherwise agree in writing), the Borrowers shall furnish the Administrative Agent with (i) a copy of the purchase agreement, (ii) its audited (if available, or otherwise unaudited) financial statements for the preceding two (2) fiscal years or such shorter period of time as such entity or division has been in existence or otherwise approved by the Administrative Agent, (iii) a summary of the Borrowers’ or their counsel’s results of their standard due diligence review, (iv) in the case of a landfill acquisition or if the target company owns a landfill, a review by a Consulting Engineer and a copy of the Consulting Engineer’s report, (v) a Compliance Certificate demonstrating compliance with Section 7.11 (after giving effect to any Elevated TNL Ratio Period, if applicable, elected in connection with such acquisition) on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement, (vi) written evidence that the board of directors and (if required by Applicable Law) the shareholders, or the equivalent thereof, of the business to be acquired have approved such acquisition, and (vii) such other information as the Administrative Agent may reasonably request, which in each case shall be in form and substance acceptable to the Administrative Agent;

(vii) the board of directors and (if required by Applicable Law) the shareholders, or the equivalent thereof, of the business to be acquired shall have approved such acquisition; and

(viii) if such acquisition is made by a merger or amalgamation, a Borrower, or a wholly-owned Subsidiary of the Parent (which may be the acquired company) which shall become a Borrower in connection with such merger, shall be the surviving entity, except with respect to an Excluded Subsidiary or Non-Borrower Subsidiary; provided, that if the surviving entity is a Foreign Subsidiary, the applicable Borrower shall pledge the capital stock or other Equity Interests of each Foreign Subsidiary within 30 Business Days (or such later date as the Administrative Agent may agree) of such merger or amalgamation to the Administrative Agent, for the benefit of the Secured Parties (provided that not more than 65% of the total voting power of all outstanding capital stock or other Equity Interest of any first-tier Foreign Subsidiary of a Borrower shall be required to be so pledged and no Equity Interests of any non-first-tier Foreign Subsidiary shall be required to be so pledged).

(b) Dispositions of Assets. Except as otherwise provided in this Section, none of the Borrowers or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary) shall, directly or indirectly, become a party to or effect any disposition of assets (other than (x) an Excluded Asset Disposition which shall be deemed to be permitted by this Section 7.04(b), and (y) the Disposition of assets or Equity Interests owned by a Borrower or Non-Borrower Subsidiary to a Borrower except that the Parent may not Dispose of all or any material portion of its assets to another Borrower, and for the avoidance of doubt, and notwithstanding anything else in this Section 7.04(b) to the contrary, in the case of the transactions described in clauses (x) and (y) of this parenthetical, clause (b)(i) below, or clause (c) below, no such Disposition shall trigger the requirement to provide the deliverables under this Section and no such Disposition shall count against the Disposition Basket (defined below)); provided, that, so long as no Default or Event of Default has occurred and is continuing, or would result therefrom (including by way of cross-default to any other Indebtedness) during the term of this Agreement,

(i) [reserved]; and

(ii) the Borrowers and the Non-Borrower Subsidiaries may dispose of, sell or transfer assets (including in connection with an asset swap) or Equity Interests of any Subsidiaries of the Parent from and after the Closing Date having an aggregate fair market value not in excess of 10.0% of Consolidated Total Assets (the “Disposition Basket”) (as measured at the end of the most recently ended fiscal quarter for which financial statements have been furnished under Section 6.04(a) or (b)), in each case for fair and reasonable value, which shall, solely in connection with a disposition, sale or transfer of assets (or a series of related sales or transfers) after the Closing Date having a fair market value in excess of $10,000,000, be determined to be fair and reasonable by the board of directors of the Parent in good faith and evidenced by a resolution of such directors which shall be delivered by the Parent to the Administrative Agent prior to the consummation of such sale or transfer, along with a compliance certificate evidencing compliance with the foregoing limitation and pro forma compliance with the covenants set forth in Section 7.11 after giving effect to such sale or transfer and any applicable Elevated TNL Ratio Period, and such other information and documentation related to such Disposition as is reasonably requested by the Administrative Agent, and, in the case of an asset swap, so long as such asset swap in the reasonable business judgment of the Parent does not have a Material Adverse Effect; provided, however, that prior to the Full

Payment of the Borrowers’ Obligations hereunder, the Administrative Agent and the Lenders will be under no obligation to release their Lien on any of the Collateral subject to a Disposition pursuant to the terms of this Section 7.04(b)(ii) unless any Liens securing any Indebtedness incurred pursuant to Section 7.03(j) in such Collateral are simultaneously being (and are required to be) released by the holders of such Indebtedness as and to the extent required by the intercreditor agreement applicable thereto. Upon a disposition permitted by this Section 7.04(b)(ii) of all or substantially all of the assets (x) of a Borrower, such Borrower may be liquidated or dissolved so long as all (if any) remaining assets held by such Borrower are transferred to an existing Borrower and remain subject to a Lien of the Administrative Agent, for the benefit of the Secured Parties, and (y) of a Non-Borrower Subsidiary, such Non-Borrower Subsidiary may be liquidated or dissolved so long as all (if any) remaining assets held by such Non-Borrower Subsidiary are transferred to a Borrower or a Non-Borrower Subsidiary.

(c) Notwithstanding anything to the contrary in this Section 7.04, the Borrowers and the Non-Borrower Subsidiaries may merge, amalgamate or liquidate any De Minimis Subsidiaries, and may consummate any transaction permitted by Section 6.05.

7.05 Reserved.

7.06 Distributions. None of the Borrowers or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary (if any)) shall, directly or indirectly, make any Distribution except that, (a) any Subsidiary may declare or pay Distributions to the Parent or its own parent, (b) the Borrowers and the Non-Borrower Subsidiaries may make payments to Affiliates to the extent that the transaction giving rise to any such payment is permitted under Section 7.08 and the payment is not accelerated or otherwise made other than as initially contemplated under the original transaction with such Affiliate, (c) the Borrowers may make cash Distributions in any Fiscal Year up to an aggregate amount that does not exceed $25,000,000 in any such period; and (d) the Borrowers may make other cash Distributions so long as immediately after giving pro forma effect to any such payment, the Consolidated Total Net Leverage Ratio is not greater than 3.25 to 1.00; provided, that with respect to the foregoing clauses (c) and (d) of this Section 7.06, no Specified Event of Default shall have occurred or be continuing on the date of such Distribution.

7.07 Change in Nature of Business. None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrowers and Non-Borrower Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Except as permitted under Section 5.18, none of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, enter into any transaction of any kind with any Affiliate (other than (a) for services as employees, officers and directors of any of the Borrowers or Non-Borrower Subsidiaries, (b) transactions among Borrowers, (c) so long as no Default or Event of Default exists or will result therefrom, (i) transactions among Borrowers and Joinder Subsidiaries during the pendency of the execution and delivery of Joinder Agreements for such Joinder Subsidiaries in accordance with Section 6.20 and (ii) Investments in or for the benefit of Excluded Subsidiaries and Foreign Subsidiaries solely to the extent such Investment is permitted under Section 7.02(i)), whether or not in the ordinary course of business, other than where the board of directors (or the equivalent) of such Borrower or Non-Borrower Subsidiary has in good faith determined that such transaction is on fair and reasonable terms substantially as favorable to the Borrowers or Non-Borrower Subsidiaries as would be obtainable by the Borrowers or Non-Borrower Subsidiaries at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09 Negative Pledges. None of the Borrowers or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary) shall, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability any of the Borrowers or Non-Borrower Subsidiaries (other than the Insurance Subsidiary, if any) to create, incur, assume or suffer to exist Liens in favor of the Administrative Agent on property of such Person; provided, however, that this Section 7.09 shall not prohibit (i) any negative pledge incurred or provided in favor of any holder of Indebtedness (x) secured by a Lien permitted by Section 7.01(a) or Section 7.01(f), (y) such restrictions on deposits and pledges in connection with Liens permitted under Section 7.01(c), or (z) outstanding under (I) Section 7.03(c) and listed on Part B of Schedule 7.03, (II) Section 7.03(e), (III) Section 7.03(m), or (IV) permitted renewals, extensions and refinancings thereof, in the case of each of clauses (x) and (y), to the extent required by the terms of the documents evidencing the applicable Indebtedness and solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, or any Excluded Trust Account established thereunder, (ii) a restriction imposed with respect to Excluded Collateral, (iii) a restriction imposed under a Secured Hedge Agreement that requires the grant of a Lien under the Loan Documents to secure the applicable Hedge Bank, (iv) a restriction on pledged cash or cash equivalents, if any, in favor of an issuer or correspondent issuer of a letter of credit or other credit support permitted under this Agreement, or (v) a restriction in favor of any holder of secured Indebtedness incurred pursuant to Section 7.03(j) that requires the grant of a junior priority Lien in favor of the holder of such Indebtedness (or an agent or trustee therefor) to the extent that a Lien is granted in favor of the Administrative Agent on property of such Person (including customary restrictions in any “junior lien” intercreditor agreement delivered in connection therewith).

7.10 Use of Proceeds. None of the Borrowers shall use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB), except as set forth in Section 5.04 (provided it is not in violation of Regulation U of the FRB), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or for any purpose other than as set forth in Section 5.04. None of the Borrowers shall use the proceeds of any Credit Extension, whether directly or indirectly, to make any payment of Permitted Subordinated Debt or any Indebtedness incurred pursuant to Section 7.03(j) at any time except as expressly permitted under Section 7.16(d)(iv).

7.11 Financial Covenants. For the avoidance of doubt, notwithstanding anything to the contrary in the Agreement, it is understood that the following financial covenants shall be calculated exclusive of the assets, liabilities (except for liabilities of the Excluded Subsidiaries that are recourse to the Borrowers), net worth and operations of the Excluded Subsidiaries.

(a) Minimum Interest Coverage Ratio. As at the end of any fiscal quarter, the Borrowers shall not permit the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ending to (b) Consolidated Cash Interest Charges for such period to be less than 3.00 to 1.00.

(b) Maximum Consolidated Total Net Leverage Ratio. As at the end of any fiscal quarter prior to the Secured Leverage Covenant Election, the Borrowers shall not permit the Consolidated Total Net Leverage Ratio for the period of four (4) consecutive fiscal quarters then ending to exceed 4:00 to 1.00; provided that if a Permitted Acquisition or a series of Permitted Acquisitions with aggregate consideration (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Indebtedness assumed or, in the case of an acquisition of Equity Interests, including all Indebtedness of the target company) of more than $25,000,000 occurs during a fiscal quarter ending on or after the Closing Date, the Borrowers shall have the right to elect to increase the maximum permitted Consolidated Total Net Leverage Ratio for the period of four (4) consecutive fiscal quarters then ending (including such fiscal quarter) and the subsequent three fiscal quarters to 4.50 to 1.00 (each period during which the maximum permitted

Consolidated Total Net Leverage Ratio may exceed 4.00 to 1.00 pursuant to this proviso, an “Elevated TNL Ratio Period”); provided further, that (x) there shall be no more than one Elevated TNL Ratio Period in effect at any given time, and (y) there shall be at least one fiscal quarter during which the maximum permitted Consolidated Total Net Leverage Ratio is 4.00 to 1.00 between Elevated TNL Ratio Periods.

(c) Maximum Consolidated Secured Net Leverage Ratio. As at the end of any fiscal quarter ending on and after the Secured Leverage Covenant Election, the Borrowers shall not permit the Consolidated Secured Net Leverage Ratio for the period of four (4) consecutive fiscal quarters then ending to exceed 3.50 to 1.00.

Notwithstanding the foregoing, solely for the purposes of calculating the financial covenants set forth in this Section 7.11, Excluded Interim Debt shall not be included in Consolidated Funded Debt during any period in which (and for so long as) such Excluded Interim Debt is properly designated as and qualifies as Excluded Interim Debt under and in accordance with Section 7.03.

7.12 Sale and Leaseback. Except for Dispositions relating to Equipment Financing Indebtedness, none of the Borrowers or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary, if any) shall, directly or indirectly, enter into any arrangement, directly or indirectly, whereby any Borrower or any such Non-Borrower Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property which such Borrower or any such Non-Borrower Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, without the prior written consent of the Required Lenders.

7.13 [Reserved.]

7.14 [Reserved.]

7.15 Employee Benefit Plans. None of the Borrowers or any ERISA Affiliate shall, directly or indirectly:

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any Borrower; or

(b) (i) fail to comply with the Pension Funding Rules with respect to any Pension Plan (other than a Multiemployer Plan), or (ii) with respect to any Multiemployer Plan, (x) fail to make any required contribution thereunder or (y) withdraw from such Multiemployer Plan if such withdrawal could reasonably be expected to result in withdrawal liability in excess of the Threshold Amount; or

(c) fail to contribute to any Pension Plan to an extent which, or terminate any Pension Plan in a manner which, could result in the imposition of a Lien on the assets of any Borrower pursuant to §303(k) or §4068 of ERISA or §430(k) of the Code; or

(d) amend any Pension Plan in circumstances requiring the posting of security pursuant to §302 of ERISA or §436 of the Code; or

(e) take or, except with respect to a Multiemployer Plan, permit any action which would result in the aggregate benefit liabilities (within the meaning of §4001 of ERISA) of all Pension Plans to exceed the value of the aggregate assets of such Pension Plans, disregarding for this purpose the benefit liabilities and assets of any such Pension Plan with assets in excess of benefit liabilities.

The Borrowers will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Pension Plan (provided that, with respect to a Multiemployer Plan, such requirement shall only apply if the Borrowers receive a copy of such statement) and (ii) promptly upon receipt or, if from the Borrowers, dispatch, furnish to the Lenders any notice, report or demand sent or received in respect of a Pension Plan under §§302, 303, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242 or 4245 of ERISA.

7.16 Prepayments of Certain Obligations; Modifications of Certain Debt. None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly: (a) amend, supplement or otherwise modify the terms of any Permitted Subordinated Debt in excess of the Threshold Amount or any Indebtedness incurred pursuant to Section 7.03(j) in excess of the Threshold Amount; provided, that the Borrowers may amend, supplement or otherwise modify the terms of any such Indebtedness with the consent of the Administrative Agent if, in the judgment of the Administrative Agent, such amendments, supplements or modifications do not adversely affect the rights of the Lenders; and provided, further, that, with the prior consent of the Administrative Agent, such consent not to be unreasonably withheld, the Borrowers may amend any the terms of such Indebtedness to eliminate covenants or otherwise make such instruments less restrictive on the Borrowers, (b) prepay, redeem or repurchase or issue any notice or offer of redemption with respect to, elect to make, or effect, a defeasance with respect to, or take any other action which would require the Borrowers or any of their Subsidiaries to, prepay, redeem or repurchase any Indebtedness incurred pursuant to Section 7.03(j) in excess of the Threshold Amount (other than to the extent expressly permitted under clause (d) below), (c) make any payments with respect to any Permitted Subordinated Debt in excess of the Threshold Amount other than scheduled payments of principal, interest and other payments, in each case, as and to the extent not prohibited by the terms of any applicable subordination terms or intercreditor agreement, provided that no Default or Event of Default shall have occurred or be continuing on the date of such payment, nor would be created by the making of such payment, or (d) make any payments with respect to any Indebtedness incurred pursuant to Section 7.03(j) in excess of the Threshold Amount other than (i) regularly scheduled payments of interest and principal, (ii) payments of principal, interest, premium (including, in the case of an open market repurchase (whether or not pursuant to a tender offer), premium above the rate specified in the related indenture as applicable to optional redemptions) and related costs and expenses made from the Net Cash Proceeds of the sale or issuance by any Borrower or any Non-Borrower Subsidiary of any of its Equity Interests after the Closing Date, (iii) payments in connection with any refinancing or replacement thereof otherwise permitted under this Agreement, it being acknowledged that the term “payment” as used in this clause (iii) and the proviso at the end of this Section 7.16 means and includes any payment of principal, interest, premium (including, in the case of an open market repurchase (whether or not pursuant to a tender offer), premium above the rate specified in the related indenture as applicable to optional redemptions) and related costs and expenses, whether directly or by way of redemption, tender offer or other refinancing (in all cases subject to the other terms of this Agreement) and/or (iv) payments of principal, interest, premium (including, in the case of an open market repurchase (whether or not pursuant to a tender offer), premium above the rate specified in the related indenture as applicable to optional redemptions) and related costs and expenses, including such payments made from Credit Extensions hereunder in an aggregate amount not to exceed $50,000,000 during the term of this Agreement, so long as the following are satisfied with respect to any such payment under this subclause (iv): (w) both before and after giving effect to such payment, no Default has occurred and is continuing or would result therefrom, (x) both before and immediately after giving effect to such payment, the Consolidated Total Net Leverage Ratio on a pro forma basis is less than or equal to 3.25:1.00; (y) immediately after giving effect to the proposed payment, the Borrowers shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.11 effective at the applicable time of reference (after giving effect, if applicable, to any Elevated TNL Ratio Period or Secured Leverage Covenant Election elected by the Parent on or prior to the date on which such payment is made); and (z)

both before and immediately after giving effect to the drawdown of the proceeds of any Credit Extension made in order to fund such payment, the Borrowers have at least $50,000,000 in unused Revolving Credit Commitments, provided, in each case under this clause (d), that no Default or Event of Default shall have occurred or be continuing on the date of such payment, nor would be created by the making of such payment.

7.17 Change to Organization Documents. None of the Borrowers shall amend or otherwise alter its Organization Documents in a manner adverse to the Secured Parties, or change its name, state of organization or type of organization without giving the Administrative Agent written notice at least 30 days prior thereto (or such later date as agreed by the Administrative Agent); and if a Borrower does not have an organizational identification number and later obtains one, it will provide prompt notice to the Administrative Agent.

7.18 Fiscal Year Changes. None of the Borrowers or the Non-Borrower Subsidiaries shall change its fiscal year except that any Subsidiary of the Parent may change its fiscal year to conform to the fiscal year of the Parent.

7.19 Upstream Limitations. None of the Borrowers shall enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of (i) the Borrowers to amend or modify this Agreement or any other Loan Document, or (ii) any Borrower to pay or make dividends or distributions in cash or kind to any Borrower or to make loans, advances or other payments of whatsoever nature to any Borrower or to make transfers or distributions of all or any part of such Borrower’s assets to a Borrower; in each case other than (w) restrictions on specific assets which assets are the subject of a Synthetic Lease Obligation, Capitalized Lease or Equipment Financing Indebtedness to the extent permitted under Section 7.03(c) or (e), (x) restrictions pursuant to agreements under Section 7.03(j) and Section 7.03(m) and with respect to Dispositions permitted under Section 7.04(b), (y) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Borrower in the ordinary course of its business and (z) restrictions permitted by Section 7.09.

7.20 Sanctions. None of the Borrowers or their respective Subsidiaries shall directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by an individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arrangers, Sustainability Coordinators, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.21 Anti-Corruption Laws. None of the Borrowers or their respective Subsidiaries, shall directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following events shall constitute an event of default (each, an “Event of Default”):

(a) if the Borrowers shall fail to pay any principal of the Loans or any L/C Obligation hereunder when the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(b) if the Borrowers shall fail to pay any interest or fees or other amounts owing hereunder within five (5) Business Days after the same shall become due and payable whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(c) if the Borrowers shall fail to comply with any of the covenants contained in Sections 6.01, 6.04, 6.05, 6.10, 6.11, 6.13, 6.15, 6.19, 6.20 or Article VII;

(d) if the Borrowers shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in subsections (a), (b), and (c) above) within 30 days after written notice of such failure has been given to the Borrowers by the Lenders;

(e) if any representation or warranty contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or repeated (other than, for the avoidance of doubt, any Pricing Certificate Inaccuracy, provided that the Parent complies with the terms of Section 2.21(d) with respect to such Pricing Certificate Inaccuracy, or any Sustainability Report or attachment thereto);

(f) if any Borrower or Non-Borrower Subsidiary shall fail to pay at maturity, or within any applicable period of grace, any and all obligations for borrowed money or any guaranty with respect thereto or credit received or in respect of any Capitalized Leases, Synthetic Lease Obligations or Swap Contracts, in each case, in an aggregate amount greater than the Threshold Amount, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, that evidences or secures borrowed money or in respect of any Capitalized Leases, in each case in an aggregate amount greater than the Threshold Amount for such period of time as permits (after applicable grace periods have elapsed and assuming the giving of appropriate notice of acceleration if required) or results in, the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(g) if any Borrower or Non-Borrower Subsidiary (other than a De Minimis Subsidiary or an Excluded Subsidiary) makes an assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee or other custodian, liquidator, receiver or receiver/manager of any Borrower or Non-Borrower Subsidiary (other than a De Minimis Subsidiary or an Excluded Subsidiary) or of any substantial part of the assets of any Borrower or Non-Borrower Subsidiary (other than a De Minimis Subsidiary or an Excluded Subsidiary) or commences any case or other proceeding relating to any Borrower or Non-Borrower Subsidiary (other than a De Minimis Subsidiary or an Excluded Subsidiary) under any Debtor Relief Law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing, or if any such petition or application is filed or any such case or other proceeding is commenced against any Borrower or Non-Borrower Subsidiary (other than a De Minimis Subsidiary or an Excluded Subsidiary) and any Borrower or Non-Borrower Subsidiary (other than a De Minimis Subsidiary or an Excluded Subsidiary) indicates its approval thereof, consent thereto or acquiescence therein;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator, receiver or receiver/manager or adjudicating any Borrower or Non-Borrower Subsidiary (other than a De Minimis Subsidiary or an Excluded Subsidiary) bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower or Non-Borrower Subsidiary (other than a De Minimis Subsidiary or an Excluded Subsidiary) in an involuntary case under Debtor Relief Laws as now or hereafter constituted, and such decree or order remains in effect for more than sixty (60) days, whether or not consecutive;

(i) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order which are not promptly stayed (and, if such required to perfect such stay pending appeal, bonded), or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(j) (i) an ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, or the PBGC in an aggregate amount in excess of the Threshold Amount (provided that, with respect to a Multiemployer Plan, clause (i) only applies if the Borrowers have received written notice from such plan or otherwise become aware that an event or circumstance described in such clause has occurred), or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;

(k) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Administrative Agent or the Required Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrowers or any of their respective stockholders, or any court or any Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, or any Security Document shall for any reason cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby (subject to Section 7.04(b) and Section 10.15) or as contemplated by the Loan Documents; or;

(l) (i) the subordination provisions with respect to any Indebtedness subordinated to the Obligations that is permitted pursuant to Section 7.03 (or any permitted refinancing or replacement thereof) in excess of the Threshold Amount (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such subordinated Indebtedness; or (ii) the Borrowers shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Secured Parties or (C) that all proceeds realized from the liquidation of any Collateral of any Borrower shall be subject to any of the Subordination Provisions; or

(m) a Change of Control shall occur.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of the Secured Parties all rights and remedies available to the Secured Parties under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under any Debtor Relief Law (including any Event of Default specified in Section 8.01(g) or 8.01(h)), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of (i) that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and (ii) that portion of the Obligations constituting amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.17; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrowers to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent, the Arrangers or the Sustainability Coordinators, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers or Sustainability Coordinators, as applicable, and its Related Parties:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, Arrangers, Sustainability Coordinators or any of their Related Parties in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrowers, a Lender or the L/C Issuer.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Secured Parties, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (x) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (y) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America or any other L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrowers of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent, Arrangers, Sustainability Coordinators and Other Lenders. Each Lender and each L/C Issuer represents to the Administrative Agent, the Arrangers and the Sustainability Coordinators that it has, independently and without reliance upon the Administrative Agent, the Arrangers, the Sustainability Coordinators any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Sustainability Coordinator any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Sustainability Coordinators, Documentation Agents or other similar titles or roles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03, 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any other Secured Party in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Applicable Laws in any other jurisdictions to which any Borrower is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Laws. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral Matters. Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and each L/C Issuer irrevocably authorize the Administrative Agent at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and Full Payment of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and each applicable L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or upon any applicable Borrower being released from its Obligations hereunder, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(a);

(c) to release any Subsidiary of the Parent from its Obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or otherwise ceases to be a Borrower as expressly permitted hereunder; and

(d) to enter into any agreements, including customary junior lien intercreditor agreements, in accordance with Section 7.03(j) and any Permitted Subordinated Debt permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release a Borrower or its property from its obligations hereunder pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Borrower such documents as such Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Borrower from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03 or any Collateral by virtue of the provisions hereof or of any Security Documents shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (i) in the immediately preceding subsection (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding subsection (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Credit Party, whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. Subject to Section 2.21 and 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or applicable Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) subject to the last paragraph of Section 4.01, waive any condition set forth in Section 4.01(a) without the written consent of each Lender except that, in the sole discretion of the Administrative Agent, only a waiver by the Administrative Agent shall be required with respect to immaterial matters and other items noted in any post-closing letter made available to the Lenders with respect to which the Borrowers have given assurances satisfactory to the Administrative Agent that such items shall be delivered within a reasonable period of time following the Closing Date;

(b) waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the Required Term Lenders, as applicable (each of which shall not also require the consent of the Required Lenders);

(c) extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.02(a)) without the written consent of such Lender (each of which shall not also require the consent of the Required Lenders);

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction (other than as a result of mandatory prepayments) of the Revolving Credit Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (it being understood that any vote to rescind any acceleration of amounts owing with respect to the Loans and other Obligations under the Loan Documents shall only require the approval of the Required Lenders);

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01 set forth below with respect to fees paid pursuant to the Fee Letters) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby except that only the consent of the Required Lenders shall be necessary to (i) amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing, to reduce any fee or to reduce any mandatory prepayment payable hereunder;

(f) change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (ii) the order of application of any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b), or (iii) the ratable reduction in Commitments set forth in the applicable provisions of Section 2.06 (or change any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder) in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, each Term Lender, or (ii) if such Facility is the Revolving Credit Facility, each Revolving Credit Lender (each of which shall not also require the consent of the Required Lenders);

(g) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility (each of which shall not also require the consent of the Required Lenders);

(h) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders (each of which shall not also require the consent of the Required Lenders);

(i) except as permitted by Section 9.10 as in effect on the Closing Date, (i) subordinate the right of payment of the Obligations hereunder to any other Indebtedness or other obligation or (ii) subordinate the Liens on a material portion of the Collateral securing the Obligations to Liens securing any other Indebtedness or other obligation without the written consent of each Lender directly and adversely affected thereby; or

(j) release (i) all or substantially all of the Collateral (excluding, if any Borrower becomes a debtor under any Debtor Relief Law, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders), (ii) the Parent from its Obligations under the Loan Documents, or (iii) except as permitted under this Agreement, release any Borrower (other than the Parent) from its Obligations under the Loan Documents, in each case without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by (A) the affected L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it or (B) each L/C Issuer hereunder, increase the Letter of Credit Sublimit; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended and the maturity date of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision in this Section 10.01 to the contrary and except for those matters that may be addressed in an Increase Joinder or an Extension Amendment without the requirement for additional consents pursuant to Section 2.14 or Section 2.20, respectively, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender, or requires the consent of each Lender directly affected by such proposed amendment, waiver, consent or release, and such amendment, waiver, consent or release has been approved by the Required Lenders or, as applicable, by more than fifty percent (50%) of the Lenders who would be directly affected by such amendment, waiver, consent or release, or if a Lender does not accept an Extension Offer (in each case, a “Non-Consenting Lender”), the Borrowers may repay such Non-Consenting Lender’s Loans on a non-pro-rata basis (and, in the case of repayments of Revolving Credit Loans, reduce such Non-Consenting Lender’s Revolving Credit Commitment on a non-pro-rata basis in connection therewith) or may replace such Non-Consenting Lender in accordance with Section 10.14; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section and/or by such repayment (together with all other such repayments effected by, or assignments required by, the Borrowers to be made pursuant to this paragraph), and provided, further, that after giving effect to any such repayment of Revolving Credit Loans (and corresponding reductions in the Revolving Credit Facility), and the replacement of such Non-Consenting Lender, the Borrowers have at least $20,000,000 in unused Revolving Credit Commitments.

In addition, in the event that the Borrowers determine that any Lender is the holder of 10% or more of the consolidated debt of the Parent or relevant Subsidiaries of Parent, as a result of which any Borrower would be in breach of any permit issued by any regulatory authority in connection with such Borrower’s solid waste operations, the Borrowers (i) shall be permitted to repay such Lender’s Loans on a non-pro-rata basis (and, in the case of repayments of Revolving Credit Loans, reduce such Lender’s Revolving Credit Commitment on a non-pro-rata basis in connection therewith) to the extent necessary (but only to the extent necessary) to reduce such Lender’s percentage of the consolidated debt of the Parent to below such 10% in order to eliminate such breach and/or (ii) may request such Lender to assign that portion of its Loans to an Eligible Assignee that would bring such Lender’s Loans below such 10%, and such Lender agrees that it will make such assignment (to the extent an Eligible Assignee has agreed to purchase the Loans requested to be so assigned) so long as such Lender has received payment at par for such portion of its Loans being so assigned (together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect thereto) from such Eligible Assignee (or the Borrowers, as applicable, with respect to accrued interest, fees or other amounts) and such assignment does not conflict with Applicable Laws.

This Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrowers to correct any mistakes, errors or ambiguities of a technical nature. The Administrative Agent shall notify the Lenders of such amendment and such amendment shall become effective five (5) Business Days after such notification unless the Required Lenders object to such amendment in writing delivered to the Administrative Agent prior to such time. Notwithstanding the foregoing, this Agreement may be amended or amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, each L/C Issuer or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWERS’ MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWERS’ MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWERS’ MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, the Excluded Subsidiaries, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrowers’ Materials or notices through the Platform, any other electronic messaging services or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a Governmental Authority of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, breach in bad faith of the Administrative Agent’s obligations under this subsection (c) or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, the Excluded Subsidiaries, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Administrative Agent, each L/C Issuer, the Swing Line Lender and each of the Borrowers may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers, jointly and severally, shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it under this Agreement and the other Loan Documents and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers, jointly and severally, shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender, each Sustainability Coordinator, and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any of the Borrowers’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any of the Borrowers against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Revolving Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of the parties hereto shall assert, and each of the parties hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (provided that this sentence shall not limit the any Borrower’s indemnity or reimbursement obligation to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification thereunder). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provision of Section 10.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer, and the Swing Line Lender the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, and to the extent permitted by Applicable Law, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the Full Payment of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following provisions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Revolving Credit Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this Section 10.06(b)(ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among any Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, however, that unless an Event of Default has occurred and is continuing, the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Lender, and Affiliate of a Lender or an Approved Fund if such assignment would result in increased costs to the Borrowers; and provided, further, that with respect to an assignment of all or any portion of any Term Loans advanced hereunder from time to time, the Borrowers shall be deemed to have consented to such assignment unless it has objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(iv) the consent of the L/C Issuers under the Revolving Credit Facility and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility. Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit one or more natural Persons).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(b)(iv), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each of the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than under Section 10.01(a) and (b) and the parenthetical to Section 10.01(d)) that affects such Participant.

Subject to Section 10.06(e), the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the

United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b) (i) such Person may, upon 30 days’ notice to the Borrowers and the Lenders, resign as an L/C Issuer and/or (ii) Bank of America may, upon 30 days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Revolving Credit Lenders who agree to serve in such capacity a successor L/C Issuer (which may be an existing L/C Issuer) or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America or the applicable L/C Issuer as L/C an Issuer or Swing Line Lender, as the case may be, and provided, further, that no Lender shall be under any obligation to accept any such appointment as successor. If Bank of America or any other L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer (with respect to such resigning L/C Issuer) and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) such successor L/C Issuer (or another of the L/C Issuers under such Facility, as may be arranged by the Borrowers) shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or such other resigning L/C Issuer to effectively assume the obligations of Bank of America or such other resigning L/C Issuer with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders, the Sustainability Coordinators and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender under Section 2.14 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and its obligations, this Agreement or payments hereunder, in reliance on this clause (f), (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrowers or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Sustainability Coordinators, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. In addition, the Administrative Agent, the Lenders and the Sustainability Coordinators may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Lenders and Sustainability Coordinators in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, any L/C Issuer, or any Sustainability Coordinator on a nonconfidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders, the L/C Issuers and the Sustainability Coordinators acknowledges that (a) the Information may include material non-public information concerning the Borrowers, the Non-Borrower Subsidiaries or an Excluded Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Laws, including Securities Laws and state securities laws.

Notwithstanding the foregoing, unless specifically prohibited by Applicable Law or court order, each of the Lenders, each L/C Issuer, each Sustainability Coordinator and the Administrative Agent shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender, such L/C Issuer, such Sustainability Coordinator or the Administrative Agent by such Governmental Authority) or pursuant to legal process.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any of the Borrowers against any and all of the obligations of any of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of any of the Borrowers may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or such L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Laws (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, to the extent not prohibited by Applicable Law, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or the Lenders may have had notice or knowledge of any Default at the time of any Credit Extension unless notice of Default in accordance with Section 6.15 has been received and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Concerning Joint and Several Liability of the Borrowers

(a) Each of the Borrowers is accepting joint and several liability for all of the Obligations in consideration of the financial accommodations to be provided by the Administrative Agent, the L/C Issuers and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations of the Borrowers.

(b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations of the Borrowers (including, without limitation, any Obligations arising under this Section), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each of the Borrowers under the provisions of this Section 10.12 constitute full recourse obligations of each such Borrower enforceable against each such Borrower to the full extent of its properties and assets, to the fullest extent permitted by Applicable Law, irrespective of the validity, regularity or enforceability of this Agreement against any other Borrower or any other circumstance whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each of the Borrowers, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance of its joint and several liability, notice of any Loans made under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, any L/C Issuer or the Lenders under or in respect of any of the Obligations, and, generally, to the extent permitted by Applicable Law and except as to notices expressly provided for in the Loan Documents, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower, to the fullest extent permitted by Applicable Law, hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Each of the Borrowers, to the fullest extent permitted by Applicable Law, hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders, the Administrative Agent or the L/C Issuers at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders, the Administrative Agent or the L/C Issuers in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers. Without limiting the generality of the foregoing, to the fullest extent permitted by law, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Lenders, the Administrative Agent or the L/C Issuers with respect to the failure by any of the Borrowers to comply with any of its respective Obligations including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this Section, it being the intention of each of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this Section shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each of the Borrowers under this Section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the other Borrowers, the Lenders, the Administrative Agent or the L/C Issuers. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the other Borrowers, the Lenders, the Administrative Agent or the L/C Issuers.

(f) To the extent any Borrower makes a payment hereunder in excess of the aggregate amount of the benefit received by such Borrower in respect of the extensions of credit under this Agreement (the “Benefit Amount”), then such Borrower, after the Full Payment of all of the Obligations, shall be entitled to recover from each other Borrower such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Borrower to the total Benefit Amount received by all Borrowers, and the right to such recovery shall be deemed to be an asset and property of such Borrower so funding; provided, that each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been Fully Paid. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders or the Administrative Agent hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Full Payment of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the Applicable Laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be Fully Paid before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(g) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders, the L/C Issuers or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been Fully Paid. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders, any L/C Issuer or the Administrative Agent hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Full Payment of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the Applicable Laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be Fully Paid before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(h) Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior Full Payment of the Obligations. Each Borrower hereby agrees that after the occurrences and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been Fully Paid. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness before Full Payment of the Obligations, such amounts shall be collected, enforced, received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the relevant Lenders (in accordance with each such Lender’s Applicable Percentage) to be applied to repay (or be held as security for the repayment of) the Obligations.

(i) The provisions of this Section 10.12 are made for the benefit of the Administrative Agent, the L/C Issuers and the Lenders and their successors and assigns, and may be enforced in good faith by them from time to time against any or all of the Borrowers as often as the occasion therefor may arise and without requirement on the part of the Administrative Agent, any L/C Issuer or the Lenders first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 10.12 shall remain in effect until all of the Obligations shall have been Fully Paid or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent, any L/C Issuer or the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers or is repaid in good faith settlement of a pending or threatened avoidance claim, or otherwise, the provisions of this Section 10.12 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each of the Borrowers hereby appoints the Parent, and the Parent hereby agrees, to act as its representative and authorized signor with respect to any notices, demands, communications or requests under this Agreement or the other Loan Documents, including, without limitation, with respect to any Loan Notice, Letter of Credit Application and Compliance Certificates and pursuant to Section 10.02 of this Agreement.

(k) It is the intention and agreement of the Borrowers and the Lenders that the obligations of the Borrowers under this Agreement shall be valid and enforceable against the Borrowers to the maximum extent permitted by Applicable Law. Accordingly, if any provision of this Agreement creating any obligation of the Borrowers in favor of the Lenders shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of the Borrowers and the Lenders that any balance of the obligation created by such provision and all other obligations of the Borrowers to the Lenders created by other provisions of this Agreement shall remain valid and enforceable. Likewise, if by final order a court of competent jurisdiction shall declare any sums which the Lenders may be otherwise entitled to collect from the Borrowers under this Agreement to be in excess of those permitted under any Applicable Law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to the Borrowers’ obligations under this Agreement, it is the stated intention and agreement of the Borrowers and the Lenders that all sums not in excess of those permitted under such Applicable Law shall remain fully collectible by the Lenders from the Borrowers.

10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.14 Replacement of Lenders. If any Lender requests compensation under Section 3.04 or is unable to lend under Section 3.02, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Non-Consenting Lender, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b)(iii);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with Applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.14 may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 10.14 to the contrary, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit.

10.15 Collateral Security.

(a) The Obligations shall be secured by (a) a perfected first-priority security interest (subject to Permitted Liens entitled to priority under Applicable Law) in all Collateral, whether now owned or hereafter acquired, pursuant to the terms of the Security Agreement to which each Borrower is a party to the extent perfected by the filing of UCC financing statements; (b) a pledge of 100% of the capital stock or other Equity Interests of such Borrowers (other than the Parent) and of the Non-Borrower Subsidiaries (other than the Foreign Subsidiaries) to the Administrative Agent on behalf of the Secured Parties pursuant to the Pledge Agreement; and (c) a pledge of the capital stock or other Equity Interests of each Foreign Subsidiary (provided that not more than 65% of the total voting power of all outstanding capital stock or other Equity Interest of any such first-tier Foreign Subsidiary of a Borrower shall be required to be so pledged and no Equity Interests of any non-first-tier Foreign Subsidiary shall be provided to be so pledged); provided that the Borrowers hereby agree, upon the request of the Administrative Agent and the Required Lenders, to deliver, as promptly as practicable, but in any event within ninety (90) days after request therefor, or such other later time, if any, to which the Administrative Agent may agree, (i) certificates of titles for all or substantially all vehicles, trucks, trailers, tractors, automobiles and any other equipment covered by certificates of title owned by a Borrower (collectively, “Motor Vehicles”) with the Administrative Agent listed as lienholder therein (subject to a limited power of attorney in favor of the Parent to dispose of titled equipment) and, if required by the Administrative Agent, the Borrowers shall retain Corporation Service Company (or other similar company satisfactory to the Administrative Agent) pursuant to agreements reasonably satisfactory to the Administrative Agent pursuant to which Corporation Service Company (or such other company) will agree to act as agent for the Secured Parties with respect to the perfection of security interests in the Motor Vehicles; and (ii) mortgages with respect to Real Property and to take such other steps and make such other deliveries as may be reasonably requested by the Administrative Agent (including, without limitation, the delivery of legal opinions, Consulting Engineer’s reports, surveys, title insurance, environmental assessment reports, flood hazard certifications, evidence of flood insurance, if required, and a certification of the name and address of each real estate recording office where a mortgage on the real estate on which any Collateral consisting of fixtures may be located would be recorded) so as to provide the Administrative Agent, for the benefit of the Secured Parties, a perfected first-priority security interest in such assets, provided that to the extent that any lease of (or operating/management agreement with respect to) Real Property prohibits assignment of such lease (or operating/management agreement) without the consent of the lessor or another party thereunder, the Borrowers shall not be required to grant a mortgage on the leasehold interest under such lease, but in such event, the Borrowers agree to diligently and in good faith use its reasonable best efforts to obtain the consent (which consent shall be in form and substance reasonably satisfactory to the Administrative Agent) of the applicable lessor or other party to such leasehold mortgage (and, upon the receipt of such consent, the Borrowers shall promptly grant such leasehold mortgage and comply with the other provisions of this Section 10.15 with respect thereto).

(b) In the event any Borrower disposes of any assets or Equity Interests as permitted under, and in compliance with, Section 7.04(b) (including any amendment thereof or consent thereunder), or in the event that the Parent designates any Borrower as an Excluded Subsidiary or a Non-Borrower Subsidiary hereunder and no Default would result from such designation, and so long as such Borrower (or the Parent, in the case of designating a Borrower as an Excluded Subsidiary hereunder) shall have provided the Administrative Agent with such certifications or documents, if any, as the Administrative Agent shall reasonably request, the Administrative Agent will, at the Borrowers’ sole cost and expense, and without recourse to or warranty by the Administrative Agent, execute and deliver all such forms, releases, discharges, assignments, termination statements, and similar documents as the Borrowers may reasonably request in order to release such Person from its Obligations under the Loan Documents and to release the Liens granted to the Administrative Agent with respect to such assets, Equity Interests or Borrower, as applicable.

10.16 Keepwell. Each Borrower that is a Qualified ECP Guarantor at the time that any guarantee or the grant of the security interest hereunder or under any other Loan Document, in each case, by any Specified Borrower, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Borrower with respect to such Swap Obligation as may be needed by such Specified Borrower from time to time to honor all of its obligations under such guarantee and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.16 voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly Fully Paid and performed. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Borrower for all purposes of the Commodity Exchange Act.

10.17 Governing Law; Jurisdiction; Etc.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.18 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Arranger and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Borrowers and each of the Administrative Agent and each Credit Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, the L/C Issuers nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, L/C Issuers and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Borrower and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent, L/C Issuers nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, L/C Issuers’ or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, L/C Issuers and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and reasonably believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Borrowers and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) any claim against the Administrative Agent, each Credit Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrowers to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.21 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act.

10.22 Designation of Parent as the Agent for the Borrowers. For purposes of this Agreement and the other Loan Documents, the Borrowers hereby designate the Parent as the agent and representative of each Borrower for all purposes hereunder and the other Loan Documents and the Parent hereby accepts each such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Parent as a notice or communication from all the Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or the Borrowers hereunder to the Parent on behalf of such Borrower or the Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Parent shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

10.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or any L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25 Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrowers outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Commitment of the Lenders hereunder. Notwithstanding anything to the contrary contained herein, each party hereto acknowledges and agrees to waive any amounts to which it might otherwise be entitled under Section 3.05 of the Existing Credit Agreement solely in connection with the amendment and restatement of the Existing Credit Agreement on the Closing Date.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWERS:

CASELLA WASTE SYSTEMS, INC.

By:	/s/ Bradford J. Helgeson
Name:	Bradford J. Helgeson
Title:	Executive Vice President and Chief Financial Officer

171 CHURCH STREET, LLC
ALL CYCLE WASTE, INC.
BLOW BROS.
BRATTLEBORO SALVAGE COMPANY, LLC
BRISTOL WASTE MANAGEMENT, INC.
C.V. LANDFILL, INC.
CASELLA OF HOLYOKE, INC.
CASELLA MAJOR ACCOUNT SERVICES, LLC
CASELLA MID-ATLANTIC, LLC
CASELLA RECYCLING, LLC
CASELLA TRANSPORTATION, INC.
CASELLA WASTE MANAGEMENT OF MASSACHUSETTS, INC.
CASELLA WASTE MANAGEMENT OF N.Y., INC.
CASELLA WASTE MANAGEMENT OF PENNSYLVANIA, INC.
CASELLA WASTE MANAGEMENT, INC.
CASELLA WASTE SERVICES OF ONTARIO LLC
CHEMUNG LANDFILL LLC
COUNTY WASTE OF PENNSYLVANIA, LLC
FOREST ACQUISITIONS, INC.
GRANITE STATE LANDFILL, LLC
GROUNDCO LLC
HAKES C&D DISPOSAL, INC.
HARDWICK LANDFILL, INC.
HIRAM HOLLOW REGENERATION CORP.
KTI ENVIRONMENTAL GROUP, INC.

By:	/s/ Bradford J. Helgeson
Name:	Bradford J. Helgeson
Title:	Vice President and Treasurer

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

KTI SPECIALTY WASTE SERVICES, INC.
KTI, INC.
NEW ENGLAND WASTE SERVICES OF ME, INC.
NEW ENGLAND WASTE SERVICES OF N.Y., INC.
NEW ENGLAND WASTE SERVICES OF VERMONT, INC.
NEW ENGLAND WASTE SERVICES, INC.
NEWBURY WASTE MANAGEMENT, INC.
NEWS OF WORCESTER LLC
NEWSME LANDFILL OPERATIONS LLC
NORTH COUNTRY ENVIRONMENTAL SERVICES, INC.
NORTH RD. LLC
NORTHERN PROPERTIES CORPORATION OF PLATTSBURGH
OXFORD TRANSFER STATION, LLC
PINE TREE WASTE, INC.
PINK TRASH COMPANY, LLC
SCHULTZ LANDFILL, INC.
SOUTHBRIDGE RECYCLING & DISPOSAL PARK, INC.
SOUTHERN TIER RECYCLERS, LLC
SUNDERLAND WASTE MANAGEMENT, INC.
TAM, INC.
TAM ORGANICS, LLC.
TAM RECYCLING, LLC
TAYLOR GARBAGE SERVICE, LLC
TOMPKINS COUNTY RECYCLING LLC
WASTE INDUSTRIES OF DELAWARE, LLC
WASTE INDUSTRIES OF MARYLAND, LLC
WASTE INDUSTRIES OF PENNSYLVANIA, LLC
WASTE-STREAM INC.
WHITETAIL DISPOSAL, LLC
WILLIMANTIC WASTE PAPER CO., INC.

By:	/s/ Bradford J. Helgeson
Name:	Bradford J. Helgeson
Title:	Vice President and Treasurer

THE HYLAND FACILITY ASSOCIATES:

BY: CASELLA WASTE MANAGEMENT OF N.Y., INC., ITS MANAGING PARTNER

By:	/s/ Bradford J. Helgeson
Name:	Bradford J. Helgeson
Title:	Vice President and Treasurer

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Taelitha Bonds-Harris
Name: Taelitha Bonds-Harris
Title: Vice President

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

BofA SECURITIES, LLC, as Sustainability Coordinator

By:	/s/ Andrew Stinson
Name: Andrew Stinson
Title: Managing Director

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

TD SECURITIES (USA) LLC,
as Sustainability Coordinator

By:	/s/ Amy West
	Name:	Amy West
	Title:	Managing Director and Global Head, ESG Solutions Group

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as Lender, L/C Issuer and Swing Line Lender

By:	/s/ Michael Contreras
	Name:	Michael Contreras
	Title:	Director

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A., as Lender and L/C Issuer

By:	/s/ William Christman
	Name:	William Christman
	Title:	Authorized Officer

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

CITIZENS BANK, N.A., as Lender and an L/C Issuer

By:	/s/ Donald A. Wright
	Name:	Donald A. Wright
	Title:	SVP

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

COMERICA BANK, as Lender and L/C Issuer

By:	/s/ Peyton Jacks
	Name:	Peyton Jacks
	Title:	Vice President

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

TD BANK, N.A., as Lender and an L/C Issuer

By:	/s/ Thomas Armstrong
	Name:	Thomas Armstrong
	Title:	Vice President

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender and an L/C Issuer

By:	/s/ Michael W. Parrish
	Name:	Michael W. Parrish
	Title:	Executive Director

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

By:	/s/ Vince Parsons
	Name:	Vince Parsons
	Title:	Duly Authorized Signatory

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

COBANK, ACB, as Lender

By:	/s/ Matt Hale
	Name:	Matt Hale
	Title:	Vice President

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

THE HUNTINGTON NATIONAL BANK, as Lender

By:	/s/ Erik Jordan
	Name:	Erik Jordan
	Title:	Vice President

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

U.S. BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Fabio Lauro
	Name:	Fabio Lauro
	Title:	Vice President

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

M&T BANK, as Lender

By:	/s/ Louis Galanis
	Name:	Louis Galanis
	Title:	Senior Vice President

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

WEBSTER BANK, N.A., as Lender

By:	/s/ David Riordan
	Name:	David Riordan
	Title:	Senior Managing Director

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

RAYMOND JAMES BANK, as Lender

By:	/s/ Douglas S. Marron
	Name:	Douglas S. Marron
	Title:	Senior Vice President

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

TAIWAN COOPERATIVE BANK, LTD., HOUSTON BRANCH, as Lender

By:	/s/ Hsi-Chin Liu
	Name:	Hsi-Chin Liu
	Title:	VP & General Manager

Casella Waste Systems, Inc.

Second Amended and Restated Credit Agreement

Signature Page

EXHIBIT A

FORM OF LOAN NOTICE

Date: ___________, _____

Bank of America, N.A., as Administrative Agent

Re:	Casella Waste Systems, Inc. – Loan Notice

Ladies and Gentlemen:

Casella Waste Systems, Inc. (the “Parent”) hereby submits this Loan Notice pursuant to Section 2.02(a) of the Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Parent and certain of its Subsidiaries (collectively, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender. All capitalized terms used in this Loan Notice shall have the respective meanings provided therefor in the Credit Agreement. This Loan Notice is executed by the Parent on behalf of itself and each of the other Borrowers pursuant to Section 10.12(j) of the Credit Agreement.

[The Parent, on behalf of itself and each of the other Borrowers, hereby represents, warrants and certifies to you that (a) the Borrowers have performed and complied with all of the terms and conditions contained in the Credit Agreement required to be performed or complied with by the Borrowers prior to or at the time of the Borrowing requested hereunder, (b) the representations and warranties of the Borrowers contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business which singly or in the aggregate do not have a Material Adverse Effect; [for purposes of this Loan Notice, the representations and warranties contained in Section 5.05(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 6.04(a) or (b) of the Credit Agreement, as applicable,]1 and (c) at and as of the date hereof, no Default exists, or would result from, the requested Credit Extension or from the application of the proceeds thereof.]2

[1]	Include bracketed language only for Loan Notices after the Closing Date.
[2]	Include paragraph unless Loan Notice requests only a conversion of loans to the other Type, or a continuation of Term SOFR Loans.

Exhibit A

Form of Loan Notice

[use applicable section]

Request for Loan.3 The undersigned hereby requests that the [Revolving Credit Lenders] [Term Lenders] make a [Type of Loan] on [insert requested date of Borrowing]4 [for the Interest Period commencing on [requested date of Borrowing] and ending on __________________]5 in the principal amount of [$_______________].6

[or]

Request for [Conversion][Continuation] of [Type of Loan].7 The undersigned hereby requests a [conversion][continuation] of a [Type of Loan] on [insert requested date of conversion or continuation, as applicable]8 [for the Interest Period commencing on [requested date of Borrowing] and ending on __________________]9 in the principal amount of [$_______________].10

[1. Total Revolving Credit Outstandings on the date hereof after giving effect to the amounts requested	$______________________

2. Aggregate Commitments in effect on the date hereof:	$______________________

(Line 1 must be less than or equal to Line 2)]11

[Remainder of page left blank intentionally]

[3]

Loan request must be received by the Administrative Agent not later than 12:00 p.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.

[4]	Requested day of Borrowing, conversion or continuation must be a Business Day.
[5]	For Term SOFR Loans, one, three or six months.
[6]

Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in the principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c) of the Credit Agreement, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

[7]	See fn. 1 above.
[8]	See fn. 3 above.
[9]	See fn. 4 above.
[10]	See fn. 5 above.
[11]	Include bracketed language only for Revolving Credit Loans.

Exhibit A

Form of Loan Notice

IN WITNESS WHEREOF, the undersigned has caused this Loan Notice to be signed by its duly authorized officer as of the day and year first above written.

CASELLA WASTE SYSTEMS, INC., on behalf of itself and the other Borrowers

By:
Name:
Title:

Exhibit A

Form of Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Casella Waste Systems, Inc. (the “Parent”) and certain of its Subsidiaries (collectively, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisions to the first sentence of Section 2.04(a) of the Agreement.

The Parent, on behalf of itself and each of the other Borrowers, hereby represents and warrants that the conditions specified in Section 4.02(a) and (b) of the Agreement shall be satisfied on and as of the date of the requested Credit Extension.

CASELLA WASTE SYSTEMS, INC., on behalf of itself and the other Borrowers

By:
Name:
Title:

Exhibit B

Form of Swing Line Loan Notice

EXHIBIT C-1

FORM OF [[SECOND]AMENDED AND RESTATED] TERM NOTE

___________, ____

FOR VALUE RECEIVED, the undersigned (collectively, the “Borrowers”), hereby jointly and severally promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The Borrowers, jointly and severally, promise to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This [[Second]Amended and Restated] Term Note (the “Term Note”) is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of the Term Loan and payments with respect thereto.

Each of the Borrowers and each of their respective successors and assigns, and every endorser and guarantor of this Note, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

[This Term Note (i) is given in substitution for, and not in repayment of, that certain Term Note made by the Borrowers and payable to the Lender dated as of December 22, 2021 (the “Prior Note”) and (ii) does not constitute a novation of the indebtedness, liabilities or obligations evidenced by the Prior Note or any of the obligations under the Agreement.]

Exhibit C-1

Form of Term Note

THIS TERM NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CASELLA WASTE SYSTEMS, INC.

By:
Name:
Title:

171 CHURCH STREET, LLC
ALL CYCLE WASTE, INC.
BLOW BROS.
BRATTLEBORO SALVAGE COMPANY, LLC
BRISTOL WASTE MANAGEMENT, INC.
C.V. LANDFILL, INC.
CASELLA OF HOLYOKE, INC.
CASELLA MAJOR ACCOUNT SERVICES, LLC
CASELLA MID-ATLANTIC, LLC
CASELLA RECYCLING, LLC
CASELLA TRANSPORTATION, INC.
CASELLA WASTE MANAGEMENT OF MASSACHUSETTS, INC.
CASELLA WASTE MANAGEMENT OF N.Y., INC.
CASELLA WASTE MANAGEMENT OF PENNSYLVANIA, INC.
CASELLA WASTE MANAGEMENT, INC.
CASELLA WASTE SERVICES OF ONTARIO LLC
CHEMUNG LANDFILL LLC
COUNTY WASTE OF PENNSYLVANIA, LLC
FOREST ACQUISITIONS, INC.
GRANITE STATE LANDFILL, LLC
GROUNDCO LLC
HAKES C&D DISPOSAL, INC.
HARDWICK LANDFILL, INC.
HIRAM HOLLOW REGENERATION CORP.
KTI ENVIRONMENTAL GROUP, INC.

By:
Name:
Title:

Exhibit C-1

Form of Term Note

KTI SPECIALTY WASTE SERVICES, INC.

KTI, INC.

NEW ENGLAND WASTE SERVICES OF ME, INC.

NEW ENGLAND WASTE SERVICES OF N.Y., INC.

NEW ENGLAND WASTE SERVICES OF VERMONT, INC.

NEW ENGLAND WASTE SERVICES, INC.

NEWBURY WASTE MANAGEMENT, INC.

NEWS OF WORCESTER LLC

NEWSME LANDFILL OPERATIONS LLC

NORTH COUNTRY ENVIRONMENTAL SERVICES, INC.

NORTH RD. LLC

NORTHERN PROPERTIES CORPORATION OF PLATTSBURGH

OXFORD TRANSFER STATION, LLC

PINE TREE WASTE, INC.

PINK TRASH COMPANY, LLC

SCHULTZ LANDFILL, INC.

SOUTHBRIDGE RECYCLING & DISPOSAL PARK, INC.

SOUTHERN TIER RECYCLERS, LLC

SUNDERLAND WASTE MANAGEMENT, INC.

TAM, INC.

TAM ORGANICS, LLC.

TAM RECYCLING, LLC

TAYLOR GARBAGE SERVICE, LLC

TOMPKINS COUNTY RECYCLING LLC

WASTE INDUSTRIES OF DELAWARE, LLC

WASTE INDUSTRIES OF MARYLAND, LLC

WASTE INDUSTRIES OF PENNSYLVANIA, LLC

WASTE-STREAM INC.

WHITETAIL DISPOSAL, LLC

WILLIMANTIC WASTE PAPER CO., INC.

By:
Name:
Title:

THE HYLAND FACILITY ASSOCIATES:

BY: CASELLA WASTE MANAGEMENT OF N.Y., INC., ITS MANAGING PARTNER

By:
Name:
Title:

Exhibit C-1

Form of Term Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-1

Form of Term Note

EXHIBIT C-2

FORM OF [[SECOND] AMENDED AND RESTATED] REVOLVING CREDIT NOTE

$_______________	___________, ____

FOR VALUE RECEIVED, the undersigned (collectively, the “Borrowers”) hereby jointly and severally promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement,” the terms defined therein being used herein as therein defined), among the Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The Borrowers, jointly and severally, promise to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This [[Second]Amended and Restated] Revolving Credit Note (the “Revolving Credit Note”) is one of the Revolving Credit Notes referred to in the Agreement, and is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

Each of the Borrowers and each of their respective successors and assigns, and every endorser and guarantor of this Revolving Credit Note, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

[This Revolving Credit Note (i) is given in substitution for, and not in repayment of, that certain Revolving Credit Note made by the Borrowers and payable to the Lender dated as of December 22, 2021 (the “Prior Note”) and (ii) does not constitute a novation of the indebtedness, liabilities or obligations evidenced by the Prior Note or any of the obligations under the Agreement.]

Exhibit C-2

Form of Revolving Credit Note

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CASELLA WASTE SYSTEMS, INC.

By:
Name:
Title:

171 CHURCH STREET, LLC
ALL CYCLE WASTE, INC.
BLOW BROS.
BRATTLEBORO SALVAGE COMPANY, LLC
BRISTOL WASTE MANAGEMENT, INC.
C.V. LANDFILL, INC.
CASELLA OF HOLYOKE, INC.
CASELLA MAJOR ACCOUNT SERVICES, LLC
CASELLA MID-ATLANTIC, LLC
CASELLA RECYCLING, LLC
CASELLA TRANSPORTATION, INC.
CASELLA WASTE MANAGEMENT OF MASSACHUSETTS, INC.
CASELLA WASTE MANAGEMENT OF N.Y., INC.
CASELLA WASTE MANAGEMENT OF PENNSYLVANIA, INC.
CASELLA WASTE MANAGEMENT, INC.
CASELLA WASTE SERVICES OF ONTARIO LLC
CHEMUNG LANDFILL LLC
COUNTY WASTE OF PENNSYLVANIA, LLC
FOREST ACQUISITIONS, INC.
GRANITE STATE LANDFILL, LLC
GROUNDCO LLC
HAKES C&D DISPOSAL, INC.
HARDWICK LANDFILL, INC.
HIRAM HOLLOW REGENERATION CORP.
KTI ENVIRONMENTAL GROUP, INC.

By:
Name:
Title:

Exhibit C-2

Form of Revolving Credit Note

KTI SPECIALTY WASTE SERVICES, INC.
KTI, INC.
NEW ENGLAND WASTE SERVICES OF ME, INC.
NEW ENGLAND WASTE SERVICES OF N.Y., INC.
NEW ENGLAND WASTE SERVICES OF VERMONT, INC.
NEW ENGLAND WASTE SERVICES, INC.
NEWBURY WASTE MANAGEMENT, INC.
NEWS OF WORCESTER LLC
NEWSME LANDFILL OPERATIONS LLC
NORTH COUNTRY ENVIRONMENTAL SERVICES, INC.
NORTH RD. LLC
NORTHERN PROPERTIES CORPORATION OF PLATTSBURGH
OXFORD TRANSFER STATION, LLC PINE TREE WASTE, INC.
PINK TRASH COMPANY, LLC
SCHULTZ LANDFILL, INC.
SOUTHBRIDGE RECYCLING & DISPOSAL PARK, INC.
SOUTHERN TIER RECYCLERS, LLC
SUNDERLAND WASTE MANAGEMENT, INC.
TAM, INC.
TAM ORGANICS, LLC.
TAM RECYCLING, LLC
TAYLOR GARBAGE SERVICE, LLC
TOMPKINS COUNTY RECYCLING LLC
WASTE INDUSTRIES OF DELAWARE, LLC
WASTE INDUSTRIES OF MARYLAND, LLC
WASTE INDUSTRIES OF PENNSYLVANIA, LLC
WASTE-STREAM INC.
WHITETAIL DISPOSAL, LLC
WILLIMANTIC WASTE PAPER CO., INC.

By:
Name:
Title:

THE HYLAND FACILITY ASSOCIATES:

BY: CASELLA WASTE MANAGEMENT OF N.Y., INC., ITS MANAGING PARTNER

By:
Name:
Title:

Exhibit C-2

Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-2

Form of Revolving Credit Note

EXHIBIT C-3

FORM OF [AMENDED AND RESTATED] SWING LINE NOTE

$_______________	___________, ____

FOR VALUE RECEIVED, the undersigned (collectively, the “Borrowers”) hereby jointly and severally promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement,” the terms defined therein being used herein as therein defined), among the Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The Borrowers, jointly and severally, promise to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s office, which shall be the Lender’s Lending Office as defined in the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This [Amended and Restated] Swing Line Note (the “Swing Line Note”) is one of the Swing Line Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Swing Line Note is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swing Line Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

Each of the Borrowers and each of their respective successors and assigns, and every endorser and guarantor of this Swing Line Note, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.

[This Swing Line Note (i) is given in substitution for, and not in repayment of, that certain Swing Line Note made by the Borrowers and payable to the Lender dated as of December 22, 2021 (the “Prior Note”) and (ii) does not constitute a novation of the indebtedness, liabilities or obligations evidenced by the Prior Note or any of the obligations under the Agreement.]

Exhibit C-3

Form of Swing Line Note

THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CASELLA WASTE SYSTEMS, INC.

By:
Name:
Title:

171 CHURCH STREET, LLC

ALL CYCLE WASTE, INC.

BLOW BROS.

BRATTLEBORO SALVAGE COMPANY, LLC

BRISTOL WASTE MANAGEMENT, INC.

C.V. LANDFILL, INC.

CASELLA OF HOLYOKE, INC.

CASELLA MAJOR ACCOUNT SERVICES, LLC

CASELLA MID-ATLANTIC, LLC

CASELLA RECYCLING, LLC

CASELLA TRANSPORTATION, INC.

CASELLA WASTE MANAGEMENT OF MASSACHUSETTS, INC.

CASELLA WASTE MANAGEMENT OF N.Y., INC.

CASELLA WASTE MANAGEMENT OF PENNSYLVANIA, INC.

CASELLA WASTE MANAGEMENT, INC.

CASELLA WASTE SERVICES OF ONTARIO LLC

CHEMUNG LANDFILL LLC

COUNTY WASTE OF PENNSYLVANIA, LLC

FOREST ACQUISITIONS, INC.

GRANITE STATE LANDFILL, LLC

GROUNDCO LLC

HAKES C&D DISPOSAL, INC.

HARDWICK LANDFILL, INC.

HIRAM HOLLOW REGENERATION CORP.

KTI ENVIRONMENTAL GROUP, INC.

By:
Name:
Title:

Exhibit C-3

Form of Swing Line Note

KTI SPECIALTY WASTE SERVICES, INC.

KTI, INC.

NEW ENGLAND WASTE SERVICES OF ME, INC.

NEW ENGLAND WASTE SERVICES OF N.Y., INC.

NEW ENGLAND WASTE SERVICES OF VERMONT, INC.

NEW ENGLAND WASTE SERVICES, INC.

NEWBURY WASTE MANAGEMENT, INC.

NEWS OF WORCESTER LLC

NEWSME LANDFILL OPERATIONS LLC

NORTH COUNTRY ENVIRONMENTAL SERVICES, INC.

NORTH RD. LLC

NORTHERN PROPERTIES CORPORATION OF PLATTSBURGH

OXFORD TRANSFER STATION, LLC

PINE TREE WASTE, INC.

PINK TRASH COMPANY, LLC

SCHULTZ LANDFILL, INC.

SOUTHBRIDGE RECYCLING & DISPOSAL PARK, INC.

SOUTHERN TIER RECYCLERS, LLC

SUNDERLAND WASTE MANAGEMENT, INC.

TAM, INC.

TAM ORGANICS, LLC.

TAM RECYCLING, LLC

TAYLOR GARBAGE SERVICE, LLC

TOMPKINS COUNTY RECYCLING LLC

WASTE INDUSTRIES OF DELAWARE, LLC

WASTE INDUSTRIES OF MARYLAND, LLC

WASTE INDUSTRIES OF PENNSYLVANIA, LLC

WASTE-STREAM INC.

WHITETAIL DISPOSAL, LLC

WILLIMANTIC WASTE PAPER CO., INC.

By:
Name:
Title:

THE HYLAND FACILITY ASSOCIATES:

BY: CASELLA WASTE MANAGEMENT OF N.Y., INC., ITS MANAGING PARTNER

By:
Name:
Title:

Exhibit C-3

Form of Swing Line Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-3

Form of Swing Line Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ________, ____

☐ Check for distribution to PUBLIC and Private side Lenders1

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Casella Waste Systems, Inc., a Delaware corporation (the “Parent”), certain of its Subsidiaries identified therein (collectively with the Parent, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The undersigned [Chief Financial Officer] [Chief Accounting Officer] hereby certifies, as an authorized officer of the Parent and not individually, as of the date hereof that he/she is the [Chief Financial Officer] [Chief Accounting Officer] of the Parent, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrowers, and hereby certifies, on behalf of the Borrowers as follows that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrowers have delivered the year-end audited financial statements required by Section 6.04(a) of the Credit Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for end of each fiscal quarter other than 12/31]

1. The Borrowers have delivered the unaudited financial statements required by Section 6.04(b) of the Credit Agreement for the fiscal quarter of the Parent and its Subsidiaries ended as of the above date. Such consolidated financial statements were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as at the close of business on the date thereof and the results of operations for the period then ended, subject to year-end adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Parent and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Parent and its Subsidiaries performed and observed all its Obligations under the Loan Documents, and

[1]	If this is not checked, this certificate will only be posted to Private side Lenders.

Exhibit D

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned, no Default or Event of Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, the following covenants contained in Article VI or Article VII of the Credit Agreement as of the end of such fiscal period have not been complied with and the following is a list of each such Default or Event of Default and its nature and period of existence and a summary of what actions the Borrowers propose to take with respect thereto:] and

4. Since the Financial Statement Date of the last compliance certificate delivered pursuant to the Credit Agreement (or, in the case of the first compliance certificate, since the Closing Date) until the Financial Statement Date hereof, there has been (i) no material amendment or other material change to the Organizational Documents of the Parent or any Borrower and (ii) no merger or dissolution of any Borrower, except as follows:

[To describe and attach any relevant documents or complete with “None.”]

5. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the Financial Statement Date.

Exhibit D

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate, on behalf of the Borrowers, as of        ,       .

CASELLA WASTE SYSTEMS, INC., for itself and each of the Borrowers referred to herein

By:
Name:
Title:

Exhibit D

Form of Compliance Certificate

For the Fiscal Quarter/Fiscal Year ended ___________________, ____ (the “Financial Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11(a) – Minimum Interest Coverage Ratio.

A.	Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on the Financial Statement Date (the “Subject Period”)[1]:

	1.	Consolidated Adjusted Net Income for the Subject Period:

		a.	Consolidated Net Income (or Loss) of the Parent and its Subsidiaries other than Excluded Subsidiaries after deduction of all expenses, taxes, and other proper charges, minus (or plus, in the case of losses), to the extent included therein, (i) gains (or loss) from extraordinary items, (ii) any income (or loss) from discontinued operations, and (iii) income (or loss) attributable to any Investment in any Excluded Subsidiaries; provided, however, that consolidated net income shall not be reduced pursuant to this clause (iii) by actual cash dividends or distributions received from any Excluded Subsidiary, or by Net Cash Proceeds (to the extent included in income) in connection with the Disposition of any such Investment, so long as (and to the extent that) such cash dividends and distributions or Net Cash Proceeds have not been subsequently reinvested in an Excluded Subsidiary during the Subject Period[2]	$______

[1]

Consolidated EBITDA for any period may include EBITDA of any Acquired Business that is acquired (or deemed acquired for purposes of pro forma calculations called for under the Credit Agreement in connection with Permitted Acquisitions and related incurrences of Indebtedness) during such period or subsequent to such period and prior to or simultaneously with the event for which such calculation is being made calculated on a pro forma basis as if such Acquired Business was acquired at the beginning of the applicable period (without duplication with respect to the adjustments in calculating Consolidated EBITDA but giving effect to any reasonably expected synergies in an amount not to exceed 15% of the Consolidated EBITDA of the Parent and its Subsidiaries (other than Excluded Subsidiaries), or such other amount as may be agreed between Parent and Administrative Agent), only if (A) the financial statements of such Acquired Business or new Subsidiary have been audited, for the period sought to be included, by an independent accounting firm satisfactory to the Administrative Agent, unless the financial statements are not required pursuant to any applicable term loan to finance a Limited Condition Agreement Acquisition or (B) the Administrative Agent consents to such inclusion after being furnished with other acceptable financial statements (provided that it is understood and agreed that financial statements for (1) Permitted Acquisitions consummated on or prior to the Closing Date and (2) the entities acquired as part of the Royal Acquisition are satisfactory for the inclusion of EBITDA on a pro forma basis from such Permitted Acquisitions). Furthermore, the Consolidated EBITDA may be further adjusted (other than when calculating the financial covenant set forth in Section 7.11(a) of the Credit Agreement) to add-back non-recurring private company expenses which are discontinued upon such acquisition (such as owner’s compensation), as approved by the Administrative Agent. Simultaneously with the delivery of the financial statements referred to in clause (A) and clause (B) above, a Responsible Officer of the Parent shall deliver to the Administrative Agent a Compliance Certificate and appropriate documentation and certificates with respect to the historical operating results, adjustments and balance sheet of the Acquired Business.

[2]

Consolidated Net Income (or Loss) shall be calculated without giving effect to any interest income or expense attributable any IRBs that are held by a Borrower so long as such income or expense is generated while a Borrower holds such IRBs.

Exhibit D

Form of Compliance Certificate

plus, to the extent deducted in calculating Consolidated Net Income (or Loss) for the Subject Period and without duplication:

b.	the non-recurring, non-cash write-off of debt issuance expenses and unamortized discounts related to the issuance or refinancing of Indebtedness	$______

c.	reasonable and customary expenses incurred in connection with the acquisition activities, including legal, consulting, travel and other temporary costs associated with the due diligence and acquisition of acquired businesses	$______

d.	non-cash losses in connection with asset sales, asset impairment charges, the abandonment of assets or the closure or discontinuation of operations in an aggregate amount not to exceed $50,000,000 from and after the Closing Date	$______

e.	non-cash stock-based compensation expenses under employee share-based compensation plans	$______

f.	non-cash charges in connection with the declaration or payment of PIK Dividends	$______

g.	non-cash charges associated with interest rate derivatives deemed to be ineffective	$______

h.	cash and non-cash charges associated with terminating derivatives	$______

i.	all other non-recurring acquisition integration costs and other non-cash items reasonably acceptable to the Administrative Agent	$______

j.	the non-recurring, non-cash write off of debt issuance expenses related to the early redemption, remarketing, or refinancing of IRBs	$______

k.	cash and non-cash charges in connection with severance and reorganization in an aggregate amount not to exceed $10,000,000 from and after the Closing Date	$______

Exhibit D

Form of Compliance Certificate

		l.	non-recurring out of pocket fees and costs (1) incurred by the Parent or any Subsidiary in connection with any Permitted Acquisition (including fees of any consultant engaged by the Parent or such Subsidiary in connection with any Permitted Acquisition) or any Indebtedness or equity issuance issued or permitted hereunder (including fees of any banker, arranger, underwriter, lender or similar financial institution in connection with any of the foregoing) and (2) related to the Disposition of a Person, business or asset incurred by the Parent or any Subsidiary that is permitted under the Loan Documents (including fees of any consultant engaged by the Parent or such Subsidiary in connection therewith)	$______

minus, to the extent included in the calculation of Consolidated Net Income (or Loss) for the Subject Period and without duplication

		m.	non-cash extraordinary gains on the sale of assets including non-cash gains on the sale of assets outside the ordinary course of business for the Subject Period	$______

		n.	non-cash gains associated with interest rate derivatives deemed to be ineffective for the Subject Period	$______

		o.	cash and non-cash gains associated with terminating derivatives for the Subject Period	$______

		p.	Consolidated Adjusted Net Income for the Subject Period (Lines I.A.1.a + b + c + d + e + f + g + h + i + j + k + l - m - n - o)	$______

plus, to the extent deducted in determining Consolidated Adjusted Net Income (or Loss) in the Subject Period and without duplication

	2.	Interest expense (including accretion expense, original issue discount and costs in connection with the early extinguishment of debt)		$______

	3.	Income taxes		$______

	4.	Amortization expense		$______

	5.	Depreciation and depletion expense		$______

	6.	Consolidated EBITDA (Lines I.A.1.p + 2 + 3 + 4 + 5)		$______

B.	Consolidated Cash Interest Charges for the Subject Period

	1.	Interest expense required to be paid or accrued in accordance with GAAP by the Borrowers during the Subject Period on all Indebtedness of the Borrowers outstanding during all or any part of the Subject Period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease Obligation, and including commitment fees, letter of credit fees, agency fees, balance deficiency fees and similar fees or expenses for such period in connection with the borrowing of money		$_____

Exhibit D

Form of Compliance Certificate

	2.	The non-cash amortization of debt issuance costs, including original issue discount and premium, if any		$_____

	3.	The write-off of deferred financing fees and charges in connection with the repayment of any Indebtedness that are classified as interest under GAAP		$_____

	4.	Cash interest payable on IRBs during any period when IRBs are held by a Borrower		$_____

	5.	To the extent financed or refinanced in connection with any refinancing of Indebtedness, any call, tender or similar premium expressly required to be paid in cash under the existing terms (and not by way of amendment or supplement in contemplation of such refinancing) of the Indebtedness being refinanced in connection with such refinancing and the interest component of any remaining original issue discount on the Indebtedness so refinanced		$_____

	6.	Dividends on preferred stock (if any) paid by the Borrowers which are required by GAAP to be treated as interest expense		$_____

	7.	Consolidated Cash Interest Charges (Lines I.B.1 - 2 - 3 - 4 - 5 - 6)		$_____

C.		Interest Coverage Ratio (Line I.A.6 ÷ Line I.B.7)		____ to 1.00

		Minimum required:		3.00:1.00

		In compliance?		YES / NO

II.		Maximum Consolidated Total Net Leverage Ratio.

A.		Consolidated Funded Debt at the Financial Statement Date[3]

		1.	Borrowed money (including (x) the principal obligations under the Permitted Subordinated Debt, (y) the amount of Capitalized Leases in accordance with the definition thereof and (z) any unpaid reimbursement obligations with respect to letters of credit; but excluding any contingent obligations with respect to letters of credit outstanding)	$______

		2.	all obligations evidenced by notes, bonds, debentures or other similar debt instruments (other than Performance Bonds and Surety Arrangements)	$______

		3.	the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business and holdbacks)	$______

[3]	Consolidated Funded Debt shall not include any IRB or guarantee thereof during any period such IRB is held by a Borrower and shall exclude all capitalized operating leases.

Exhibit D

Form of Compliance Certificate

	4.	all Attributable Indebtedness	$______

	5.	Equity Related Purchase Obligations in respect of Non-Qualified Preferred Stock (including, for avoidance of doubt, Grandfathered Non-Qualified Preferred Stock)	$______

	6.	Commencing on the date that is twelve months prior to the maturity of such Equity Related Purchase Obligations (assuming for this purpose the demand or exercise, if applicable, by the requisite holder or holders on the earliest date provided therefor), Equity Related Purchase Obligations in respect of Qualified Preferred Stock	$______

	7.	Indebtedness of the type referred to in Lines II.A.1 through II.A.6 above of another Person guaranteed by the Parent or any of its Subsidiaries	$______

	8.	Excluded Interim Debt during such Subject Period to the extent properly designated and qualifying as Excluded Interim Debt under and in accordance with Section 7.03 of the Credit Agreement	$______

	9.	Consolidated Funded Debt at the Statement Date (Line II.A.1 + 2 + 3 + 4 + 5 + 6 + 7 - 8)

B.	Unencumbered cash and Cash Equivalents of the Parent and its Domestic Subsidiaries (up to $100,000,000 in the aggregate) at the end of the Subject Period[4]		$______

C.	Consolidated Funded Debt net of unencumbered cash and Cash Equivalents (Line II.A.9 - II.B)		$______

D.	Consolidated EBITDA for the Subject Period (Line I.A.6 above)		$______

E.	Consolidated Total Net Leverage Ratio (Line II.C ÷ Line II.D):		____ to 1.00

	[Section 7.11(b)[5] Maximum permitted:		4.00 to 1.00[6]

	In compliance?		YES / NO]

[4]

For the purpose of such calculation, Liens in favor of the Administrative Agent or any Secured Party securing the Obligations (other than any Liens with respect to Excluded Interim Debt) shall not constitute encumbrances of such cash or Cash Equivalents.

[5]	Maximum permitted as at the end of any fiscal quarter prior to the Secured Leverage Covenant Election.
[6]

Provided, that for the purposes of such calculation, if a Permitted Acquisition or a series of Permitted Acquisitions with aggregate consideration (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Indebtedness assumed or, in the case of an acquisition of Equity Interests, including all Indebtedness of the target company) of more $25,000,000 occurs during a fiscal quarter ending on or after the Closing Date, the Borrowers shall have the right to elect to increase the maximum permitted Consolidated Total Net Leverage Ratio for the period of four (4) consecutive fiscal quarters then ending and the subsequent three fiscal quarters by 0.50x (to no greater than 4.50x to 1.00), each period during which the maximum permitted Consolidated Total Net Leverage Ratio may exceed 4:00 to 1:00 (an “Elevated TNL Ratio Period”); provided, that (x) there shall be no more than one Elevated TNL Ratio Period in effect at any given time, and (y) there shall be at least one fiscal quarter during which the maximum Permitted Consolidated Total Net Leverage Ratio is 4.00 to 1.00 between Elevated TNL Ratio Periods.

Exhibit D

Form of Compliance Certificate

III.	Maximum Consolidated Secured Net Leverage Ratio.

A.	Consolidated Funded Debt (Line II.A.9 above) (excluding any Consolidated Funded Debt not secured by a Lien on any asset of the Parent or any Subsidiary thereof)	$______

B.	Unencumbered cash and Cash Equivalents of the Parent and its Domestic Subsidiaries (up to $100,000,000 in the aggregate) at the end of the Subject Period	$______

C.	Secured Consolidated Funded Debt net of unencumbered cash and Cash Equivalents (Line III.A – Line III.B)	$______

D.	Consolidated EBITDA for the Subject Period (Line I.A.6 above)	$______

E.	Consolidated Secured Net Leverage Ratio (Line III.C ÷ Line III.D):	____ to 1.00

	[Section 7.11(c)[7] Maximum permitted:	3.50 to 1.00

	In compliance?	YES / NO]

[7]	Maximum permitted as at the end of any fiscal quarter ending on and after the Secured Leverage Covenant Election.

Exhibit D

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: ______________________________

______________________________

2.	Assignee[s]: ______________________________

______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers: Casella Waste Systems, Inc. (the “Parent”) and certain of its Subsidiaries (collectively, the “Borrowers”) identified in the Credit Agreement.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement.

Exhibit E-1

Form of Assignment and Assumption

5.

Credit Agreement: Second Amended and Restated Credit Agreement, dated as of September 27, 2024, among the Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer, and Swing Line Lender.

6.	Assigned Interest:

Facility Assigned[1]	Assignor[s][2]	Assignee[s][3]	Aggregate Amount of Commitments / Loans		Amount of Commitments/ Loans Assigned		Percentage Assigned of Commitments/ Loans		CUSIP Number
			$	______________	$	___________	____________	%
			$	______________	$	___________	____________	%
			$	______________	$	___________	____________	%

[7.	Trade Date: __________________][4]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan,” etc.)
[2]	List each Assignor, as appropriate.
[3]	List each Assignee, as appropriate.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E-1

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][5] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][6]

[CASELLA WASTE SYSTEMS, INC., for itself and each of the Borrowers referred to herein

By:
Name:
Title:]

[_________________, as Swing Line Lender

By:
Name:
Title:]

[_________________, L/C Issuer

By:
Name:
Title:]

(5)	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
(6)	To be added only if the consent of the Borrowers and/or other parties (e.g. Swing Line Lender, the L/C Issuers) is required by the terms of the Credit Agreement.

Exhibit E-1

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (iv) it is not a Defaulting Lender, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(i)(B), Section 10.06(b)(iii) and Section 10.06(b)(iv) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit E-1

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

Exhibit E-1

Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See Attached.

Exhibit E-2

Form of Administrative Questionnaire

LMA / LSTA Standard Administrative Details Form

The Loan Market Association (“LMA”) and Loan Syndications & Trading Association (“LSTA”) consent to the use and reproduction of this document for the preparation and documentation of agreements relating to transactions or potential transactions in the loan markets.

© Loan Market Association, Loan Syndications & Trading Association. All rights reserved.

LMA and LSTA, Effective March 2, 2023

LSTA/LMA Standard Administrative Details Form BORROWER DETAILS Borrower Name CASELLA WASTE SYSTEMS, INC ENTITY DETAILS Name MEI Financial or non-financial institution GIIN CRN LEI Entity Type Address (of Lending Office): Signature Block: Fund Manager MEI Lender Parent MEI NOTICE/SERVICING MESSAGE DELIVERY INSTRUCTIONS STANDARD SETTLEMENT INSTRUCTIONS / WIRING INSTRUCTIONS Payment Method Currency Account With Institution Beneficiary Customer Beneficiary Account # 00698311628807 IBAN IBAN of Ultimate Beneficiary (optional) Payment Reference (Remittance Info) Use Standard Wire Reference Format*: [Borrower Name] [Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN] [Payment Purpose(s)] [Transaction Reference ID] Special Instructions Template above can be used for wire instructions where receiving bank is custodian/trustee, and lender has dedicated account. Additional templates provided at Appendix A. OR

STANDARD SETTLEMENT INSTRUCTIONS / WIRING INSTRUCTIONS FOLLOWING ISO20022 UPDATES This alternate should be used for wire instructions where receiving bank is custodian/trustee, and lender has dedicated account following updates to ISO20022. It will not be appropriate for those lenders for e.g. USD debt in US. Additional templates provided at Appendix A. Payment Method PACS.008 or PACS.009 Currency Receiver BIC Name of Correspondent Bank Creditor Agent BIC Creditor Creditor Account # Account # of Ultimate Beneficiary IBAN1 IBAN of Ultimate Beneficiary (optional) Payment Reference (Remittance Info) Use Standard Wire Reference Format*: [Borrower Name] [Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN] [Payment Purpose(s)] [Transaction Reference ID] Special Instructions 1In some instances it may be appropriate to add an additional account number where required. Consider on a case-by-case basis depending on currencies used in the underlying transaction. SERVICE PROVIDERS & THIRD-PARTY DATA ACCESS Doc. Delivery Recon & Inventory CREDIT CONTACTS (LEGAL DOCUMENTATION, AMENDMENTS & WAIVERS) Name Firm Address: Phone Fax Email Data Room Access Pfd. Contact Method Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.

OPERATIONS CONTACTS (INQUIRIES ONLY) Name Firm Address: Phone Fax Email Settlements Servicing SSI Verification KYC Pfd. Contact Method Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group. LETTER OF CREDIT CONTACTS Name Firm Address: Phone Phone number (optional for groups) Fax Email Pfd. Contact Method Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group. ADDITIONAL ENTITY DETAILS & KYC/FATCA INFORMATION Country of Incorporation Country of Tax Residence EIN UK Treaty Passport # US Tax Form UK Treaty Passport Expiry Date Entity Referenced As CURRENCIES PLEASE CHECK BOX OF THE CURRENCIES YOUR INSTITUTION CAN FUND UNDER THIS TRANSACTION: AND JURISDICTIONS FOR MULTICURRENCY TRANSACTIONS INFORMATION ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

PLEASE CHECK BOX IF YOUR INSTITUTION IS LICENSED TO FUND TO BORROWERS LOCATED IN THE FOLLOWING COUNTRIES: ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ Appendix A: Additional Wire Instruction Templates and Bank of America USD / FX Wire Instructions: Template below can be used for wire instructions where recipient is intermediary bank with nostro account for custodian and the Lender does not have a dedicated account. Lender may copy and paste the template below as many times as necessary to capture various currency remittance instructions. Currency Correspondent Bank Intermediary Bank Account With Institution Beneficiary Customer Beneficiary Account # Account # / Code of Ultimate Beneficiary Payment Reference (Remittance Info) Use Standard Wire Reference Format*: [Borrower Name] [Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN] [Payment Purpose(s)] [Transaction Reference ID] Special Instructions Lender’s Payment Instructions: Please input payment instructions for each respective currency referenced in CURRENCIES AND JURISDICTIONS FOR MULTICURRENCY TRANSACTIONS INFORMATION section above. If your respective institution is unable to fund any of the currencies noted, please notify Administrative Agent immediately. Bank of America’s Payment Instructions:

USD Payment Instructions:

Pay to: Bank of America, N.A.

ABA # 026009593

New York, NY

Account #: 1366072250600

Attn: Wire Clearing Acct for Syn Loans - LIQ

Ref:

Multi-Currency Payment Instructions:

Appendix B: Lender’s Organizational Structure and Tax Status:

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly.

Lender Taxpayer Identification Number (TIN):

Tax Withholding Form Delivered to Bank of America (circle applicable one):

W-9   W-8BEN   W-8BEN-E   W-8ECI   W-8EXP   W-8IMY

Tax Contact:

First: Title: Street Address: Suite/ Mail Code:	MI:	Last:
City: Postal Code: Telephone: E-Mail Address: SyndTrak E-Mail Address:	State: Country: Facsimile:

NON–U.S. LENDER INSTITUTIONS

1.	Corporations:

If your institution is organized outside of the United States, is classified as a Corporation or other non-flow through entity for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (and a U.S. Tax Compliance Certificate if applicable)) or Form W-8BEN-E, b.) Form W-8ECI (Certificate of Foreign Person’s Claim that Income is Effectively Connected with the Conduct of a Trade or Business in the United States), or c.) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding and Reporting).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN or Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution.

2.	Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding and Reporting) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:

Bank of America is committed to the protection of personal information we collect and process. We conduct regular assessment reviews and abide by rigorous privacy standards to protect personal information we collect, use and share. For more information about how we protect your privacy, including specific rights that may apply, please visit bankofamerica.com/privacynotice. Please ensure that you share this information with those in your organization whose information you are sharing with us such as your third party representatives, employees, officers, directors, shareholders, and other related individuals.

EXHIBIT F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Casella Waste Systems, Inc. and certain of its Subsidiaries (collectively, the “Borrowers”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[ ]

F-2

U.S. Tax Compliance Certificate

EXHIBIT F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Casella Waste Systems, Inc. and certain of its Subsidiaries (collectively, the “Borrowers”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with an IRS Form W-8IMY, accompanied by IRS Form W-8BEN-E or W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[ ]

U.S. Tax Compliance Certificate

EXHIBIT F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Casella Waste Systems, Inc. and certain of its Subsidiaries (collectively, the “Borrowers”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(C)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[ ]

U.S. Tax Compliance Certificate

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Casella Waste Systems, Inc. and certain of its Subsidiaries (collectively, the “Borrowers”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[ ]

U.S. Tax Compliance Certificate

EXHIBIT G

FORM OF JOINDER AGREEMENT

(CREDIT AGREEMENT AND SECURITY DOCUMENTS)

(the “Joinder Agreement”)

Dated as of      , 20  (the “Effective Date”)

Bank of America, N.A., as Administrative Agent

and the Lenders referred to below

Ladies and Gentlemen:

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among Casella Waste Systems, Inc. and certain of its Subsidiaries that are or may from time to time become parties thereto (collectively, the “Original Borrowers”), the lending institutions from time to time party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

1. Joinder to Credit Agreement and Loan Documents.

The New Borrower, [     ], a [     ] [corporation][limited liability company][limited partnership] (the “New Borrower” and, collectively with the Original Borrowers, the “Borrowers”), hereby joins the Credit Agreement and the other applicable Loan Documents and agrees to become a Borrower under the Credit Agreement and the other applicable Loan Documents and to comply with and be bound by all of the terms, conditions and covenants of the Credit Agreement and the other applicable Loan Documents to which the Original Borrowers are a party. Without limiting the generality of the preceding sentence, the New Borrower agrees that it shall be jointly and severally liable, together with the Original Borrowers, for the payment and performance of all Obligations of the Borrowers under the Credit Agreement and the other Loan Documents as supplemented hereby. Upon request, the New Borrower shall execute allonges to each original Note but regardless of whether the New Borrower executes such allonges such New Borrower agrees to be bound thereby as if it had been a party thereto as of the Effective Date.

2. Joinder to Security Agreement, Pledge Agreement and Intellectual Property Security Agreement.

The New Borrower further covenants and agrees that by its execution hereof it shall be bound by and shall comply with all terms and conditions of each of the applicable Security Documents executed by the Original Borrowers in favor of the Administrative Agent, for the benefit of the Secured Parties, and thereby and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing security interest in and lien on the following properties, assets and rights of the New Borrower, wherever located, whether now owned or hereafter acquired or arising, all accessions thereto and all replacements, substitutions, proceeds and products thereof (all of the same being hereinafter called the “Collateral”):

(a)

all personal and fixture property of every kind and nature including without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel

Exhibit G

Form of Joinder

paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, Intellectual Property (as defined in the Security Agreement), securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, all general intangibles (including, without limitation, all payment intangibles and all permits and licenses of any kind) to the extent permitted by Applicable Law (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any successor provision or provisions), all cash and all books and records evidencing an interest therein or pertaining to any of the foregoing; provided, however, that the Collateral shall not include Excluded Collateral (as defined in the Security Agreement); provided, further that (x) Excluded Collateral shall not include any accessions to or any proceeds, products, substitutions or replacements of Excluded Collateral (unless such accessions, proceeds, products, substitutions or replacements would otherwise constitute Excluded Collateral) and (y) if and when any Excluded Collateral shall cease to be Excluded Collateral, such property shall be deemed at all times from and after such date to constitute Collateral hereunder; provided, further that, to the extent that any Indebtedness permitted under Sections 7.03(c), (e) or (m) of the Credit Agreement requires the Lien on fixed or capital assets financed to be a first priority security interest (a “Prior Lien”) until such obligations with respect to such Indebtedness are terminated or no longer require such subordination, the lien granted herein or pursuant to the Security Agreement shall be deemed to be junior to the Prior Lien;

(b)

(i) its Equity Interests (other than Excluded Equity Interests (as defined in the Pledge Agreement) to the extent not expressly pledged pursuant to the terms of such definition) in the Subsidiaries, the Excluded Subsidiaries and the Pledged Equity Interests (as defined in the Pledge Agreement) including, without limitation, the Equity Interests described on Schedule A hereto, and any additional Equity Interests of any class of such Subsidiaries or Excluded Subsidiaries or any securities exchangeable for or convertible into Equity Interests of any class of such Subsidiaries or Excluded Subsidiaries acquired by the New Borrower by purchase, stock dividend, distribution of capital or otherwise, all books and records evidencing an interest therein or pertaining to any of the foregoing together with all income therefrom, increases therein and proceeds thereof including, without limitation, with respect to any such Subsidiary or such Excluded Subsidiary which is a limited liability company or partnership (1) all payments or distributions, whether in each case, property or otherwise, at any time owing or payable to the New Borrower on account of its interest as a member or partner (whether general or limited), as applicable, in such Subsidiary or such Excluded Subsidiary or in the nature of a management, investment banking or other fee paid or payable by such Subsidiary or such Excluded Subsidiary to the New Borrower, (2) all of the New Borrower’s rights and interests under the operating agreement or partnership agreement (or the equivalent) of such Subsidiary or such Excluded Subsidiary, including all voting and management rights and all rights to grant or withhold consents or approvals, (3) all rights of access and inspection to and use of all books and records, including computer software and computer software programs, of such Subsidiary or such Excluded Subsidiary, and (4) all other rights, interests, property or claims to which the New Borrower may be entitled in its capacity as a member or partner (whether general or limited), as applicable, of such Subsidiary or such Excluded Subsidiary and (ii) the Cash Collateral Account (as defined in the Pledge Agreement) and all of the Cash Collateral (as defined in the Pledge Agreement); provided that, notwithstanding anything to the contrary herein or in the Pledge Agreement, the Excluded Equity Interests shall not be pledged except to the extent expressly pledged pursuant to the terms of the definition of Excluded Equity Interests set forth in the Pledge Agreement;

Exhibit G

Form of Joinder

(c)

(i) the United States patents, patent applications and patent licenses set forth in Schedule B hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions (the “Patents”), (ii) any and all claims for damages for past, present and future infringement, misappropriation or breach with respect to such Patents; and (iii) any and all proceeds of the foregoing; provided, however that the Collateral described in this clause (c) shall not include any Excluded Collateral (as defined in the Security Agreement); and

(d)

(i) the United States or foreign trademarks set forth in Schedule C hereto, trade names, corporate names, company names, business names, trade styles, trade dress, service marks, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country (collectively, the “Marks”), (ii) any reissues, extensions or renewals of any Marks, (iii) the goodwill of the business symbolized by or associated with the Marks, (iv) all domain names, (v) all means of manufacturing goods or offering services covered by the Marks, including, without limitation, trade secrets, formulas, recipes, customer lists, manufacturing processes, molds, designs, plans and prototypes, (vi) any income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, payments under all licenses entered into in connection with the Marks and damages, claims, payments and recoveries for past, present or future infringement, (vii) any rights to sue for past, present and future infringements of the Marks and (viii) any and all proceeds of the foregoing; provided, however that the Collateral described in this clause (d) shall not include any Excluded Collateral (as defined in the Security Agreement).

The New Borrower represents and warrants as provided in Sections 6 and 8 of the Security Agreement with respect to the matters set forth in the Perfection Certificate to be delivered pursuant to Section 4(i) hereof. The New Borrower further covenants and agrees that by its execution hereof it shall provide all such information, complete all such forms and, take all such actions, and enter into all such agreements, in form and substance reasonably satisfactory to the Administrative Agent that are reasonably deemed necessary by the Administrative Agent in order to grant a valid, first-priority perfected security interest to the Administrative Agent, for the benefit of the Secured Parties, in the assets of the New Borrower securing the Obligations in accordance with and subject to any Permitted Liens permitted under the terms of the Credit Agreement and the other Loan Documents.

3. New Borrower’s Representations and Warranties.

The New Borrower hereby acknowledges, and represents and warrants, the following:

(a) it is a [    ] duly organized on or prior to the date hereof;

(b) it is a direct or indirect wholly-owned Subsidiary of [    ];

(c) its chief executive office and principal place of business is located at [        ];

(d) its books and records are kept at its chief executive office and principal place of business, as well as other locations, if any, indicated on the Perfection Certificate or permitted under the Credit Agreement or the Security Agreement;

Exhibit G

Form of Joinder

(e) except as provided in Section 7.19 of the Credit Agreement, no provision of its charter, by-laws (or the equivalent company documents) or provision relating to any of its Equity Interests prohibits the New Borrower from making distributions to the Borrowers;

(f) after the effectiveness of this Joinder, there will exist no Default or Event of Default under the Credit Agreement and the Loan Documents;

(g) each of the representations and warranties of the Borrowers contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct with respect to the New Borrower as of the date hereof (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and changes occurring in the ordinary course of business which singly or in the aggregate do not have a Material Adverse Effect);

(h) it is a condition precedent to the Lenders’ making any additional Loans or otherwise extending credit to the Borrowers under the Credit Agreement that the New Borrower execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, this Joinder Agreement;

(i) the New Borrower wishes to grant security interests in favor of the Administrative Agent, for the benefit of Secured Parties, as herein provided and to become party to each applicable Security Document; and

(j) upon execution of this Joinder Agreement, the New Borrower will be jointly and severally liable, together with the Original Borrowers, for the payment and performance of all Obligations of the Borrowers under (and as defined in) the Credit Agreement as supplemented hereby.

4. Delivery of Documents.

The New Borrower hereby agrees that the following documents shall be delivered to the Administrative Agent concurrently or substantially contemporaneously with this Joinder Agreement:

(a)

upon request of a Lender, original allonges to the Notes (the “Note Allonges”) executed by the New Borrower, who thereby agrees to be bound thereby as if it had been a signatory to each such Note as of the Effective Date;

(b)

upon request of the Administrative Agent, a favorable opinion of counsel addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(c)

copies, certified by a duly authorized officer of the New Borrower to be true and complete as of the date hereof, of each of (i) the certificate of incorporation (or equivalent company document) of the New Borrower as in effect on the date hereof, (ii) the by-laws (or equivalent company document) of the New Borrower as in effect on the date hereof, (iii) the corporate or equivalent company action taken by the New Borrower authorizing the execution and delivery of this Joinder Agreement, the other documents executed in connection herewith and the New Borrower’s performance of all of the transactions contemplated hereby and thereby, and (iv) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the New Borrower’s name and on its behalf, each of this Joinder Agreement, the Allonges and the other Loan Documents, any Loan Notice and any Letter or Credit Application, and to give notices and to take other action on its behalf under the Loan Documents;

Exhibit G

Form of Joinder

(d)

a certificate of the Secretary of State of the jurisdiction in which such New Borrower is organized of a recent date as to the New Borrower’s good standing and valid existence and evidence that the New Borrower is qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(e)	upon request of the Administrative Agent, a lien search report showing no Liens other than Permitted Liens;

(f)

UCC-1 financing statements and other documents and instruments necessary to perfect the Administrative Agent’s security interest for the benefit of the Secured Parties in the Collateral as required under the Credit Agreement and Security Documents;

(g)	supplements to any applicable Security Documents in form and substance reasonably satisfactory to the Administrative Agent;

(h)	original signature pages of this Joinder Agreement and the supplements to the applicable Security Documents;

(i)	a completed Perfection Certificate executed by New Borrower in the form prescribed by the Security Agreement and attached as Exhibit H to the Credit Agreement; and

(j)	such other documents as the Administrative Agent may reasonably request.

5. Severability. If any provision of this Joinder Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Joinder Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6. Counterparts. This Joinder Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Joinder Agreement to produce or account for more than one such counterpart executed by the New Borrower. Without limiting the foregoing provisions of this Section 6, the provisions of Section 10.20 of the Credit Agreement shall be applicable to this Joinder Agreement.

7. Governing Law; Waiver of Jury Trial. The provisions of Sections 10.17 and 10.18 of the Credit Agreement are hereby incorporated by reference as if fully set forth herein.

Exhibit G

Form of Joinder

IN WITNESS WHEREOF, the New Borrower has duly executed and delivered this Jonder Agreement as of the day and year first written above.

[NEW BORROWER]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit G

Form of Joinder

Schedule A

Equity Interests Owned by New Borrower

Issuer	Record Owner	Class of Equity Interests	Number of Authorized Equity Interests	Number of Issued Equity Interests	Number of Outstanding Equity Interests Owned	Par or Liquidation Value

Exhibit G

Form of Joinder

Schedule B

United States Patents, Patent Applications and Patent Licenses

Exhibit G

Form of Joinder

Schedule C

United States or Foreign Trademarks

Exhibit G

Form of Joinder

EXHIBIT H

[BORROWER]

PERFECTION CERTIFICATE

The undersigned, [    ], solely in his/her capacity as [    ] of the entity on whose behalf he/she is undersigned (in each case, the “Company”), and solely with respect to the Company for which he/she is undersigned in each case, hereby certifies to Bank of America, N.A., as Administrative Agent, and to the Lenders, in connection with that certain Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (the “Credit Agreement”), that the following is true and correct in all material respects.1

1. Name. Attached as Schedule 1 is the exact legal name of the Company as that name appears on its Articles of Organization or other equivalent formation document, as amended to date.

2. Other Identifying Factors.

(a)	Set forth on Schedule 2 attached hereto is the mailing address of the Company.

(b)	If different from its mailing address, set forth on Schedule 2 attached hereto is the Company’s place of business or, if more than one, its chief executive office.

(c)	Set forth on Schedule 2 attached hereto is the type of organization of the Company.

(d)	Set forth on Schedule 2 attached hereto is the jurisdiction of the Company’s organization.

(e)	Set forth on Schedule 2 attached hereto is the Company’s state issued organizational identification number (state “None” if the state does not issue such a number).

(f)	Set forth on Schedule 2 attached hereto is the Company’s federal taxpayer identification number.

3. Other Names, Etc.

(a) Attached hereto as Schedule 3 is a complete list of (i) all other names (including trade names or similar appellations) used by the Company and (ii) any other business or organization to which the Company became the successor by merger, consolidation, acquisition, change in form, nature, or jurisdiction of organization or otherwise and a brief description of such transaction, in each case, now or at any time during the past five years.

[1]

Terms defined in the Credit Agreement but not in this Perfection Certificate have the meanings ascribed to them in the Credit Agreement. For the sake of clarity, the term “Collateral,” as used in this Perfection Certificate, includes property of each undersigned Company, as applicable.

Exhibit H

Form of Perfection Certificate

4. Other Current Locations.

(a) Attached hereto as Schedule 4 is a complete list of all locations in the United States of America (other than those locations identified on Schedule 2 hereto) in which the Company maintains any books or records relating to any of the Collateral consisting of accounts, instruments, chattel paper, general intangibles or mobile goods.

(b) Attached hereto as Schedule 4 is a complete list of all places of business of the Company in the United States of America (other than those locations identified on Schedule 2 hereto).

(c) Attached hereto as Schedule 4 is a complete list of all locations in the United States of America (other than those locations identified on Schedule 2 hereto) where any of the Collateral (other than customer containers, laptops and similar equipment in possession of employees, property in transit, property being repaired and short-term temporary locations in the ordinary course of business (“Ordinary Course Transitory Collateral”)) consisting of inventory or equipment is located.

(d) Attached hereto as Schedule 4 is a list that is complete in all material respects of the names and mailing addresses of all persons or entities other than the Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, that have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment (other than Ordinary Course Transitory Collateral) and the nature of such party’s possession (such as bailee, consignee, lessee, warehouseman or other).

5. Prior Locations.

(a) Attached hereto as Schedule 5 is a list that is complete in all material respects of all locations (within the meaning of §9-307 of the UCC) in which the Company has previously been located (within the meaning of §9-307 of the UCC) at any time during the past four months.

(b) Attached hereto as Schedule 5 is a complete list of the information required by Section 4(c) or (d) of this Perfection Certificate (other than “nature of possession”) with respect to each other location at which, or other person or entity with which, any of the Collateral consisting of inventory or equipment (other than Ordinary Course Transitory Collateral) the value of which aggregates to more than $50,000 at any location has been previously held at any time during the past twelve months.

6. Fixtures. Attached as Schedule 6 is a list that is complete in all material respects of street addresses at which the Company owns real property upon which any Collateral consisting of fixtures may be located.2 The Company agrees to provide the information required by UCC §9-502(b) as to each location upon the request of the Administrative Agent.

7. Intellectual Property. Attached as Schedule 7 is a complete list of all United States patents, copyrights, trademarks, trade names and service marks registered or for which applications are pending in the name of the Company.

[2]	The Company makes no representation regarding whether any of the Collateral is a fixture.

Exhibit H

Form of Perfection Certificate

8. Securities; Instruments.

(a) Attached hereto as Schedule 8(a) is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by the Company as of the date first set forth above, including all intercompany notes between or among any two or more Borrowers or any of their Subsidiaries, stating whether each such promissory note, instrument, chattel paper or other evidence of indebtedness has been delivered to, or placed under the control of any lender.

(b) Attached hereto as Schedule 8(b) is a true and correct list of all of the Equity Interests in any Person held by the Company indicating the total Equity Interests of such Person outstanding and the percentage of Equity Interests in such Person, and whether any such Equity Interests are represented by a certificate.

9. Bank Accounts. Attached hereto as Schedule 9 is a complete list of all bank accounts (including securities and commodities accounts) maintained by the Company (provide name and address of depository bank, type of account, and account number).

10. Unusual Transactions. Except for those transactions described on Schedule 3 or Schedule 10, all of the Collateral originated or acquired in the five years prior to the date hereof has been originated by the Company in the ordinary course of the Company’s business or consists of goods which have been acquired by the Company in the ordinary course from a person in the business of selling goods of that kind.

11. Commercial Tort Claims. Attached hereto as Schedule 11 is a brief written description of each and every filed commercial tort claim and each and every other material commercial tort claim which the Company holds and indicates whether the Administrative Agent has filed a UCC-1 financing statement identifying such commercial tort claim.

Exhibit H

Form of Perfection Certificate

IN WITNESS WHEREOF, I have hereunto signed this Certificate as of the date first set forth above.

[BORROWER(S)]

By:
Name:
Title:

Exhibit H

Form of Perfection Certificate

EXHIBIT I

FORM OF SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT (the “Agreement”), dated as of    , 20__, is by and among BANK OF AMERICA, N.A., as Administrative Agent for itself and the other financial institutions, institutional lenders and other Persons who are or may become party to the Credit Agreement defined below as lenders (collectively, the “Lenders”), [INSERT NAME OF SUBORDINATING LENDER] (the “Subordinating Lender”), and Casella Waste Systems, Inc. (the “Parent”) and each of its direct and indirect Subsidiaries (other than Excluded Subsidiaries and Non-Borrower Subsidiaries) identified in the Credit Agreement defined below as borrowers (collectively, the “Borrowers”).

WHEREAS, the Lenders have, pursuant to that certain Second Amended and Credit Agreement, dated September 27, 2024 (as amended, modified, supplemented, or restated and in effect from time to time, the “Credit Agreement”) agreed, upon the terms and subject to the conditions contained therein, to make loans and otherwise to extend credit to the Borrowers; and

WHEREAS, the Subordinating Lender has agreed to extend credit to the Borrowers pursuant to a promissory note dated as of     , as in effect from time to time, (the “Note”), issued by the Borrowers in favor of the Subordinating Lender; and

WHEREAS, it is a condition precedent to the Lenders’ willingness to make loans and otherwise to extend credit to the Borrowers pursuant to the Credit Agreement that the Borrowers and the Subordinating Lender enter into this Agreement with the Administrative Agent;

WHEREAS, in order to induce the Lenders to make loans and otherwise extend credit to the Borrowers pursuant to the Credit Agreement, the Borrowers and the Subordinating Lender have agreed to enter into this Agreement with the Administrative Agent;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein have the respective meanings given to them in the Credit Agreement. In addition, the following terms shall have the following meanings:

Senior Debt. All principal, interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations created or evidenced by the Credit Agreement or any of the other Loan Documents or any prior concurrent, or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of the Administrative Agent or any of the Secured Parties. Senior Debt shall expressly include (a) any and all interest, fees and expenses accruing or out of pocket costs or expenses incurred after the date of any filing by or against any of the Borrowers of any petition under the federal Bankruptcy Code or any other bankruptcy, insolvency or reorganization act regardless of whether the Administrative Agent’s or any Secured Party’s claim therefor is allowed or allowable in the case or proceeding relating thereto, and (b) any credit facilities extended to the Borrowers to refinance or refund any of the Senior Debt.

Exhibit I

Form of Subordination Agreement

Subordinated Debt. All principal, interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement and indemnity obligations created or evidenced by the Note or any prior, concurrent or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of the Subordinating Lender.

Subordinated Debt Documents. Collectively, the [   ], the Note and any and all other documents or instruments evidencing or further guarantying or securing directly or indirectly any of the Subordinated Debt, whether now existing or hereafter created.

2. General. The Subordinated Debt and any and all Subordinated Debt Documents shall be and hereby are subordinated and the payment thereof is deferred until the full and final payment in cash of the Senior Debt, whether now or hereafter incurred or owed by the Borrowers. Notwithstanding the immediately preceding sentence, the Borrowers shall be permitted to pay, and the Subordinating Lender shall be permitted to receive, any regularly scheduled payment of interest or principal on the Subordinated Debt so long as at the time of such payment, or after giving effect thereto, no Default or Event of Default has occurred and is continuing under the Credit Agreement or would occur after giving effect thereto.

3. Enforcement. The Subordinating Lender will not take or omit to take any action or assert any claim with respect to the Subordinated Debt or otherwise that is inconsistent with the provisions of this Agreement. Without limiting the foregoing, the Subordinated Lender will not assert, collect or enforce the Subordinated Debt or any part thereof or take any action to foreclose or realize upon the Subordinated Debt or any part thereof or enforce any of the Subordinated Debt Documents except (a) in each such case as necessary, so long as no Default or Event of Default has occurred and is then continuing under the Credit Agreement or would occur after giving effect thereto, to collect any sums expressly permitted to be paid by the Borrowers pursuant to Section 2 hereof, or (b) to the extent (but only to such extent) that the commencement of a legal action may be required to toll the running of any applicable statute of limitation. Until the Senior Debt has been finally paid in full in cash, the Subordinating Lender shall not have any right of setoff, recoupment, subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any assets of any of the Borrowers, or any guarantor of or provider of collateral security for the Senior Debt. The Subordinating Lender further waives any and all rights with respect to marshalling.

4. Payments Held in Trust. The Subordinating Lender will hold in trust and immediately pay over to the Administrative Agent for the account of the Lenders, in the same form of payment received, with appropriate endorsements, for application to the Senior Debt any cash amount that any of the Borrowers or any guarantor of or provider of collateral security for the Senior Debt pays to the Subordinating Lender with respect to the Subordinated Debt, or that the Subordinating Lender may receive with respect to the Subordinated Debt in each case except with respect to payments expressly permitted pursuant to Section 2 hereof.

5. Defense to Enforcement. If the Subordinating Lender, in contravention of the terms of this Agreement, shall commence, prosecute or participate in any suit, action or proceeding against any of the Borrowers, then such Borrowers may interpose as a defense or plea the making of this Agreement, and the Administrative Agent or any Secured Party may intervene and interpose such defense or plea in its own name or in the name of such Borrower. If the Subordinating Lender, in contravention of the terms of this Agreement, shall attempt to collect any of the Subordinated Debt or enforce any of the Subordinated Debt Documents, then the Administrative Agent, any Secured Party or any of the Borrowers may, by virtue of this Agreement, restrain the enforcement thereof in its own name or (as the case may be) in the name of the Borrowers. If the Subordinating Lender, in contravention of the

Exhibit I

Form of Subordination Agreement

terms of this Agreement, obtains any cash or other assets of any of the Borrowers or any guarantor of or provider of collateral security for the Senior Debt as a result of any administrative, legal or equitable actions, or otherwise, the Subordinating Lender agrees forthwith to pay, deliver and assign to the Administrative Agent, for the account of the Secured Parties, with appropriate endorsements, any such cash for application to the Senior Debt and any such other assets as collateral for the Senior Debt.

6. Bankruptcy, etc.

6.1 Payments Relating to Subordinated Debt. At any meeting of creditors of any of the Borrowers or in the event of any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of any of the Borrowers or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of any of the Borrowers or any of their businesses, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against any of the Borrowers for relief under the federal Bankruptcy Code (11 U.S.C. §101 et seq.) or any other bankruptcy, reorganization or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension or marshalling of assets or otherwise, the Administrative Agent is hereby irrevocably authorized at any such meeting or in any such proceeding to receive or collect for the benefit of the Secured Parties any cash or other assets of the Borrowers distributed, divided or applied by way of dividend or payment, or any securities issued on account of any Subordinated Debt, and apply such cash to or to hold such other assets or securities as collateral for the Senior Debt, and to apply to the Senior Debt any cash proceeds of any realization upon such other assets or securities that the Administrative Agent in its discretion elects to effect, until all of the Senior Debt shall have been paid in full in cash, rendering to the Subordinating Lender any surplus to which the Subordinating Lender is then entitled.

6.2 Securities by the Plan of Reorganization or Readjustment. Notwithstanding the foregoing provisions of Section 6.1, the Subordinating Lender shall be entitled to receive and retain any securities of any of the Borrowers or any other corporation or other entity provided for by a plan of reorganization or readjustment (i) the payment of which is subordinate, at least to the extent provided in this Agreement with respect to the Subordinated Debt, to the payment of all Senior Debt under any such plan of reorganization or readjustment and (ii) all other terms of which are acceptable to the Required Lenders and the Administrative Agent.

6.3 Subordinated Debt Voting Rights. At any such meeting of creditors or in the event of any such case or proceeding, the Subordinating Lender shall retain the right to vote and otherwise act with respect to the Subordinated Debt (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), provided that the Subordinating Lender shall not vote with respect to any such plan or take any other action in any way so as to contest (i) the validity of any Senior Debt or any collateral therefor or guaranties thereof, (ii) the relative rights and duties of any holders of any Senior Debt established in any instruments or agreements creating or evidencing any of the Senior Debt with respect to any of such collateral or guaranties or (iii) the Subordinating Lender’s obligations and agreements set forth in this Agreement.

Exhibit I

Form of Subordination Agreement

7. Absence of Liens; Lien Subordination. The Subordinating Lender does not have and agrees not to acquire any Lien in any assets of any Person to secure the Subordinated Debt until the Senior Debt shall have been paid in full in cash. If, notwithstanding the foregoing, the Subordinating Lender now has or hereafter acquires any Lien securing any Subordinated Debt, such Lien shall be and hereby is made junior in priority and is subordinated to the rights and interests of the Administrative Agent and the Secured Parties in the assets subject to such Lien and the Subordinating Lender until the Full Payment of the Senior Debt. The foregoing shall apply irrespective of the time of the execution, delivery or issuance of any thereof or the filing or recording for perfection of any thereof or the filing of any financing statement or continuation statement relating to any thereof (or the exercise of control over or possession of any Collateral), the order of perfection of any such Liens (or failure to make any such filing or perfect any Liens securing the Senior Debt) or the avoidance of any such Lien.

7.1 Further Assurances. The Subordinating Lender hereby agrees, upon request of the Administrative Agent at any time and from time to time, to execute such other documents or instruments as may be requested by the Administrative Agent further to evidence of public record or otherwise the senior priority of the Senior Debt as contemplated hereby.

7.2 Books and Records. The Subordinating Lender further agrees to maintain on its books and records such notations as the Administrative Agent may reasonably request to reflect the subordination contemplated hereby and to perfect or preserve the rights of the Administrative Agent hereunder.

7.3 Release of Guaranties and Collateral. Without limiting any of the rights of the Administrative Agent or any other Secured Party under the Credit Agreement, the other Loan Documents or applicable law, in the event that the Administrative Agent releases or discharges (i) any guaranties of the Senior Debt given by guarantors which have also guaranteed the Subordinated Debt or (ii) any security interests in, or mortgages or Liens upon, any collateral securing the Senior Debt (whether granted by the Borrowers, any guarantor or any other Person) and also securing the Subordinated Debt, such guarantors or (as the case may be) such collateral shall thereupon be deemed to have been released from all such guaranties or security interests, mortgages or Liens in favor of the Subordinating Lender. The Subordinating Lender agrees that, within ten (10) days following the Administrative Agent’s written request therefor, the Subordinating Lender will execute, deliver and file any and all such termination statements, mortgage discharges, Lien releases and other agreements and instruments as the Administrative Agent reasonably deems necessary or appropriate in order to give effect to the preceding sentence. The Subordinating Lender hereby irrevocably appoints the Administrative Agent, and its successors and assigns, and their respective officers, with full power of substitution, the true and lawful attorney(s) of the Subordinating Lender for the purpose of effecting any such executions, deliveries and filings if and to the extent that the Subordinating Lender shall have failed to perform such obligations pursuant to the foregoing provisions of this Section 7.3 within such ten (10) day period.

8. Lenders’ Freedom of Dealing. The Subordinating Lender agrees, with respect to the Senior Debt and any and all collateral therefor or guaranties thereof, that the Borrowers and the Secured Parties may agree to increase the amount of the Senior Debt or otherwise modify the terms of any of the Senior Debt, and the Secured Parties may grant extensions of the time of payment or performance to and make compromises, including releases of collateral or guaranties, and settlements with the Borrowers and all other persons, in each case without the consent of the Subordinating Lender and without affecting the agreements of the Subordinating Lender or the Borrowers contained in this Agreement; provided, however, that nothing contained in this Section 8 shall constitute a waiver of the right of the Borrowers to agree or consent to a settlement or compromise of a claim which the Administrative Agent or any Secured Party may have against the Borrowers.

Exhibit I

Form of Subordination Agreement

9. Modification or Sale of the Subordinated Debt. The Subordinating Lender will not, at any time while this Agreement is in effect, modify any of the terms of any of the Subordinated Debt or any of the Subordinated Debt Documents in a manner that would materially and adversely affect the rights of the Secured Parties without the prior written consent of the Administrative Agent; nor will the Subordinating Lender sell, transfer, pledge, assign, hypothecate or otherwise dispose of any or all of the Subordinated Debt to any person other than a person who agrees in a writing, satisfactory in form and substance to the Administrative Agent, to become a party hereto and to succeed to the rights and to be bound by all of the obligations of the Subordinating Lender hereunder. In the case of any such disposition by the Subordinating Lender, the Subordinating Lender will notify the Administrative Agent at least ten (10) days prior to the date of any of such intended disposition.

10. Borrowers’ Obligations Absolute. Nothing contained in this Agreement shall impair, as between the Borrowers and the Subordinating Lender, the obligation of the Borrowers to pay to the Subordinating Lender all amounts payable in respect of the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof, or prevent the Subordinating Lender (except as expressly otherwise provided in Section 3, Section 6 or Section 7 hereof) from exercising all rights, powers and remedies otherwise permitted by the Subordinated Debt Documents and by applicable law upon a default in the payment of the Subordinated Debt or under any Subordinated Debt Document, all, however, subject to the rights of the Administrative Agent and the Secured Parties as set forth in this Agreement.

11. Termination of Subordination. This Agreement shall continue in full force and effect, and the obligations and agreements of the Subordinating Lender and the Borrowers hereunder shall continue to be fully operative, until all of the Senior Debt shall have been paid and satisfied in full in cash and such full payment and satisfaction shall be final and not avoidable. To the extent that the Borrowers or any guarantor or provider of collateral for the Senior Debt makes any payment on the Senior Debt that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a “Voided Payment”), then to the extent of such Voided Payment, that portion of the Senior Debt that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from any Secured Party, an Event of Default shall be deemed to have existed and to be continuing under the Credit Agreement from the date of such Secured Party’s initial receipt of such Voided Payment until the full amount of such Voided Payment is restored to such Secured Party. During any continuance of any such Event of Default, this Agreement shall be in full force and effect with respect to the Subordinated Debt. To the extent that the Subordinating Lender has received any payments with respect to the Subordinated Debt subsequent to the date of any Secured Party’s initial receipt of such Voided Payment and such payments have not been invalidated, declared to be fraudulent or preferential or set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, the Subordinating Lender shall be obligated and hereby agrees that any such payment so made or received shall be deemed to have been received in trust for the benefit of such Secured Party, and the Subordinating Lender hereby agrees to pay to such Secured Party, upon demand, the full amount so received by the Subordinating Lender during such period of time. Upon the final and unavoidable payment and satisfaction in full in cash of all Senior Debt, this Agreement will automatically terminate without any additional action by any party hereto.

Exhibit I

Form of Subordination Agreement

12. Notices. All notices and other communications which are required and may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient and effective in all respects if delivered in hand, mailed by United States registered or certified first-class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telex or telecopier and confirmed by delivery via courier or postal service, addressed as follows:

If to the Administrative Agent:

Bank of America, N.A.

Agency Management

4500 Amon Carter Blvd.

Mail Code: TX2-979-02-22

Fort Worth, TX 76155

Attention: DeWayne D. Rosse

FAX:  N/A

Email: dewayne.d.rosse@bofa.com

with a copy to:

McGuireWoods, LLP

201 N. Tryon Street, Suite 3000

Charlotte, NC 28202

Attn:  Christian Brose

FAX: (704) 444-8871

If to the Subordinating Lender:

Attn:

FAX: ( )

If to the Borrowers:

Casella Waste Systems, Inc.

25 Greens Hill Lane

P.O. Box 866

Rutland, VT 05701

Attn:  Senior Vice President, Chief Financial Officer and Treasurer

FAX: (802) 775-6198

with a copy to:

Foley & Lardner LLP

111 Huntington Avenue

Suite 2500

Boston, MA 02199

Attn:  Jamie N. Class, Esq.

   FAX: (617) 342-4001

Exhibit I

Form of Subordination Agreement

or such other addresses or addresses as any party hereto shall have designated by written notice to the other parties hereto. Notices and other communications sent (a) by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (b) by facsimile shall be deemed to have been given when sent, and (c) to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, for both clauses (b) and (c), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS HEREUNDER. EXCEPT AS PROHIBITED BY LAW, EACH OF THE SUBORDINATING LENDER AND THE BORROWERS HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE SUBORDINATING LENDER AND THE BORROWERS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

15. Miscellaneous. This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. The Administrative Agent may, in its sole and absolute discretion, waive any provisions of this Agreement benefiting the Administrative Agent and the Secured Parties; provided, however, that such waiver shall be effective only if in writing and signed by the Administrative Agent and shall be limited to the specific provision or provisions expressly so waived. This Agreement shall be binding upon the successors and assigns of the Subordinating Lender and each of the Borrowers and shall inure to the benefit of the Secured Parties, the Secured Parties’ successors and assigns, any lender or lenders refunding or refinancing any of the Senior Debt and their respective successors and assigns, but shall not otherwise create any rights or benefits for any third party. In the event that any lender or lenders refund or refinance any of the Senior Debt, the terms “Credit Agreement,” “Loan Documents,” “Event of Default” and the like shall refer mutatis mutandis to the agreements and instruments in favor of such lender or lenders and to the related definitions contained therein.

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Exhibit I

Form of Subordination Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SUBORDINATING LENDER

By:
Name:
Title:

CASELLA WASTE SYSTEMS, INC. on behalf of itself and the other Borrowers

By:
Name:
Title:

Exhibit I

Form of Subordination Agreement

EXHIBIT J

FORM OF REPORT OF

LETTER OF CREDIT INFORMATION

Date:     , 20

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Parent and certain of its Subsidiaries (collectively, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender. All capitalized terms used in this Loan Notice shall have the respective meanings provided therefor in the Credit Agreement.

This report is being delivered pursuant to Section 2.03(n) of the Credit Agreement. Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[APPLICABLE L/C ISSUER]

By:
Name:
Title:

Exhibit J

Form of Report of Letter of Credit Information

EXHIBIT K

FORM OF PRICING CERTIFICATE

Date:     , 20__

To:	Bank of America, N.A., as Administrative Agent

BofA Securities, Inc. and TD Securities (USA) LLC, as Sustainability Coordinators

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of September 27, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Casella Waste Systems, Inc., a Delaware corporation (the “Parent”), certain of its Subsidiaries identified therein (collectively with the Parent, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender.

The undersigned hereby certifies, solely in [his/her] capacity as a Responsible Officer of the Parent and not in [his/her] individual capacity, that:

1. [He/She] is a duly elected Responsible Officer of the Parent, and [he/she] is authorized to deliver this Pricing Certificate on behalf of the Parent and each of the other Borrowers;

2. Attached as Annex A hereto is a true and correct copy of the [KPI Metrics Report] for the 20[ ] fiscal year; and

3. The Sustainability Fee Adjustment in respect of the 20[ ] fiscal year is [+][-][ ] basis points per annum, and the Sustainability Rate Adjustment in 20[ ] fiscal year is [+][-][ ] basis points per annum, each calculated in reasonable detail as set forth on Annex B hereto.3

[Remainder of page left blank intentionally]

[3]

After giving effect to the Sustainability Fee Adjustment and the Sustainability Rate Adjustment, the Commitment Fee, Applicable Rate for Term SOFR Loans and Letters of Credit, and Applicable Rate for Base Rate Loans shall not be less than zero percent per annum.

Exhibit K

Form of Pricing Certificate

IN WITNESS WHEREOF, the undersigned has executed this Pricing Certificate as of the date first set forth above.

CASELLA WASTE SYSTEMS, INC., on behalf of itself and the other Borrowers

By:
Name:
Title:

Exhibit K

Form of Pricing Certificate

Annex A

KPI Metrics Report

[See attached]

Exhibit K

Form of Pricing Certificate

Annex B

Sustainability Fee Adjustment; Sustainability Rate Adjustment

[To be attached]

Exhibit K

Form of Pricing Certificate